UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
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Inotiv, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies: Common Shares
	(2)	Aggregate number of securities to which transaction applies: Common Shares
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction was calculated based on the merger consideration of (i) $200,000,000 in cash and (ii) 9,365,173 Common Shares. The cash consideration was added to the value of the Common Shares, which was computed by multiplying the 9,365,173 Common Shares by $33.515 per share (the average of the high and low prices reported on the NASDAQ Capital Market on September 23, 2021). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the current fee rate by the amount calculated pursuant to the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $513,873,773
	(5)	Total fee paid: $102,775

☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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October [8], 2021

Dear Fellow Shareholders,

You are invited to join us at a special meeting of shareholders (the “Special Meeting”) of Inotiv, Inc. (“we”, “us”, or "Inotiv"), which will be held at Courtyard Marriott Lafayette, 150 Fairington Avenue, Lafayette, IN 47905 on November 4, 2021 at 10:00 a.m. Eastern Time. If you owned common shares of Inotiv at the close of business on [October 4], 2021, the record date, you are entitled to vote at the Special Meeting.

On September 21, 2021, Inotiv, Inc. an Indiana corporation, Dolphin MergeCo, Inc., a Delaware corporation and a wholly owned subsidiary of Inotiv ("Merger Sub"), Dolphin Merger Sub, LLC, an Indiana limited liability company and a wholly owned subsidiary of Inotiv ("Merger Sub LLC" and together with Merger Sub, "Merger Subs"), Envigo RMS Holding Corp., a Delaware corporation ("Envigo"), and Shareholder Representative Services LLC, solely in its capacity as the securityholder representative, agent and attorney-in-fact of the Securityholders (the "Securityholder Representative" and together with Envigo, the "Envigo Parties"), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the merger of Merger Sub with and into Envigo (the “First Merger”), with Envigo continuing as the surviving corporation of the First Merger, followed by the merger of the surviving corporation of the First Merger with and into Merger Sub LLC (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub LLC continuing as the surviving entity of the Second Merger. As a result of the First Merger, the outstanding shares of Envigo will be converted into the right to receive, in the aggregate, $200.0 million in cash (subject to adjustment as provided in the Merger Agreement, the “Cash Consideration”) and 9,365,173 Inotiv Common Shares(subject to adjustment as provided in the Merger Agreement) (the “Share Consideration”), which Common Shares had an aggregate market value of approximately $285.0 million based on the volume weighted average sales prices of the Common Shares as reported on the NASDAQ Capital Market (“NASDAQ”) calculated for the 20-trading-day period ending on September 20, 2021.

Although Inotiv shareholders are not required to vote to approve the Merger Agreement or the Mergers, there are two matters that the Inotiv shareholders must approve in order to enable the Mergers to occur:

•	As of [October 4], 2021, Inotiv had 19,000,000 authorized Common Shares, of which 15,929,052 shares were issued and outstanding and 1,248,957 shares were reserved for issuance pursuant to Inotiv’s 2018 Equity Incentive Plan. On September [27], 2021, we issued $140 million in 3.25% Senior Convertible Notes due 2027 (the “ Convertible Notes”), the net proceeds of which will be used to pay a portion of the Cash Consideration in the Merger. The Convertible Notes will be convertible, at certain times and in certain circumstances, into Common Shares, cash or a combination of Common Shares and cash, at our election. If all of the Convertible Notes were to be converted into Common Shares, we would be required to issue approximately 2,714,441 Common Shares to the holders of the Convertible Notes upon conversion. Upon the occurrence of certain events set forth in the indenture governing the Convertible Notes, we could be required to issue up to 4,104,366 Common Shares upon conversion of the Convertible Notes. We do not have sufficient authorized Common Shares to issue the shares that would be required by the Merger Agreement and the shares to be issued upon conversion of the Convertible Notes. Therefore, at the Special Meeting, you will be asked to consider and approve an amendment to Inotiv’s Third Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares to 74,000,000 shares to allow us to issue the Common Shares required by the Merger Agreement and upon conversion of the Convertible Notes (the “Authorized Share Increase Proposal”).

•	The Common Shares are listed on the NASDAQ Capital Market under the ticker symbol “NOTV.” As a result, Inotiv is subject to NASDAQ Rule 5635(a), pursuant to which shareholder approval is required in certain transactions (such as the Merger) prior to the issuance of securities representing 20% or more of the voting power of Inotiv’s outstanding capital stock before such issuance. The Common Shares to be issued pursuant to the Merger Agreement represented approximately 58.8% of the voting power of Inotiv’s outstanding stock as of [October 4], 2021. Therefore, at the Special Meeting, you will be asked to consider and approve the issuance by Inotiv of the Common Shares to be issued to Envigo stockholders in the Mergers (the “Merger Share Issuance Proposal”).

As of [October 4], 2021, Inotiv had 396,047 Common Shares available for awards under its 2018 equity incentive plan. Management does not believe this amount is sufficient to enable awards to be made to the employees of Inotiv and Envigo after the Merger. Therefore, at the Special Meeting, you will be asked to consider and approve an amendment to the Inotiv Amended and Restated 2018 Equity Incentive Plan to increase the number of shares authorized for awards thereunder by 1,500,000 shares (the “EIP Amendment Proposal”).

On September [27], 2021, Inotiv issued and sold $140 million of its 3.25% Convertible Senior Notes due 2027 (the "Convertible Notes") in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Convertible Notes are convertible into Inotiv Common Shares at a conversion rate of 21.7162 Common Shares per $1,000 principal amount of Convertible Notes. The conversion rate is subject to adjustment upon the occurrence of certain events specified in the indenture relating to the Convertible Notes. The maximum number of Common Shares that may be issued upon conversion of the Convertible Notes represented approximately 25.8% of the voting power of Inotiv’s outstanding stock as of [October 4], 2021. Therefore, at the Special Meeting, you will be asked to consider and approve the issuance by Inotiv of the Common Shares to be issued upon conversion of the Convertible Notes (the "Notes Share Issuance Proposal")

Finally, in order to allow sufficient time for management to solicit additional proxies in the event that there are insufficient votes at the Special Meeting for the approval of the Authorized Share Increase Proposal or the Merger Share Issuance Proposal, you will be asked to consider and approve a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve those proposals (the “Adjournment Proposal”).

The Board of Directors of Inotiv has called the Special Meeting for the purpose of considering and voting upon these matters. Details regarding the above matters can be found in the accompanying Notice of Special Meeting and Proxy Statement.

After careful consideration, Inotiv’s Board of Directors (the “Board”) has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the issuance of Inotiv Common Shares comprising the Share Consideration, and unanimously recommends that shareholders vote “FOR” the approval of the Authorized Share Increase Proposal, “FOR” the approval of the Merger Share Issuance Proposal, “FOR” the approval of the EIP Amendment Proposal, “FOR” the approval of the Notes Share Issuance Proposal, and “FOR” the approval of the Adjournment Proposal.

We cannot complete the Merger unless the Inotiv shareholders approve the Authorized Share Increase Proposal and the Merger Share Issuance Proposal. Your vote on these matters is very important regardless of the number of shares you own. Please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

We are excited about the opportunities presented by the combination of Inotiv with Envigo, and we encourage you to vote your shares in favor of the proposals to be presented at the Special Meeting. On behalf of the Board, I would like to thank you for your support of Inotiv and look forward to the successful completion of the Mergers.

Sincerely,

Robert L. Leasure, Jr.

President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF INOTIV, INC.

DATE: November 4, 2021

TIME: 10:00 a.m. (ET)

PLACE: Courtyard Marriott Lafayette

150 Fairington Avenue

Lafayette, IN 47905

At the meeting, our shareholders will be asked to consider and vote upon:

(1)            a proposal to approve an amendment to the Second Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares of the Company to 75,000,000 shares, consisting of 74,000,000 Common Shares and 1,000,000 Preferred Shares (the "Authorized Share Increased Proposal");

(2)            a proposal to approve the issuance of Common Shares pursuant to the Merger Agreement, pursuant to NASDAQ Rule 5635(a) (the "Merger Share Issuance Proposal");

(3)            a proposal to approve an amendment to the 2018 Equity Incentive Plan to increase the number of Common Shares available for awards thereunder by 1,500,000 shares and to make corresponding changes to certain limitations in the Plan;

(4)            a proposal to approve the issuance of Common Shares issuable upon conversion of the 3.25% Convertible Senior Notes due 2027, pursuant to NASDAQ Rule 5635(a); and

(5)            a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve the Authorized Share Increase Proposal, or the Merger Share Issuance Proposal.

In addition to the foregoing, the Special Meeting will include the transaction of such other business as may be properly presented at the Special Meeting.

Inotiv is providing the accompanying proxy statement and proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Special Meeting (including any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Mergers, the proposals to be considered at the Special Meeting and other related business to be considered by Inotiv’s shareholders at the Special Meeting is included in the accompanying proxy statement. We urge you to carefully read the accompanying proxy statement in its entirety.

Please see the instructions in the “Questions and Answers About the Proposals for the Special Meeting” section in the accompanying proxy statement, which provides additional information on how to participate in the Special Meeting.

We urge each shareholder to promptly sign and return the enclosed proxy card or to use phone or Internet voting.

Holders of the Company’s common shares of record at the close of business on [October 4], 2021 are entitled to notice of, and to vote at, the Special Meeting. Given public health concerns related to the coronavirus pandemic (COVID-19), we urge you to consider voting in advance of the meeting via one of the remote methods in lieu of attending the meeting in person. We are also offering our shareholders the opportunity to view the Special Meeting virtually by visiting https://www.inotivco.com/investors/investor-information/ and following the instructions on that webpage. Note that shareholders who view the Special Meeting virtually will not be able to vote via that broadcast.

While we intend to hold the Special Meeting in person, we are actively monitoring the coronavirus pandemic, and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event that it is not advisable to hold the Special Meeting in person or at the scheduled date, time, or location, we will announce alternative arrangements for the Special Meeting via a press release as promptly as practicable, which may include holding the Special Meeting solely by means of remote communication in a virtual meeting format.

We will be using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive copies of our proxy materials. We instead are mailing a notice with instructions for accessing the proxy materials and voting via the internet, telephone, or mail (the “Notice of Internet Availability”). We encourage you to review these materials and vote your shares. This delivery method allows us to conserve natural resources and reduce the cost of delivery while also meeting our obligations to you, our shareholders, to provide information relevant to your continued investment in the Company. If you received the Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Your vote is important to us. Please take the time to review our Proxy Statement and submit your votes. Even if you expect to attend the Special Meeting in person, please vote via Internet, telephone, or mail using the instructions provided on the Notice of Internet Availability. Your vote on these matters is very important. Please complete, date and return the proxy card in the enclosed envelope. You may also vote via telephone or the Internet with the instructions provided on the proxy card. You may revoke your proxy at any time before it is exercised by giving written notice to the Corporate Secretary of Inotiv, by delivering a properly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

By Order of the Board of Directors,

Beth A. Taylor

Chief Financial Officer, Vice President of Finance, Secretary

INOTIV, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

[November 4], 2021

General

This proxy statement is furnished by Inotiv, Inc., (“Inotiv,” the “Company,” “we,” “us,” or “our”) in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Special Meeting of Shareholders to be held at 10:00 a.m. (ET) on [Thursday, November 4], 2021 and at any adjournment thereof. The meeting will be held at the Courtyard Marriott Lafayette, 150 Fairington Avenue, Lafayette, Indiana 47905. We are also offering our shareholders the opportunity to view the Special Meeting virtually by visiting https://www.inotivco.com/investors/investor-information/ and following the instructions on that webpage. Note that shareholders who view the Special Meeting virtually will not be able to vote via that broadcast.

On or about [October 8], 2021, we will be mailing a notice to shareholders with instructions for accessing the proxy materials and voting via the Internet (the “Notice of Internet Availability”).

At the Special Meeting, you will be asked to consider and vote upon (i) a proposal to approve an amendment to the Second Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares of the Company to 75,000,000 shares, consisting of 74,000,000 Common Shares and 1,000,000 Preferred Shares (such amendment, the “Articles Amendment,” and such proposal, the “Authorized Share Increase Proposal”); (ii) a proposal to approve the issuance of Common Shares pursuant to the Merger Agreement (the “Merger Share Issuance Proposal”), pursuant to NASDAQ Rule 5635(a); (iii) a proposal to approve an amendment to the 2018 Equity Incentive Plan to increase the number of Common Shares available for awards thereunder by 1,500,000 shares and to make corresponding changes to certain limitations in the Plan (the “EIP Amendment Proposal”); (iv) a proposal to approve the issuance of Common Shares issuable upon conversion of the 3.25% Convertible Senior Notes due 2027 (the “Notes Share Issuance Proposal”), pursuant to NASDAQ Rule 5635(a); and (v) a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve the Authorized Share Increase Proposal, or the Merger Share Issuance Proposal (the “Adjournment Proposal”).

A shareholder signing and returning a proxy may revoke it at any time before it is exercised by delivering written notice to the Secretary of the Company, by filing a properly executed proxy bearing a later date or by attending the Special Meeting and voting in person. The signing of a proxy does not preclude a shareholder from attending the Special Meeting in person. All proxies returned prior to the Special Meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any proxy not specifying to the contrary will be voted "FOR" the Authorized Share Increase Proposal, “FOR” the Merger Share Issuance Proposal, “FOR” the EIP Amendment Proposal, "FOR" the Notes Share Issuance Proposal, “FOR” the Adjournment Proposal and in accordance with the recommendation of the Board of Directors on any other matter that is properly brought before the meeting.

As of the close of business on [October 4], 2021, the record date for the Special Meeting, there were [Number] common shares of the Company outstanding. Each outstanding common share owned as of [October 4], 2021 entitles its holder to one vote. The Company has no other voting securities outstanding. Shareholders do not have cumulative voting rights.

A copy of the Company’s Annual Report on Form 10-K, including audited financial statements and a description of operations for the fiscal year ended September 30, 2020, are available in the “Investors” section of our website at www.inotivco.com. Each shareholder will receive a Notice of Internet Availability containing instructions on how to access our Proxy Statement and our Annual Report to Shareholders and to vote. The Notice of Internet Availability also contains instructions on how you can receive a paper copy of the proxy statement and annual report. Each shareholder will receive a copy of the Notice of Internet Availability whether or not sharing an address with another shareholder. The solicitation of proxies is being made by the Company and all expenses in connection with the solicitation of proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person or by telephone. The Company will pay any costs so incurred, but the directors, officers and other employees involved in such solicitations will not receive any additional compensation for such actions.

How to Vote Your Shares

We are pleased to offer you four options for voting your shares:

(1)	You may vote via the Internet by following the instructions provided by the Company until ___________ on ___________, 2021;

(2)	You may vote via telephone by following the instructions provided by the Company until ______________ on _______________, 2021;

(3)	You may attend the Special Meeting and cast your vote in person; or

(4)	If you have requested a paper copy of the proxy materials, you may complete, sign, date and return a proxy card by mail or hand delivery.

We encourage you to register your vote via the Internet, via telephone or by returning the proxy card. If you attend the meeting in person, you may also submit your vote in person and any votes that you previously submitted — whether via the Internet, by phone, by mail or by hand delivery — will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone, by mail or by hand delivery, if it is properly submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner you indicate. To vote at the meeting, beneficial owners who are not also the record holder of their shares will need to contact the broker, trustee or nominee that holds their shares to obtain a "legal proxy" to bring to the meeting.

SUMMARY TERM SHEET

This summary term sheet, together with the section entitled “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting.

•          Inotiv is a contract research organization ("CRO") that provides drug discovery and development services to the pharmaceutical, chemical, and medical device industries, and sells analytical instruments to the pharmaceutical development and contract research industries. Our mission is to provide drug and product developers with superior scientific research and innovative analytical instrumentation in order to bring revolutionary new drugs and products to market quickly and safely. Our strategy is to provide services that will generate high-quality and timely data in support of new drug and product approval or expand their use. Our clients and partners include pharmaceutical, biotechnology, biomedical device, academic and government organizations. We provide innovative technologies and products and a commitment to quality to help clients and partners accelerate the development of safe and effective drugs and products and maximize the returns on their research and development investments.

•          Envigo is primarily a products business that provides research-quality animals for use in laboratory tests, as well as standard and custom laboratory animal diets and bedding and other associated services for contract research organizations, biopharmaceutical companies, universities, governments and other research organizations. It provides customers with laboratory animals used in basic research and product development and non-clinical testing of compounds to support the development and approval of new medicines. Utilizing its portfolio of products, Envigo enables its customers to create a more flexible product development model and reduce their costs, enhance their productivity, and increase speed to market. Envigo’s vision, working together to build a healthier and safer world, includes helping its customers meet certain regulatory requirements in order to bring life-saving and life-enhancing new medicines to patients. For more information about Envigo, please see the sections entitled “Proposal No. 2—Approval of the Merger Share Issuance Proposal—Envigo Overview” and “—Envigo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•          On September 21, 2021, we entered into the Merger Agreement with Envigo, pursuant to which we will acquire all of the outstanding capital stock of Envigo in exchange for the consideration described below. For more information about the Merger Agreement, please see the section entitled “Proposal No. 2—Approval of the Merger Share Issuance Proposal—Agreement and Plan of Merger.”

•          Under the terms and conditions of the Merger Agreement, the aggregate consideration to be paid to the stockholders of Envigo in the Merger will consist of the $200.0 million in cash and the 9,365,173 Common Shares, subject to adjustment as set forth in the Merger Agreement, which shares had an aggregate market value of approximately $285.0 million based on the volume weighted average sales price of the Common Shares as reported by the NASDAQ Capital Market calculated for the 20-trading-day period ending on September 20, 2021. For more information about the Merger Agreement, please see the section entitled “Proposal No. 2—Approval of the Merger Share Issuance Proposal—Agreement and Plan of Merger.”

•           It is anticipated that, upon completion of the Merger, Inotiv’s current shareholders will own approximately 64% of Inotiv and the former Envigo shareholders and option holders will own or have the right to acquire, in the aggregate, approximately 36% of Inotiv.

•          The Board and Inotiv’s management considered various factors in determining whether to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, which factors included (i) the Board’s knowledge of Inotiv’s business, operations, financial condition, earnings and prospects and of Envigo’s business, operations, financial condition, earnings and prospects, taking into account the results of Inotiv’s due diligence review of Envigo; (ii) the fact that the Merger is expected to be accretive to key financial metrics, including per share metrics; (iii) the Board’s belief that the Merger presents the combined organization with the opportunity to enhance returns and create long-term value for shareholders, enhance free cash flow, further strengthen its balance sheet, increase scale and diversification, and create synergies in annual cost savings by capturing savings in general and administrative expenses; (v) the recommendation of the Merger by Inotiv’s senior management team; (iv) the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which each party may terminate the Merger Agreement; (v) the requirement that Inotiv’s shareholders approve the Authorized Share Increase Proposal and the Merger Share Issuance Proposal as a condition to and in connection with the Merger; (vi) the Board’s belief that there is a reasonable likelihood that the Merger will be completed based on, among other things, the conditions to the Merger and the fact that the outside date of June 30, 2022 under the Merger Agreement allows for sufficient time to complete the Merger; (vii) the Board’s belief that the terms of the Shareholder Agreement are reasonable; and (viii) the Board’s consideration of certain other factors, including historical information concerning Inotiv’s and Envigo’s respective businesses, financial conditions, results of operations, earnings, management, competitive positions and prospects on a projected combined basis and the current and prospective business environment in which Inotiv and Envigo operate, including economic conditions, the competitive and regulatory environment and the likely effect of these factors on Inotiv. For more information about the Board’s reasons for approving the Merger, see the section entitled “Proposal No. 2—Approval of the Merger Share Issuance Proposal—The Merger—Background of the Merger—The Board’s Reasons for the Approval of the Merger and the Share Issuance.”

•          At the Special Meeting, Inotiv’s shareholders will be asked to consider and vote upon the Authorized Share Increase Proposal, the Merger Share Issuance Proposal, the EIP Amendment Proposal, the Notes Share Issuance Proposal and, to the extent necessary, the Adjournment Proposal. Please see the sections entitled “Proposal No. 1—Approval of the Authorized Share Increase Proposal,” “Proposal No. 2— Approval of the Merger Share Issuance Proposal,” “Proposal No. 3—Proposal to Amend the 2018 Equity Incentive Plan,” “Proposal No. 4 – “Approval of the Notes Share Issuance Proposal" and “Proposal No. 5—The Adjournment Proposal.” The Merger is conditioned on, among other things, the approval of the Authorized Share Increase Proposal and the Share Issuance Proposal at the Special Meeting. The Merger is not conditioned on the approval of the EIP Amendment Proposal or the Notes Share Issuance Proposal.

•          Unless waived by Inotiv and/or Envigo, as applicable, and subject to applicable law, the closing of the Merger is subject to a number of conditions set forth in the Merger Agreement, including, among others, (a) the accuracy of the representations and warranties of each party (subject to specified materiality standards), (b) compliance by each party in all material respects with its respective covenants and (c) approval of the Authorized Share Increase Proposal and the Merger Share Issuance Proposal. For more information about the closing conditions to the Merger pursuant to the Merger Agreement, please see the section entitled “Proposal No. 2—Approval of the Merger Share Issuance Proposal—The Merger Agreement—Conditions to Closing of the Merger.”

•          The Merger Agreement also provides for certain termination rights for both Envigo and Inotiv, including if the Merger is not consummated on or before March 31, 2022, except that such date may be extended to June 30, 2022 in certain circumstances. For more information about the termination rights under the Merger Agreement, please see the section entitled “Proposal No. 1—Approval of the Merger Share Issuance Proposal—Agreement and Plan of Merger—Termination.”

•          The proposed Merger involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•          As of [October 4], 2021, the record date for the Special Meeting, there were [Number] Common Shares issued and outstanding, and there were no preferred shares of Inotiv issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR THE SPECIAL MEETING

Q.            Why am I receiving this proxy statement?

A.            Inotiv has entered into the Merger Agreement providing for the acquisition of all of the outstanding shares of capital stock of Envigo, for aggregate consideration consisting of $200.0 million in cash, subject to adjustment as provided in the Merger Agreement, and the issuance of 9,365,173 Inotiv Common Shares having an aggregate market value of approximately $285.0 million based on the volume weighted average sales price of the Common Shares as reported by the NASDAQ Capital Market calculated for the 20-trading-day period ending on September 20, 2021. While you are not required to vote on the Merger or the Merger Agreement, you are being asked to consider and vote upon:

•	a proposal to approve an amendment to the Second Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares of the Company to 75,000,000 shares, consisting of 74,000,000 Common Shares and 1,000,000 Preferred Shares (such amendment, the “Articles Amendment,” and such proposal, the “Authorized Share Increase Proposal”);

•	a proposal to approve the issuance of Common Shares pursuant to the Merger Agreement (the “Merger Share Issuance Proposal”), pursuant to NASDAQ Rule 5635(a);

•	a proposal to approve an amendment to the 2018 Equity Incentive Plan to increase the number of Common Shares available for awards thereunder by 1,500,000 shares and to make corresponding changes to certain limitations in the Plan (the “EIP Amendment Proposal”);

•	a proposal to approve the issuance of Common Shares issuable upon conversion of the 3.25% Convertible Senior Notes due 2027 (the “Notes Share Issuance Proposal”), pursuant to NASDAQ Rule 5635(a); and

•	a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve the Authorized Share Increase Proposal, or the Merger Share Issuance Proposal (the “Adjournment Proposal”).

The consummation of the Merger is conditioned upon the approval by the Inotiv shareholders of the Authorized Share Increase Proposal and the Merger Share Issuance Proposal. This proxy statement and its Annexes contain important information about the proposed Merger and the other matters to be acted upon at the Special Meeting. You should read this proxy statement and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.

Q.            What are the Board’s voting recommendations on each proposal?

A.            The Board recommends that you vote" FOR" the Authorized Share Increase Proposal, "FOR" the Merger Share Issuance Proposal, "FOR" the EIP Amendment Proposal, "FOR" the Notes Share Issuance Proposal and "FOR" the Adjournment Proposal.

Q.            What will happen in the Merger?

A.            Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, Inotiv will acquire all of the issued and outstanding equity interests of Envigo by means of a merger of a newly formed, wholly owned subsidiary of Inotiv into Envigo, and Envigo will become a wholly-owned subsidiary of Inotiv.

Q.            How has the announcement of the Merger affected the trading price of the Common Stock?

A.            On September 20, 2021, the trading day immediately before the public announcement of the Merger, the closing price of the Common Shares on the NASDAQ Capital Market was $36.81. On September 21, 2021, the date the transaction was publicly announced, the closing price of the Common Shares on the NASDAQ Capital Market was $49.93. On September 23, 2021, the date we announced the offering of the Convertible Notes, the closing price of the Common Shares on the NASDAQ Capital Market was $34.11. During the five-day trading period after the public announcement of the Merger, the average closing price of the Common Shares on the NASDAQ Capital Market was $______. On [October 7], 2021, the last practicable trading date prior to the mailing of this proxy statement, the closing price of the Common Shares on the NASDAQ Capital Market was $_______.

Q.            How will the Merger impact the Common Shares outstanding after the Merger?

A.            As a result of the Merger, assuming no adjustments are made to the Merger consideration pursuant to the Merger Agreement, the number of Common Shares outstanding will increase by approximately 58.8% to approximately 25,294,225 Common Shares.

Q.            Will the management of Inotiv or the Board change upon consummation of the Merger?

A.            Yes. The Merger Agreement provides that, as of the effective time of the merger, the size of our board of directors will be increased from five members to seven members. One of the new board seats will be filled by a person designated by Jermyn Street Associates LLC, (" Jermyn Street"), and the other new board seat will be filled by a person designated by Savanna Holdings, LLC, ("Savanna Holdings"). In addition, one of our current independent directors will resign as of the Effective Time of the First Merger and a new director nominated by our Nominating and Corporate Governance Committee and approved by Jermyn Street and Savanna Holdings will be elected to the vacancy created by that resignation. Following the consummation of the Envigo acquisition, nominees to our board will be nominated as provided in a shareholders agreement among us, Jermyn Street and Savanna Holdings. See " – Summary of Shareholders Agreement." Our current management, including without limitation our Chief Executive Officer, Chief Financial Officer, Chief Strategy Officer and Vice President of Human Resources, will continue to manage Inotiv, although certain executives of Envigo may become officers of Inotiv.

Q.            What conditions must be satisfied to complete the Merger?

A.            There are a number of closing conditions set forth in the Merger Agreement, including the expiration of the applicable waiting period under the HSR Act, the receipt of required regulatory approvals and the required approval by our shareholders of the Authorized Share Increase Proposal and the Merger Share Issuance Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, please see the section entitled “Proposal No. 2—Approval of the Merger Share Issuance Proposal—Agreement and Plan of Merger—Conditions to Closing of Merger.”

Q.            What is a proxy?

A.            A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Robert Leasure, Jr. and Beth A. Taylor as your proxies, with power of substitution. Inotiv solicits proxies so that as many Common Shares as possible may be voted at the Special Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy as contemplated by this proxy statement.

Q.            How will my proxy vote my shares?

A.            Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote FOR the Authorized Share Increase Proposal, FOR the Merger Share Issuance Proposal, FOR the EIP Amendment Proposal, FOR the Notes Share Issuance Proposal, and FOR the Adjournment Proposal. Also, your proxy card or your vote via phone or internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

Q.            When and where will the Special Meeting be held?

A.            The Special Meeting will be held at Courtyard Marriott Lafayette, 150 Fairington Avenue, Lafayette, IN 47905 on November 4, 2021 at 10:00 a.m. Eastern Time.

Q.            When were the enclosed solicitation materials first given to the holders of Common Shares?

A.            This proxy statement and the accompanying proxy card are first being mailed, given or made available to holders of Common Shares, on or about [October 8], 2021. Inotiv is also making its proxy materials available to our shareholders on the Internet. You may read, print and download this proxy statement at www.inotivco.com and www.proxyvote.com. On an ongoing basis, holders of Common Shares may request to receive proxy materials in printed form by mail or electronically by email.

Q.            Who is entitled to vote, and how many votes do I have?

A.            You may vote if you held Common Shares at the close of business on [October 4], 2021, which is referred to as the record date for the Special Meeting. For each item presented for voting, you have one vote for each share you owned at the close of business on the record date.

Q:            What constitutes a quorum, and what vote is required to approve each proposal at the Special Meeting?

A:            A quorum is the presence at the Special Meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast as of [October 4], 2021, the record date for the Special Meeting. Because there were _________________ Common Shares outstanding on the record date for the Special Meeting, the quorum for the Special Meeting requires the presence at the meeting in person or by proxy of holders of Common Stock entitled to vote at least ___________________ shares.

If a quorum is present at the Special Meeting, each proposal presented to the Special Meeting will be approved if the number of votes cast for approval of the proposal exceeds the number of votes cast against approval of the proposal at the Special Meeting. Abstentions and broker non-votes are not votes cast in favor of or against approval of a proposal and, therefore, are not counted for purposes of determining whether a proposal has been approved. Additionally, if a holder of Common Shares instructs its bank, broker or other nominee regarding one or more, but not all, of the proposals to be considered at the Special Meeting, except with respect to "routine" matters on which brokers are permitted to vote by the rules of the New York Stock Exchange, the broker non-vote on the proposals for which direction is not given will not be counted for purposes of determining whether such proposals are approved. The Authorized Share Increase Proposal is considered a "routine" matter; the Merger Share Issuance Proposal, the EIP Amendment Proposal, the Notes Share Issuance Proposal and the Adjournment Proposal are considered "non-routine" matters. The failure to instruct your bank, broker or other nominee how you wish to vote your shares with respect to the Authorized Share Increase Proposal or the Adjournment Proposal will permit such bank, broker or other nominee to exercise its authority to vote in its discretion on those proposals. The failure to instruct your bank, broker or other nominee how you wish to vote your shares with respect to the Merger Share Issuance Proposal, the EIP Amendment Proposal or the Notes Share Issuance Proposal will result in the bank, broker or other nominee being unable to vote your shares on those proposals, and your shares will not count as having been voted on those proposals.

Q.            What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A.            Shareholders of Record. If your shares are registered in your name with Computershare, you are a shareholder of record with respect to those shares and the proxy materials were sent directly to you.

Street Name Holders. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account for the shares to be voted at the Special Meeting.

Q:             How can I vote my shares and participate at the Special Meeting?

A:            On or about [October 8], 2021, Inotiv mailed a notice to the holders of Common Shares containing instructions on how to access our proxy materials and vote online at www.proxyvote.com. Because many of Inotiv’s shareholders are unable or choose not to attend the meeting in person and may have limited access to the Internet, Inotiv also sends proxy cards and offers electronic and telephonic voting to all of its shareholders who hold their shares in their own names (that is, whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares.

If you are the record holder of your shares, you may vote your shares (i) using your proxy card (see the next question), (ii) via the Internet, (iii) by phone, or (iv) in person at the Special Meeting by proxy. If your shares are held by your broker in “street name,” your broker is required to provide you with instructions for voting your shares.

Internet Access: Record holders with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Shareholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Phone: Record holders may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Shareholders who hold shares beneficially in “street name” may vote by phone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephonic voting availability.

Q.            How do I vote by mail using my proxy card?

A.            Step 1: To vote for a proposal, check the box marked “FOR.” If you are opposed to a proposal, check the box, “AGAINST.” If you do not wish to vote, mark the box “ABSTAIN.”

Step 2: Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES WILL NOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT.

Step 3: Mail your proxy card in the pre-addressed, postage-paid envelope.

Q.            How do I vote if I am a beneficial holder of shares held in “street name”?

A.            If your shares are held by a bank, broker or other holder of record in “street name,” you should receive a a voting instruction form (“VIF”), along with a copy of this proxy statement.

Your bank, broker or other holder of record (or designee thereof) will vote your shares in accordance with the instructions on your returned VIF. You may instruct the holder of record to vote your shares by completing the VIF as outlined in the instructions on the form and signing, dating and returning the VIF in the prepaid envelope provided. You may also submit your vote by phone or on the Internet if those options are made available to you by your bank, broker or other holder of record. Although most banks, brokers and other nominees offer these voting alternatives, availability and specific procedures vary. Please instruct your bank, broker or other holder of record how to vote your shares so that your vote can be counted. Please review your VIF for the date by which your instructions must be received in order for your shares to be voted.

Q:            If my Common Shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:            No. Your bank, broker or other nominee will only be permitted to vote your Common Shares with respect to “routine” matters without instruction from you. Your bank, broker or other nominee may vote your Common Shares with respect to “non-routine” matters only if you instruct your bank, broker or other nominee how to vote. The Merger Share Issuance Proposal, the EIP Amendment Proposal, the Notes Share Issuance Proposal and the Adjournment Proposal are “non-routine” matters. The Authorized Share Increase Proposal is a “routine” matter. As a result, if you fail to provide voting instructions to your bank, broker or other nominee, and if such bank, broker or other nominee exercises its authority to vote in its discretion on the Authorized Share Increase Proposal, your shares will be counted as present at the Special Meeting for purposes of determining a quorum. Additionally, your shares will be counted as present for the purposes of determining a quorum if you provide voting instructions to your bank, broker or other nominee on one or more of the proposals. To make sure that your shares are voted with respect to each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your shares.

The effect of not instructing your bank, broker or other nominee how you wish to vote your shares with respect to the Authorized Share Increase Proposal will permit such bank, broker or other nominee to exercise its authority to vote in its discretion on the Authorized Share Increase Proposal. Failing to instruct your bank, broker or other nominee how you wish to vote your shares with respect to the Merger Share Issuance Proposal, the EIP Amendment Proposal, the Notes Share Issuance Proposal and the Adjournment Proposal will result in your shares not being counted in the determination of whether any of these proposals is approved.

Q:             If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:            If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q.            What if I receive more than one proxy card, direction card or VIF?

A.            This means that you have multiple accounts holding Common Shares. These may include accounts with Computershare or accounts with a bank, broker or other holder of record shares. In order to vote all of the Common Shares held by you in multiple accounts, you will need to vote separately the Common Shares held in each account. Please follow the voting instructions provided on each proxy card, direction card or VIF to ensure that all of your shares are voted.

You are encouraged to have all accounts registered in the same name and address whenever possible. You can do this by contacting Computershare at P.O. Box 505000, Louisville, Kentucky 40233, at its toll-free number (1-800-446-2617) or on its website at http://www.computershare.com/investor. If you receive more than one VIF, please contact the bank, broker or other holder of record holding your shares to determine whether you can consolidate your accounts.

Q.            What is householding?

A.            Inotiv has adopted a procedure approved by the SEC called “householding,” which reduces Inotiv’s printing costs and postage fees. Under this procedure, shareholders of record who have the same address and last name may receive only one copy of this proxy statement unless one or more of these shareholders notify Inotiv that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at a household to which Inotiv sent only one copy of this proxy statement wishes to receive an additional copy for the Special Meeting, he or she may contact Inotiv’s Secretary. See “How do I contact Inotiv’s Secretary?” below. Inotiv will promptly deliver, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

If a shareholder of record residing at a household to which Inotiv sent only one copy of this proxy statement wishes to receive separate documents in the future, he or she may discontinue householding by contacting Computershare at P.O. Box 505000, Louisville, Kentucky 40233, at its toll-free number (1-800-446-2617) or on its website at http://www.computershare.com/investor.

If you are an eligible shareholder of record receiving multiple copies of this proxy statement, you can request householding in the future by contacting Inotiv’s Secretary. See “How do I contact Inotiv’s Secretary?” below. If you own your shares through a bank, broker or other holder of record, you can request householding by contacting the applicable holder of record.

Q.            Is my vote important and how are the votes counted?

A.            Your vote is very important. Each share of Common Stock that you owned at the close of business on [October 4], 2021, the record date for the Special Meeting, represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted on at the Special Meeting. If many of Inotiv’s shareholders do not vote, the shareholders who do vote may influence the outcome of the proposals in greater proportion than their percentage ownership of Inotiv.

Q:            What will happen to my Common Shares?

A:            Nothing. You will continue to own the same Common Shares that you own prior to the Effective Time. As a result of the Merger Share Issuance Proposal, however, the overall ownership percentage of the current holders of Common Shares in Inotiv will be diluted if the Merger is consummated.

Q.            What happens if the Special Meeting is postponed or adjourned?

A.            If the Special Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted. See “May I change my vote?” above.

Q.            Who pays for the solicitation of proxies by Inotiv?

A.            We will pay for the solicitation of proxies. We are soliciting proxies primarily by use of mail. However, we may also solicit proxies in person, by phone, by facsimile, by courier or by electronic means. To the extent that our directors, officers or other employees participate in this solicitation, such persons will not receive any compensation for their participation, other than their normal compensation. Inotiv will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

Q.            How do I contact Inotiv’s Secretary?

A.            You may contact Inotiv’s Secretary by sending correspondence to:

Inotiv, Inc.
Attention: Secretary
2701 Kent Avenue
West Lafayette, IN 47906
(765) 463-4527

Q.            How may I revoke my proxy after I have delivered it?

A.            A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of Inotiv, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the Special Meeting. The Secretary may be contacted at the following address: Inotiv, Inc., 2701 Kent Avenue, West Lafayette, Indiana 47906, Attention: Secretary.

Q:            What happens if I transfer my Common Shares after the record date for the Special Meeting but before the Special Meeting?

A:            The record date for the Special Meeting is earlier than the date of the Special Meeting. If you transfer your Common Shares after the record date for the Special Meeting but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting.

Q:            As a holder of Common Stock, are there any risks that I should consider in deciding whether to vote for the approval of the proposals to be presented at the Special Meeting?

A:            Yes. You should read and carefully consider the risk factors set forth in “Risk Factors.” You also should read and carefully consider the risk factors contained in the reports we file with the SEC, which are incorporated by reference into this proxy statement. See " Where You Can Find More Information; Incorporation of Certain Documents by Reference ".

Q:            Where can I find the voting results of the Special Meeting?

A:            We will announce preliminary voting results at the Special Meeting. Voting results will also be disclosed on a current report on Form 8-K filed with the SEC within four business days after the Special Meeting. Once filed, this Form 8-K will be available on our and the SEC’s websites.

Q:            What should I do now?

A:            You should read this proxy statement carefully and, in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by phone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q.            Who can help answer my questions?

A.            If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

_________________________________
_________________________________
_________________________________

To obtain timely delivery, Inotiv shareholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about Inotiv from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

The SEC has an informational website that provides shareholders with general information about how to cast their vote and why voting should be an important consideration for shareholders. You may access that information at www.sec.gov/spotlight/proxymatters.shtml or at www.investor.gov.

SUMMARY OF THE PROXY STATEMENT

The Merger Agreement and Related Agreements

On September 21, 2021, we entered into a definitive agreement and plan of Merger (the “Merger Agreement”) pursuant to which we agreed, subject to certain closing conditions, to acquire Envigo RMS Holding Corp. by Merger of Envigo with a newly formed, wholly owned subsidiary of ours (the “Merger”).

Under the terms and conditions of the Merger Agreement, the aggregate consideration to be paid to the holders of outstanding equity interests in Envigo in the Merger will consist of cash consideration of $200.0 million, subject to adjustment as set forth in the Merger Agreement, and 9,365,173 Inotiv Common Shares, subject to adjustment as set forth in the Merger Agreement,, which shares had an aggregate market value of approximately $285.0.0 million based on the volume weighted average sales price of such shares as traded on the NASDAQ Capital Market calculated for the 20-trading day period ending on September 20, 2021. The cash and Inotiv Common Shares to be paid by Inotiv in the First Merger are collectively referred to as the “Merger Consideration.” The mix of cash and share consideration is subject to adjustment as provided in the Merger Agreement. It is anticipated that, upon completion of the Envigo Acquisition, our current shareholders will own approximately 64% of our outstanding common shares and the former stockholders of Envigo will own, in the aggregate, approximately 36% of our outstanding common shares.

Consummation of the Envigo Acquisition is subject to certain conditions set forth in the Merger Agreement, including the approval of the Merger Agreement and the Merger by the Envigo stockholders (which was obtained on September 21. 2021), certain approvals by our shareholders, as described in this proxy statement, performance by the parties of their material covenants under the Merger Agreement, accuracy of representations and warranties set forth in the Merger Agreement (subject to certain materiality provisions), the absence of a material adverse effect (as defined in the Merger Agreement) with respect to either party, the expiration of applicable waiting periods under applicable antitrust laws, and other customary closing conditions. Because the number of common shares to be issued in the Envigo Acquisition would exceed 20% of our outstanding common shares, NASDAQ Listing Standard 5635(a) requires that we obtain shareholder approval prior to issuing the shares in the Merger. In addition, the number of shares to be issued in the Envigo Acquisition would exceed the number of authorized shares we have available for issuance under our articles of incorporation. The Merger Agreement requires us to call a special meeting of our shareholders and to submit to our shareholders at the special meeting proposals to (i) amend our articles of incorporation to increase the number of our authorized shares to an amount that would be sufficient to allow the consummation of the Merger and (ii) approve the issuance of the common shares to be issued pursuant to the Merger Agreement. The consummation of the Merger is conditioned on the approval of both of these proposals by our shareholders.

The Merger Agreement provides that, at the effective time of the Merger, our board of directors will be expanded from five to seven members and will consist of our Chief Executive Officer, our Chief Strategy Officer, two of our existing independent directors, one director designated by each of Jermyn Street Associates LLC and Savanna Holdings LLC (collectively, the "Nominating Holders") and one director nominated by us and approved by the Nominating Holders. After consummation of the Merger, if it is consummated, pursuant to the terms of a shareholders agreement to be entered into at closing among us, the Nominating Holders and certain other Envigo shareholders, each Nominating Holder will have the right to designate one member of our Board and to approve the director who succeeds the mutually approved director (who may be the same mutually approved director) for as long as they continue to hold 5% or more of our outstanding common shares. The parties to the shareholders agreement will also agree to certain voting provisions and restrictions on transfer of the shares they receive in the Merger and receive certain registration rights with respect thereto. See " – Summary of Shareholders Agreement."

The Merger Agreement may be terminated prior to the consummation of the Envigo Acquisition by mutual agreement of the parties, by either party if the other party breaches its obligations under the Merger Agreement, or by either party if the transaction has not been consummated on or prior to March 31, 2022 (which date is subject to extension to June 30, 2022, as provided in the Merger Agreement), or any governmental authority has issued an order making the transaction illegal or otherwise prohibiting its consummation.

This description of the Merger Agreement is qualified in its entirety by reference to the terms of the Merger Agreement, the form of which is attached as Exhibit 2.1 to our first Current Report on Form 8-K filed with the SEC on September 21, 2021.

We have received commitments from a group of lenders and from Jefferies LLC to provide $275 million of secured and unsecured financing to pay the cash portion of the Merger consideration and related transaction expenses and to provide us with additional liquidity following the completion of the Envigo Acquisition. The commitments are subject to certain conditions set forth therein, including the accuracy of certain representations and warranties made by Envigo in the Merger Agreement and to be made by us in the documents governing the financing, the execution of definitive agreements, consummation of the Envigo Acquisition, delivery of customary closing documents and the absence of any material adverse effect (as defined in the Merger Agreement).

On the date we signed the Envigo Merger agreement, we entered into a commitment letter(the "Senior Debt Commitment Letter”) with certain financial institutions, arranged by Jefferies Finance LLC; the commitment we received is for a new senior secured term loan facility in an aggregate principal amount of $165.0 million, which we call the "senior term loan", a senior secured delayed draw term loan facility in an aggregate principal amount of $35.0 million and a senior secured revolving credit facility in an aggregate principal amount of $15.0 million, which is to be provided on the terms and subject to the conditions set forth in the senior debt commitment letter. We refer to the credit facilities to be provided pursuant to the senior debt commitment letter as the "senior credit facility". On the same date, we entered into a commitment letter with Jefferies LLC, which we call the "notes commitment letter", to purchase $110.0 million of our unsecured Convertible notes on the terms and subject to the conditions set forth in the notes commitment letter. We intend to use borrowings under the senior term loan and the net proceeds from this offering to pay the cash portion of the Merger consideration and fees, commissions and expenses related to the Envigo acquisition and these financings.

This description of the Envigo Merger agreement is qualified in its entirety by reference to the terms of the Envigo Merger agreement, a copy of which was included as an exhibit to our first Current Report on Form 8-K filed with the SEC on September 21, 2021.

Summary of Shareholders Agreement

The consummation of the Merger is conditioned upon our entering into a shareholders agreement with certain stockholders of Envigo, including Jermyn Street and Savanna Holdings, who we sometimes refer to collectively as the "major holders". The major holders own, in the aggregate, approximately 72.6% of the outstanding voting stock of Envigo. The shareholders agreement provides that, at the effective time of the Merger, our board will consist of our CEO, our Chief Strategy Officer, two of our current independent directors, one person to be designated by Jermyn Street, one person to be designated by Savanna Holdings and one person designated by our nominating committee and approved by the major holders, who we call the "approved director". After the consummation of the Merger and for so long as a major holder beneficially owns five percent or more of our outstanding voting shares, the major holder will have the right to designate one nominee for election to our board upon the expiration of the term of the initial designee or any subsequent designee of that major holder and to approve our nominee for the board seat held by the approved director or any subsequent approved director upon expiration of the approved director's term. Pursuant to the shareholders agreement, we agreed that we will include the nominees designated by the major holders and the approved director in management's slate of directors for the applicable meeting, solicit proxies to approve the election of those persons to the board and recommend to our shareholders that those persons be elected as directors. Board vacancies occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the board of a director designated by a major holder are to be filled by a person designated by that major holder.

The shareholders agreement requires the shareholders who are parties thereto to refrain from selling or otherwise transferring the shares they receive in the Merger, subject to certain exceptions set forth in the shareholders agreement, for a period of 180 days after the effective time of the Merger. The shareholders agreement also restricts each major holder, until such major holder no longer holds 5% or more of our outstanding common shares, a change of control transaction, a material breach of the shareholders agreement by us, or any winding up, dissolution or liquidation or bankruptcy (subject to certain permitted exceptions) from (i) transferring shares to our competitors or to persons who, after the transfer, would own more than 10% of our outstanding common shares, subject to certain permitted exceptions; (ii) making any public announcement, proposal or offer, with respect to (a) acquisitions of additional common shares, (b) any restructuring, recapitalization, liquidation or similar transaction, (c) the election of directors other than the major holders’ designees or (d) changes to our board and calling of special meetings; (iii) publicly seeking a change in the composition or size of our board; (iv) acquiring beneficial ownership of additional voting securities of ours; (v) call for, or initiate propose or requisition a call for any general or special meeting of our shareholders, (vi) publicly state an intention, plan or arrangement to do any of the foregoing or assist, instigate, encourage or facilitate any third party to do any of the foregoing.

The shareholders agreement requires the shareholders who are parties thereto to cause all voting securities owned by them to be present at any annual or special meeting at which directors are to be elected, to vote such securities either as recommended by our board, or in the same proportions as votes cast by other voting securities with respect to director nominees or other nominees and in favor of any director nominee of the major holders, and not to vote in favor of a change of control transaction pursuant to which the major holders would receive consideration that is different in amount or form from other stockholders unless approved by our board.

The shareholders agreement requires us to file with the SEC, and use our commercially reasonable efforts to cause to become effective no later than 180 days after the effective time of the Merger, a registration statement to register for resale the common shares received by the shareholders in the Merger and any other securities issued by or issuable with respect to such common shares by way of a stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event. The shareholders agreement also entitles the shareholders to require us to file additional registration statements after we become eligible to use Form S-3 for such registrations. The shareholders agreement sets forth certain customary procedures to be followed and provides for customary rights and obligations of us and the holders in connection with the registration of the shareholders' shares and provides that we may delay filing of such registration statements in certain circumstances set forth in the shareholders agreement.

This description of the shareholders agreement is qualified in its entirety by reference to the terms of the shareholders agreement, the form of which is attached to the Envigo Merger agreement included as Exhibit 2.1 to our first Current Report on Form 8-K filed with the SEC on September 21, 2021.

The proposed Envigo acquisition involves numerous risks. For more information about these risks, please see the information under the caption “Risk Factors.” The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text thereof. The Merger Agreement is included as Annex B of this proxy statement. Shareholders and other interested parties are urged to read this agreement in its entirety prior to voting on the proposals presented at the Special Meeting.

Proposal No.  1: The Authorized Share Increase Proposal

We are asking you to vote on a proposal to approve the Articles Amendment and the Authorized Share Increase Proposal for purposes of authorizing a sufficient number of Common Shares to allow us to issue the shares required by the Merger Agreement and required upon conversion of the Convertible Notes and to provide us with additional shares that we may issue from time to time to raise capital, make acquisitions and incent our employees. The Merger is conditioned upon, among other things, the approval of the Authorized Share Increase Proposal and the Merger Share Issuance Proposal at the Special Meeting or any adjournment thereof. For more information about the Authorized Share Increase Proposal, please see the section entitled “Proposal No. 1—The Authorized Share Increase Proposal.”

Proposal No. 2: The Merger Share Issuance Proposal

Pursuant to the Merger Agreement, we are asking you to approve, for purposes of complying with NASDAQ Rule 5635(a), the issuance of Common Shares pursuant to the Merger Agreement. For more information about the issuance contemplated by the Merger Agreement, please see the section entitled “Proposal No. 2—Approval of the Merger Share Issuance Proposal.” The Merger is conditioned upon, among other things, the approval of the Authorized Share Increase Proposal and the Merger Share Issuance Proposal at the Special Meeting or any adjournment thereof.

Proposal No. 3: The EIP Amendment Proposal

We are asking you to vote on a proposal to amend our 2018 Equity Incentive Plan to increase the number of authorized Common Shares under the Plan by 1,500,000 and to make corresponding changes to certain limits on awards under the Plan. For more information about the EIP Amendment Proposal, please see the section entitled “Proposal No. 3—Approval of the EIP Amendment Proposal.”

Proposal No. 4: The Notes Share Issuance Proposal

We are asking you to approve, for purposes of complying with Rule 5635(a), the issuance of the maximum number Common Shares issuable upon conversion of the Convertible Notes. For more information about the issuance contemplated by the Merger Agreement, please see the section entitled “Proposal No. 4—Approval of the Notes Share Issuance Proposal.”.

Proposal No. 5: The Adjournment Proposal

We are asking you to vote on a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve the Authorized Share Increase Proposal or the Merger Share Issuance Proposal. Please see the section entitled “Proposal No. 5—The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The Special Meeting will be held at Courtyard Marriott Lafayette, 150 Fairington Avenue, Lafayette, IN 47905 on [November 4], 2021 at 10:00 a.m. Eastern Time, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

Only holders of Common Shares of record at the close of business on [October 4], 2021, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other holder of record to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [number]  Common Shares outstanding and entitled to vote.

Accounting Treatment

The Merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated merger consideration will be based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed. We expects to finalize the allocation of the purchase consideration as soon as practicable after completion of the Merger, but we are not required to finalize such allocation for one year from the closing date of the Merger.

Proxy Solicitation

We are soliciting proxies on behalf of the Board. This proxy solicitation is being made by mail, but also may be made by phone or in person. Inotiv and its directors, officers and employees may also solicit proxies in person. Inotiv will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Inotiv will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Inotiv will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to Inotiv’s shareholders. Directors, officers and employees of Inotiv who solicit proxies will not be paid any additional compensation for soliciting proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Questions and Answers About the Proposals for the Special Meeting—May I change my vote?”

Reasons for the Approval of the Merger Share Issuance Proposal

We are seeking shareholder approval in order to issue the shares required by the Merger Agreement pursuant to which we propose to acquire Envigo. The acquisition was the result of the ongoing and disciplined execution by our executive team to continue its expansion of services and further vertical integration of the Pre-clinical CRO services and products business. The Envigo acquisition is in line with our framework for evaluating potential strategic combinations considering current and expected business and economic conditions, developments in the discovery and development of drugs and medical devices, and our position in the industry. Among other things, the framework focuses on generating long-term value by looking for accretive opportunities, adding and capturing the benefits of scale to create efficiencies, to grow free cash flow and to maintain strength of the balance sheet, and ultimately, create a preferred destination for people to advance their careers, provide the best service and value for our clients, and provide a meaningful return to shareholders. With the assistance of our legal and financial advisors, our management conducted its evaluation of Envigo. For a more detailed description of the reasons for the Merger, please see the section entitled “Proposal No. 2—Approval of the Merger Share Issuance Proposal— Background of the Merger” and "—The Board's Reasons for the Approval of the Merger and the Share Issuance."

Conditions to Closing of the Merger

Consummation of the Envigo Acquisition is subject to certain conditions set forth in the Merger Agreement, including the approval of the Merger Agreement and the Merger by the Envigo stockholders (which was obtained on September 21, 2021), approval by our shareholders of the Authorized Share Issuance Proposal and the Merger Share Issuance Propsal, as described herein, performance by the parties of their material covenants under the Merger Agreement, accuracy of representations and warranties set forth in the Merger Agreement (subject to a material adverse effect qualification), the absence of a material adverse effect (as defined in the Merger Agreement) with respect to either party, receipt of approvals or clearances or the expiration of applicable waiting periods under applicable antitrust, competition and foreign direct investment laws, and other customary closing conditions. For a more detailed description of the closing conditions, please see the section entitled “Proposal No. 2—Approval of the Merger Share Issuance Proposal—Agreement and Plan of Merger.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Inotiv’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the outstanding shares entitled to vote as of the close of business on the record date are present in person or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will be counted for the purposes of determining the existence of a quorum at the Special Meeting if a shareholder instructs its bank, broker or other nominee to vote its shares on any proposal. If a shareholder fails to instruct its bank, broker or nominee to vote its shares on any proposal, and such bank, broker or nominee exercises its authority to vote in its discretion on the Authorized Share Increase Proposal, then the shares voted by such bank, broker or nominee on the Authorized Share Increase Proposal will be counted for the purposes of determining the existence of a quorum at the Special Meeting.

If a quorum is present at the Special Meeting, each proposal presented to the Special Meeting will be approved if the number of votes cast for approval of the proposal exceeds the number of votes cast against approval of the proposal at the Special Meeting. Abstentions and broker non-votes are not votes cast in favor of or against approval of a proposal and, therefore, are not counted for purposes of determining whether a proposal has been approved. Additionally, if a holder of Common Shares instructs its bank, broker or other nominee regarding one or more, but not all, of the proposals to be considered at the Special Meeting, except with respect to "routine" matters on which brokers are permitted to vote by the rules of the New York Stock Exchange, the broker non-vote on the proposals for which direction is not given will not be counted for purposes of determining whether such proposals are approved. The Authorized Share Increase Proposal is considered a "routine" matter; the Merger Share Issuance Proposal, the EIP Amendment Proposal, the Notes Share Issuance Proposal and the Adjournment Proposal are considered "non-routine" matters. The failure to instruct your bank, broker or other nominee how you wish to vote your shares with respect to the Authorized Share Increase Proposal or the Adjournment Proposal will permit such bank, broker or other nominee to exercise its authority to vote in its discretion on those proposals. The failure to instruct your bank, broker or other nominee how you wish to vote your shares with respect to the Merger Share Issuance Proposal, the EIP Amendment Proposal or the Notes Share Issuance Proposal will result in the bank, broker or other nominee being unable to vote your shares on those proposals, and your shares will not count as having been voted on those proposals

The Merger is conditioned upon, among other things, the approval of the Authorized Share Increase Proposal and the Merger Share Issuance Proposal at the Special Meeting. The Merger is not conditioned on the approval of the other proposals to be considered at the Special Meeting.

It is important for you to note that, in the event that both the Authorized Share Increase Proposal and the Share Issuance Proposal do not receive the requisite vote for approval, Inotiv will not consummate the Merger.

Opinion of Inotiv’s Financial Advisor

Inotiv retained Jefferies LLC (“Jefferies”) as its financial advisor in connection with a possible acquisition of Envigo. In connection with this engagement, the board of directors requested that Jefferies evaluate the fairness, from a financial point of view, to Inotiv of the Merger Consideration (which for purposes of Jefferies’ analysis and opinion means $200.0 million in cash and 9,365,173 Inotiv Common Shares) to be paid by Inotiv in the First Merger pursuant to the Merger Agreement. At a meeting of the board of directors held on September 21, 2021, Jefferies rendered its opinion to the board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be paid by Inotiv in the First Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Inotiv.

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Inotiv encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the board of directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Mergers or any other matter. Jefferies’ opinion did not address the relative merits of the Mergers or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Inotiv, nor did it address the underlying business decision by Inotiv to engage in the Mergers or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Mergers or otherwise. The Merger Consideration is subject to adjustments as set forth in the Merger Agreement, as to which Jefferies expressed no opinion. Jefferies’ opinion did not constitute a recommendation as to how the board of directors or any securityholder should vote or act with respect to the Mergers or any other matter. See “The Merger - Opinion of Inotiv’s Financial Advisor.”

Board Recommendation

The Board believes that each of the Authorized Share Increase Proposal, the Merger Share Issuance Proposal, the EIP Amendment Proposal, the Notes Share Issuance Proposal and the Adjournment Proposal is in the best interests of Inotiv and its shareholders and unanimously recommends that the shareholders vote “FOR” the Authorized Share Increase Proposal, “FOR” the Merger Share Issuance Proposal, “FOR” the EIP Amendment Proposal, “FOR” the Notes Share Issuance Proposal and “FOR” the Adjournment Proposal.

Risk Factors

In evaluating the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page _______ of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of Inotiv and Envigo to complete the Merger and (ii) the business, cash flows, financial condition and results of operations of Inotiv or Envigo prior to and following the consummation of the Merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than historical fact or present financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for Inotiv’s future operations, are forward-looking statements. Although Inotiv believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance. Inotiv has no obligation and makes no undertaking to publicly update or revise any forward-looking statements, except as may be required by law.

The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely,” “guidance,” “goal,” “model,” “target,” “budget” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements may be forward looking even in the absence of these particular words. Examples of forward-looking statements include, but are not limited to, statements regarding financial position, business strategy, production, reserve growth and other plans and objectives for Inotiv’s future operations, and generation of free cash flow. These forward-looking statements are based on Inotiv’s current expectations and beliefs concerning future developments and their potential effect on Inotiv. The forward-looking statements contained in this document are largely based on our expectations for the future, which reflect certain estimates and assumptions made by Inotiv’s management. These estimates and assumptions reflect Inotiv’s best judgment based on currently known market conditions, operating trends, and other factors. Although Inotiv believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond Inotiv’s control. As such, management’s assumptions about future events may prove to be inaccurate. Inotiv does not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances, or otherwise. These cautionary statements qualify all forward-looking statements attributable to Inotiv, or persons acting on our behalf. Inotiv management cautions you that the forward-looking statements contained herein are not guarantees of future performance, and Inotiv cannot assure you that such statements will be realized or that the events and circumstances they describe will occur.

These and other risks and uncertainties are described under the “Risk Factors” section of this proxy statement, under Part I, Item 1A., “Risk Factors” and elsewhere in Inotiv’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (the “Annual Report”), Inotiv’s Quarterly Report on Form 10-Q for the nine month period ended June 30, 2021 (the “Quarterly Report”) and in Exhibit 99.5 to our Current Report on Form 8-K filed with the SEC on September 21, 2021. In addition, Inotiv may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Should one or more of the risks or uncertainties described above or elsewhere in this proxy statement occur, or should underlying assumptions prove incorrect, Inotiv’s actual results and plans could differ materially from those expressed in any forward-looking statements. Inotiv specifically disclaims all responsibility to update publicly any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Merger and the proposals to be voted on at the Special Meeting. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on the business, cash flows, financial condition and results of operations of Inotiv. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Inotiv or Envigo may face additional risks and uncertainties that are not presently known to Inotiv or Envigo, or that Inotiv or Envigo currently deem immaterial, which may also impair Inotiv’s or Envigo’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risk Factors Relating to the Merger

There can be no assurances when or if the Merger will be completed.

Although Inotiv expects to complete the Merger by the end of the fourth quarter of 2021, there can be no assurances as to the exact timing of completion of the Merger or that the Merger will be completed at all. The completion of the Merger is subject to numerous conditions, including, among others:

•	the absence of any law, order or injunction prohibiting the Merger;

•	the accuracy of each party’s representations and warranties;

•	each party’s compliance with its covenants and agreements contained in the Merger Agreement; and

•	approval of the Authorized Share Increase Proposal and the Merger Share Issuance Proposal by our shareholders.

There can be no assurance that the conditions required to complete the Merger, some of which are beyond the control of Inotiv and Envigo, will be satisfied or waived on the anticipated schedule, or at all.

Additionally, the Merger Agreement also provides for certain termination rights for both Inotiv and Envigo, including if the Merger is not consummated on or before March 31, 2022, subject to extension to June 30, 2022, as provided in the Merger Agreement, if our shareholders fail to approve the Authorized Share Increase Proposal or the Share Issuance Proposal or by either party if the other party breaches the Merger Agreement, subject to the cure rights set forth in the Merger Agreement.

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger.

The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, obtaining shareholder approval of the Authorized Share Increase Proposal and the Share Issuance Proposal, approval for listing on the NASDAQ Capital Market of the Common Shares issuable in accordance with the Merger Agreement, the absence of governmental restraints or prohibitions preventing the consummation of the Merger. The obligation of each of Inotiv and Envigo to consummate the Merger is also conditioned on, among other things, (i) the accuracy of the representations and warranties as set forth by the other party in the Merger Agreement, (ii) the performance by the other party, in all material respects, of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time and (iii) the delivery by the other party of a certificate of an authorized officer certifying that the required conditions have been satisfied. The required shareholder consents and approvals may not be obtained and the required conditions to closing may not be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the Merger could cause Inotiv and

Envigo not to realize, or to be delayed in realizing, some or all of the benefits that Inotiv and Envigo expect to achieve if the Merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, please see “The Merger Agreement—Conditions to the Completion of the Merger.”

The market price for Common Shares following the completion of the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of Common Shares.

Inotiv’s businesses differ in some regards from those of Envigo and, accordingly, the results of operations of Inotiv following completion of the Merger will be affected by some factors that are different from those currently or historically affecting the results of operations of Inotiv. The results of operations of Inotiv following completion of the Merger may also be affected by factors different from those that currently affect or have historically affected Inotiv. In addition, following completion of the Merger, Inotiv may seek to raise additional equity financing through one or more underwritten offerings, private placements and/or rights offerings, or issue stock in connection with acquisitions, which may result in downward pressure on the share price of the Common Stock. For a discussion of the businesses of each of Inotiv and Envigo and some important factors to consider in connection with those businesses, please see “The Parties to the Merger” and the documents and information included elsewhere in, or incorporated by reference into, this proxy statement.

Inotiv may be adversely affected by negative publicity related to the proposed Merger and in connection with other matters.

From time to time, political and public sentiment in connection with the proposed Merger and in connection with other matters could result in a significant amount of adverse press coverage and other adverse public statements affecting Inotiv. Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of Inotiv’s and Envigo’s respective businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of Inotiv and Envigo, on the morale and performance of their employees and on their relationships with their respective regulators. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Inotiv’s and Envigo’s respective businesses, financial condition, results of operations and cash flows.

The Merger is subject to conditions, including certain conditions that may not be satisfied or completed on a timely basis or at all. Failure to complete the Merger could have material and adverse effects on Inotiv.

Completion of the Merger is subject to a number of conditions, including, among other things, obtaining the approval of the Share Issuance Proposal and the expiration of the applicable waiting period under the HSR Act. Such conditions, some of which are beyond Inotiv’s control, may not be satisfied or waived in a timely manner or at all and therefore make the completion and timing of the completion of the Merger uncertain. In addition, the Merger Agreement contains certain termination rights for both Inotiv and Envigo, which if exercised, will also result in the Merger not being consummated. Furthermore, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the Merger or require changes to the terms thereof. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the transactions or of imposing additional costs or limitations on Inotiv or Envigo following completion of the Merger, any of which might have an adverse effect on Inotiv following completion of the Merger.

If the Merger is not completed, Inotiv’s ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Merger, Inotiv will be subject to a number of risks, including the following:

•	Inotiv will be required to pay its costs relating to the Merger, such as legal, accounting and financial advisory, whether or not the Merger is completed;

•	time and resources committed by Inotiv’s management to matters relating to the Merger could otherwise have been devoted to pursuing other beneficial opportunities; and

•	the market price of the Common Stock could decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

In addition to the above risks, if the Merger Agreement is terminated and the Board seeks another acquisition, Inotiv’s shareholders cannot be certain that Inotiv will be able to find a party willing to enter into a transaction as attractive to Inotiv as Envigo. Also, if the Merger Agreement is terminated under certain specified circumstances, Inotiv may be required to pay Envigo a termination fee of $81 million or reimburse certain of Envigo’s expenses.

Inotiv may waive one or more of the closing conditions without re-soliciting shareholder approval.

Inotiv may determine to waive, in whole or part, one or more of the conditions to closing the Merger prior to Inotiv being obligated to consummate the Merger. Inotiv currently expects to evaluate the materiality of any waiver and its effect on Inotiv shareholders in light of the facts and circumstances at the time, to determine whether any amendment of this proxy statement or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the Merger or to re-solicit shareholder approval or amending or supplementing this proxy statement as a result of a waiver will be made by Inotiv at the time of such waiver based on the facts and circumstances as they exist at that time.

Inotiv and Envigo will be subject to business uncertainties while the Merger is pending, which could adversely affect Inotiv’s business.

In connection with the pendency of the Merger, it is possible that certain persons with whom Inotiv or Envigo have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Inotiv or Envigo, as the case may be, as a result of the Merger, which could negatively affect Inotiv’s or Envigo’s revenues, earnings and cash flows as well as the market price of the Common Stock, regardless of whether the Merger is completed. Also, Inotiv’s and Envigo’s ability to attract, retain and motivate employees may be impaired until the Merger is completed, and Inotiv’s ability to do so may be impaired for a period of time thereafter, as current and prospective employees may experience uncertainty about their roles within the combined company following the Merger.

Under the terms of the Merger Agreement, Inotiv and Envigo are subject to certain restrictions on the conduct of business prior to the consummation of the Merger, which may adversely affect Inotiv’s and Envigo’s ability to execute certain of Inotiv’s and Envigo’s business strategies, including the ability in certain cases to modify or enter into certain contracts, acquire or dispose of certain assets, incur or prepay certain indebtedness, incur encumbrances, make capital expenditures or settle claims. Such limitations could negatively affect Inotiv’s and Envigo’s businesses and operations prior to the completion of the Merger.

Inotiv will incur significant transaction costs in connection with the Merger.

Inotiv has incurred and is expected to continue to incur a number of non-recurring costs associated with the Merger, combining the operations of Envigo with Inotiv’s and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Inotiv whether or not the Merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors and employee retention, severance, and benefit costs. Inotiv will also incur costs related to formulating and implementing integration plans. Although Inotiv expects that the elimination of duplicative costs, as well as the realization of synergies and efficiencies related to the integration of the assets and operations of Envigo, should allow Inotiv to offset these transaction costs over time, this net benefit may not be achieved in the near term or at all. Moreover, if the Merger is not completed, Inotiv will have incurred substantial expenses for which no ultimate benefit will have been received. Inotiv has incurred out-of-pocket expenses in connection with the Merger for investment banking, legal and accounting fees and financial printing and other costs and expenses, much of which will be incurred even if the Merger is not completed.

Termination of the Merger Agreement or failure to otherwise complete the Merger could negatively impact Inotiv’s business and financial results.

Termination of the Merger Agreement or any failure to otherwise complete the Merger may result in various consequences, including:

•	Inotiv’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	in certain instances, payment by Inotiv of a termination fee or reimbursement of certain expenses to Envigo;

•	under certain circumstances, the Merger Agreement requires that Inotiv advance, or pay to Envigo the amount of loss in respect of, certain hedge contracts entered into by Envigo subsequent to the execution of the Merger Agreement; and

•	negative reactions from the financial markets and customers may occur if the anticipated benefits of the Merger are not able to be realized. Such anticipated benefits may include, among others, operational efficiencies, cost savings, and synergies.

If the Merger is not consummated, Inotiv cannot assure you that the risks described above will not negatively impact the business, financial results, and ability to repay its outstanding indebtedness.

Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, Inotiv and Envigo are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Inotiv or Envigo and their respective shareholders.

From and after the date of the Merger Agreement and prior to completion of the Merger, the Merger Agreement restricts Inotiv and Envigo from taking specified actions without the consent of the other party and generally requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Inotiv or Envigo from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the Merger, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Merger could be exacerbated by any delays in consummation of the Merger or termination of the Merger Agreement.

The announcement and pendency of the Merger could have an adverse effect on Inotiv’s and/or Envigo’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the Merger could disrupt Inotiv’s and/or Envigo’s businesses in the following ways, among others:

•	Inotiv’s and/or Envigo’s employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect Inotiv’s and/or Envigo’s ability to retain, recruit and motivate key personnel;

•	the attention of Inotiv’s and/or Envigo’s management may be directed toward the completion of the Mergers and other transaction-related considerations and may be diverted from the day-to-day business operations of Inotiv and/or Envigo, as applicable, and matters related to the Mergers may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Inotiv and/or Envigo, as applicable; and

•	customers, suppliers and other third parties with business relationships with Inotiv and/or Envigo may decide not to renew or may decide to seek to terminate, change and/or renegotiate their relationships with Inotiv and/or Envigo as a result of the Merger, whether pursuant to the terms of their existing agreements with Inotiv and/or Envigo or otherwise.

Any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, Inotiv and/or Envigo.

Securities class action and derivative lawsuits may be brought against Inotiv in connection with the Merger, which could result in substantial costs and may delay or prevent the Merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements that could prevent or delay the completion of the Merger and result in significant costs to Inotiv, including any costs associated with the indemnification of directors and officers. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Inotiv’s liquidity and financial condition.

Lawsuits that may be brought against Inotiv, Envigo or Inotiv’s or Envigo’s directors could also seek, among other things, injunctive relief or other equitable relief, including a request to enjoin Inotiv from consummating the Merger. One of the conditions to the closing of the Merger is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the Merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the Merger from being completed within the expected timeframe or at all, which may adversely affect Inotiv’s business, financial position and results of operation.

Completion of the Merger may trigger change in control or other provisions in certain agreements to which Envigo is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the Merger may trigger change in control and other provisions in certain agreements to which Envigo is a party. For those agreements for which Inotiv and Envigo are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Inotiv intends to repay the Envigo Revolving Credit Facility in full and also may determine to, or may be required to, take certain other actions with respect to the Envigo Notes, including to redeem, purchase, exchange, discharge, defease or otherwise retire the Envigo Notes, and may pay a premium to do so. For example, in the event that the rating of the Envigo Notes is downgraded within a specified period of time following the announcement of the Merger and such downgrade is a result of the proposed Merger, then, following the closing of the Merger, each holder of the Envigo Notes may require Envigo to repurchase all or a portion of its Envigo Notes for cash at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. Inotiv could require a significant amount of funds to make these repurchases and repayments. The foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

Inotiv will account for the Merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Envigo and its subsidiaries will be recorded, as of completion, at their respective fair values and added to Inotiv’s. Inotiv’s reported financial condition and results of operations for periods after completion of the Merger will reflect Envigo’s balances and results after completion of the Merger but will not be restated retroactively to reflect the historical financial position or results of operations of Envigo and its subsidiaries for periods prior to the Merger.

Under the acquisition method of accounting, the total purchase price will be allocated to Envigo’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Merger. The excess of the purchase price over those fair values, if any, will be recorded as goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The unaudited pro forma condensed combined financial information and the pro forma reserves information in this proxy statement is presented for illustrative purposes only and may not be reflective of Inotiv’s operating results, financial condition or reserves following completion of the Merger.

The unaudited pro forma condensed combined financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what Inotiv’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. Similarly, the pro forma reserves information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what Inotiv’s reserves would have been had the Merger been completed on the dates indicated. Further, Inotiv’s actual results and financial position after the Merger may differ materially and adversely from the pro forma information that is included in this proxy statement.

The unaudited pro forma condensed combined financial information has been prepared with the assumption that Inotiv will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

Risks Factors Relating to Inotiv Following the Merger

If the Merger is consummated, Inotiv may be unable to successfully integrate Envigo’s business into its business or achieve the anticipated benefits of the Merger.

The success of the Merger will depend, in part, Inotiv’s ability to realize the anticipated benefits and cost savings from combining Inotiv’s and Envigo’s businesses, and there can be no assurance that Inotiv will be able to successfully integrate or otherwise realize the anticipated benefits of the Merger. Difficulties in integrating Inotiv and Envigo may result in the combined company performing differently than expected, in operational challenges, or in the failure to realize anticipated expense-related efficiencies. Potential difficulties that may be encountered in the integration process include, among others:

•	the inability to successfully integrate Envigo in a manner that permits the achievement of full revenue, expected cash flows and cost savings anticipated from the Merger;

•	not realizing anticipated operating synergies;

•	integrating personnel from Envigo and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses or delays associated with and following the completion of the Merger;

•	integrating relationships with customers, vendors and business partners;

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and integrating Envigo’s operations; and

•	the disruption of, or the loss of momentum in, Inotiv’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Inotiv’s ability to achieve the anticipated benefits of the Merger will depend in part upon whether it can integrate Envigo’s business into Inotiv’s existing business in an efficient and effective manner. Inotiv may not be able to accomplish this integration process successfully.

Inotiv’s results may suffer if it does not effectively manage its expanded operations following the Merger.

Following completion of the Merger, the size of the Company’s business will increase significantly beyond its current size. Inotiv’s future success will depend, in part, on Inotiv’s ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Envigo into Inotiv’s existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.

Inotiv’s current shareholders will have a reduced ownership and voting interest after the Merger compared to their current ownership and will exercise less influence over management.

Based on the number of outstanding Common Shares as of _________, 2021, immediately after the Merger is completed, it is expected that, on a fully diluted basis, Inotiv’s current shareholders will collectively own approximately 64% and the former Envigo shareholders will own, in the aggregate, approximately 36% of the outstanding Common Shares. As a result of the Merger, Inotiv’s current shareholders will own a smaller percentage of Inotiv than they currently own, and as a result will have less influence on Inotiv’s management and policies.

Sales of substantial amounts of the Common Stock in the open market by the Envigo Holders could depress Inotiv’s stock price.

Certain Common Shares that are issued to the Envigo Holders in the Merger will become freely tradable once registered pursuant to the Shareholders Agreement or sold in compliance with Rule 144 promulgated under the Securities Act. The Envigo holders may wish to dispose of some or all of their interests in Inotiv, and as a result may seek to sell their Common Shares. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of Common Shares, may affect the market for, and the market price of, the Common Stock in an adverse manner.

If the Merger is completed and Inotiv’s shareholders, including the Envigo holders, sell substantial amounts of Common Stock in the public market following the closing of the Merger, the market price of the Common Stock may decrease. These sales might also make it more difficult for Inotiv to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The trading price and volume of the Common Stock may be volatile following the Merger.

The trading price and volume of the Common Stock may be volatile following completion of the Merger. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the Common Stock. As a result, you may suffer a loss on your investment.

The market for the Common Stock will depend on a number of conditions, most of which the combined company cannot control, including:

•	general economic conditions within the U.S. and internationally, including changes in interest rates;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal and regulatory factors unrelated to the combined company’s performance;

•	volatility in the financial markets or other global economic factors, including the impact of COVID-19;

•	actual or anticipated fluctuations in the combined company’s quarterly and annual results and those of its competitors;

•	quarterly variations in the rate of growth of the combined company’s financial indicators, such as revenue, EBITDA, net income and net income per share;

•	the businesses, operations, results and prospects of the combined company;

•	the operating and financial performance of the combined company;

•	future mergers and strategic alliances;

•	market conditions in CRO or research model industries;

•	changes in government regulation, taxes, legal proceedings or other developments;

•	shortfalls in the combined company’s operating results from levels forecasted by securities analysts;

•	investor sentiment toward the stock of animal breeding companies;

•	changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;

•	failure of the combined company to achieve the perceived benefits of the Merger, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover the combined company’s common stock;

•	sales of the Common Stock by the combined company, large shareholders or management, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	announcements concerning the combined company or its competitors;

•	public reaction to the combined company’s press releases, other public announcements and filings with the SEC;

•	strategic actions taken by competitors;

•	actions taken by the combined company shareholders;

•	additions or departures of key management personnel;

•	maintenance of acceptable credit ratings or credit quality;

•	the general state of the securities markets; and

•	the risk factors described in this proxy statement and the documents incorporated by reference into this proxy statement.

These and other factors may impair the market for the Common Stock and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the Common Stock. Many of these factors and conditions are beyond the control of the combined company or the combined company shareholders.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against the combined company, could result in very substantial costs, divert management’s attention and resources and harm the combined company’s business, operating results and financial condition.

Risks Relating to Inotiv’s Business

You should read and consider risk factors specific to Inotiv’s businesses that will continue to apply to Inotiv after the completion of the Merger. These risks are described in the Annual Report and the Quarterly Report, which are incorporated by reference herein.

Risks Related to Envigo’s Business

Solely for purposes the disclosures below under this “—Risks Related to Envigo” caption, “we,” “our” and “us” refer to Envigo RMS Holding Corp.

Business and Operational Risk Factors

We depend on the biopharmaceutical industry.

Envigo’s business depends greatly on the expenditures made by the biopharmaceutical industry in research and development, either directly or indirectly via their outsourcing development to CROs. During the 2020 period, over 20% of Envigo’s revenue has come from biopharmaceutical customers directly and 40% from CROs indirectly. Accordingly, economic factors and industry trends that affect our customers in these industries also affect our business. As well, if payers were to change their practices with respect to reimbursements for pharmaceutical products, our customers may spend less, or reduce their growth in spending on research and development.

Several of our product and service offerings are dependent on a limited source of supply, which, if interrupted, could adversely affect our business.

Envigo depends on a limited international source of supply for certain products, such as non-human primates, which we sometimes call “NHPs.” Disruptions to their continued supply may arise from health problems, export or import laws/restrictions or embargoes, international trade regulations, foreign government or economic instability, severe weather conditions, increased competition amongst suppliers for models, disruptions to the air travel system, commercial disputes, supplier insolvency, activist intervention, or other normal-course or unanticipated events. Any disruption of supply could harm our business if we cannot address the disruption or are unable to secure an alternative or secondary supply source on comparable commercial terms.

In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, Hubei Province, China. We receive a portion of our NHPs from China. Due to restrictions enacted in China to mitigate the transmission of COVID-19, our supply of these NHPs was and continues to be disrupted. While we have been able to secure NHPs from other sources in Asia and Africa, the prolonged disruption has impacted our ability to fill our customer’s orders. Envigo may be able to substitute another NHP, but not in all cases. This disruption has had an adverse effect on our financial results, which is expected to continue during 2021. We will continue to seek alternative NHP sourcing options to meet our customer’s needs.

Changes in aggregate spending, research and development budgets and outsourcing trends in the biopharmaceutical industry could adversely affect our operating results.

Our ability to continue to grow and win new business is dependent in large part upon the ability and willingness of the biopharmaceutical industry to continue to spend on compounds in the non-clinical phase of research and development. Fluctuations in the expenditure amounts in each phase of the research and development (“R&D”) budgets of these industries could have a significant effect on the demand for our products and services. R&D budgets fluctuate due to changes in available resources, mergers of biopharmaceutical companies, spending priorities, general economic conditions and budgetary policies. Our business could be adversely affected by any significant decrease in non-clinical research and development expenditures by biopharmaceutical companies.

Envigo operates in a highly competitive market.

The RMS industry is highly competitive. Competition ranges from academics and large biopharmaceutical companies, that derive and maintain their own rodent colonies, to commercial competitors that may offer a similar or overlapping range of products and/or services. Some of these competitors have greater capital, technical and other resources than we have, while other competitors that are smaller specialized companies might compete effectively against us based on price and their concentrated size and focus.

Providers of outsourced research models and services compete on the basis of many factors, including the following:

•	reputation for on-time quality performance;

•	reputation for regulatory compliance; expertise, experience and operational stability;

•	quality of facilities;

•	quality and stability of the animal models and laboratory animals;

•	assurance of supply;

•	technical and scientific support;

•	strength in various geographic markets;

•	geographic proximity to customer;

•	price; and

•	financial stability.

New technologies may be developed, validated and increasingly used in biomedical research that could reduce demand for some of our products and services.

For many years, groups within the scientific and research communities have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. In addition, technological improvements to existing or new processes, such as imaging and biomarker technology, could result in a refinement in the number of animal research models necessary to conduct the required research. Alternative research methods could decrease the need for research models, and we may not be able to develop new products effectively or in a timely manner to replace any lost sales. In addition, other companies or entities may develop research models with characteristics different than the ones that we produce, and which may be viewed as more desirable by our customers.

It is industry policy to adopt and implement the 3R’s of Replacement, Reduction and Refinement, which could decrease the number of animals used in biomedical research.

The U.S. economy remains unstable for a significant amount of time.

The outbreak of COVID-19 is a global pandemic that is significantly affecting our employees, communities and business operations, as well as the U.S. economy and financial markets. As the COVID-19 pandemic continues, our results of operations, financial condition and cash flows have been materially adversely affected.

From an operational perspective, Envigo is focused on providing the safest possible environment for our employees and our animals. Although we implemented considerable safety measures, as a front-line provider to the life sciences sector, we are deeply exposed to the health and economic effects of COVID-19, many of which could have a material adverse impact on our employees, as well as our business, results of operations, financial condition and cash flows that we are not currently able to fully quantify. Throughout 2020, we did not have to furlough employees as production activities have continued. Although the prospect of furloughs will remain under review during the duration of the COVID-19 pandemic, we do not currently anticipate furloughing any employees in 2021.

Broad economic factors resulting from the current COVID-19 pandemic impacting our customers, could also affect our revenue mix and volumes, as well as our ability to collect outstanding receivables. Any increase in the amount or deterioration in the collectability of accounts receivable will adversely affect our results of operations, financial condition and cash flows, requiring an increased level of working capital. If general economic conditions continue to deteriorate or remain uncertain for an extended period of time, our business, results of operations, financial condition and cash flows will be adversely affected.

In addition, our results of operations, financial position and cash flows have been adversely affected by federal or state laws, regulations, orders, or other governmental or regulatory actions addressing the current COVID-19 pandemic or the U.S. healthcare system, which have resulted in direct and indirect restrictions to our business. While we have taken COVID-19 specific safety precautions to provide safe work conditions for our employees and visitors to our facilities, with the exception of Michigan and Indiana there are currently no liability protections afforded the company for employees exposed within our facilities. Therefore, we may be subject to lawsuits from employees and others exposed to COVID-19 at our facilities. Such actions may involve large demands, as well as substantial defense costs, though there is no certainty at this time whether any such lawsuits will be filed or the outcome of such lawsuits if filed. Our professional and general liability insurance may not cover all claims against us.

The foregoing and other continued disruptions to our business as a result of COVID-19 could result in a material adverse effect on our business, results of operations, financial condition and cash flows. Furthermore, the COVID-19 pandemic could heighten the risks in certain of the other risk factors described herein.

Termination of or delays in a customer’s study or product could impact the level of our research models and laboratory animals order from us, which could adversely affect our revenue and profitability.

In general, our customers order research models and laboratory animals on an as-needed basis. The size and frequency of these orders may be reduced or eliminated with little or no notice. Customer orders may be impacted for various reasons, including:

•	unexpected or undesired study results;

•	the loss of funding for the particular research study or program;

•	the failure of products to satisfy technical or safety requirements;

•	production problems resulting in shortages of the product being tested;

•	adverse reactions to the product being tested;

•	regulatory restrictions placed on the product being tested; or

•	the customer’s decision to forego or terminate a particular study or compound.

The loss, reduction in scope or delay of customer orders could materially adversely affect our business.

As discussed above, the COVID-19 pandemic, while resulting in increased demand for NHPs, has also resulted in the delay or termination of customer study’s or orders. Certain of our customers due to government mandated lockdown and restrictions have had to temporarily suspend or scale back research activities at times during the pandemic.

A cyber-attack against our computer systems could adversely affect our operating results and financial condition.

We operate large and complex computer systems that contain confidential customer information. Our information technology systems also contain proprietary and other confidential information related to our business, such as business plans and employee information.

We maintain insurance coverage that covers certain cyber risks. Nevertheless, this insurance coverage is subject to a retention amount and, depending on the incident, the insurance coverage may not be sufficient to cover all of our losses beyond any retention.

We take measures to protect the data on our computer systems from unauthorized access or intrusion, including through our information technology systems, and where we consider it to be appropriate, through the implementation of security measures at our research facilities and by entering into confidentiality agreements with employees and consultants. However, any systems and processes that are designed to protect confidential information and prevent data loss and other security attacks cannot provide absolute security. Our computer systems have been subject to cyber-attacks in the past and may be subject to such attacks in the future. Failure to prevent or mitigate data loss or future security incidents could expose us or our customers to a risk of loss or misuse of such information, cause customers to lose confidence in our data protection measures, damage our reputation, adversely affect our operating results or result in litigation or potential liability. While we continue to monitor, and to improve and enhance where appropriate, our systems in this regard, in the event that our efforts are unsuccessful and the confidentiality of any information is compromised, we could suffer significant harm. In addition, as with all information technology, our systems could become vulnerable to potential damage or interruptions from fires, blackouts, telecommunications failures and other unexpected events, as well as to break-ins, sabotage or intentional acts of vandalism.

Any substantial disruption or resulting loss of data that is not avoided or corrected by backup measures could adversely affect our business and operations.

Envigo’s animal populations may suffer diseases that can damage our inventory, harm our reputation or result in other liability to us.

It is important that our animal production facilities be free of diseases, including infectious diseases, and remain free of contamination. The presence of diseases or infectious agents has the potential to cause substantial loss of animals in our inventory, to result in harm to humans or the public if the disease cannot be contained to animals in inventory and/or to negatively impact the quality of our customers’ research results. These risks may differ substantially according to species. In rodents, most infections are without any apparent clinical signs and therefore pose a risk to the scientific quality of the research performed on the animals rather than to humans. We seek to minimize the risk of these species being infected by stringent biohazard management protocols and health monitoring programs in place in our RMS facilities. The same applies to primates, where all animals are serologically tested for specific diseases in our facilities and at our suppliers. The main concern in this species is the potential for zoonotic infectious disease causing harm to humans. Diseases in dogs bear less risk to us as efficient vaccination programs are available and followed in this species. Nevertheless, we have in the past suffered disease in our animal population and may suffer outbreaks in the future. Any significant disease outbreak at Envigo has the potential to harm our reputation or have a material adverse effect on our financial condition, results of operations, and cash flows. There is also the risk that disease from research models we produce may affect our customers’ facilities.

If disease or contamination occurs in our animal population, it typically requires remediation and cleanup activities that could be costly and time consuming. In certain circumstances, it can require the temporary or permanent closure of an affected facility. We have experienced such closures in the past. The possibility for genetic mutations also exists and may adversely affect our relationship with customers affected by such mutations and may result in an affected customer requesting compensation for damages.

While we endeavor to include provisions in our contracts which entitle us to be indemnified or entitle us to a limitation of liability, these provisions do not uniformly protect us against liability arising from certain of our own actions, such as negligence or misconduct. Moreover, in certain circumstances, we may agree to use contracts drafted by our customers, which may not contain clauses that indemnify us or limit our liability. We could be materially adversely affected if we were required to pay damages or bear the costs of defending any claim which is not covered by a contractual indemnification provision or in the event that a party who must indemnify us does not fulfill our indemnification obligations or which is beyond the level of our insurance coverage or for which insurance coverage is not available. There can be no assurance that we will be able to maintain such insurance coverage on terms acceptable to us.

If we are unable to identify and successfully complete acquisitions, our business could be adversely affected.

We may seek to expand our business through acquisitions. However, business and technologies may not be available on terms and conditions we find acceptable. Our credit agreement may impose restrictions on our ability to make acquisitions. We may devote time and resources investigating and negotiating with potential acquisition or alliance partners, but not consummate the transactions. Even if consummated, factors which may affect our ability to grow successfully through acquisitions include:

•	difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;

•	diversion of management’s attention from current operations;

•	the possibility that we may be adversely affected by risk factors facing the acquired companies;

•	potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification we may obtain from the seller;

•	difficulties in retaining customers of the acquired business;

•	risks of not being able to overcome differences in business practices, language and other cultural barriers in connection with the acquisition; and

•	loss of key employees of the acquired companies.

In the event that an acquired business or technology does not meet our expectations, our results of operations may be adversely affected.

Our non-U.S. locations account for a significant percentage of our revenues, exposing us to risks associated with operating internationally.

In 2020, 25% of our net revenues from continuing operations were generated by our facilities outside the United States. As a result of these foreign sales and facilities, our operations are subject to a variety of risks unique to international operations, including the following:

•	exposure to local economic conditions;

•	currency exchange rate and interest rate fluctuations;

•	changes in tax law;

•	potential restrictions on the transfer of funds;

•	unexpected changes in regulatory requirements;

•	exposure to liabilities under the U.S. Foreign Corrupt Practices Act or the U.K. Antibribery Act;

•	government imposed investment and other restrictions or requirements;

•	failure to comply with new regulations, such as the EU General Data Protection Regulations;

•	exposure to local social unrest, including any resultant acts of war, terrorism or similar events;

•	exposure to local public health issues and the resultant impact on economic and political conditions;

•	difficulty enforcing agreements and collecting receivables through certain legal systems;

•	more expansive legal rights of employees, including specifically those applicable to our European operations;

•	variations in protection of intellectual property and other legal rights; and

•	export and import and trade restrictions (such as antidumping duties, tariffs or embargoes).

We are exposed to exchange rate fluctuations.

We operate on a worldwide basis and generally invoice our customers in the currency of the country in which the customer operates. Management does not hedge against this exposure. While exposure to exchange rate fluctuations may be limited since our sales are generally denominated in the same currency as our costs, trading exposures to currency fluctuations may nonetheless occur as a result of certain revenues being denominated in a currency different from the production site’s currency. There can be no assurance we will not suffer adverse impacts from currency fluctuations in the future. Moreover, since we operate on an international basis, movements in exchange rates can have an impact on our price competitiveness. Exchange rate fluctuations against the British pound have shown increased volatility since Brexit. Our indebtedness is in U.S. dollars whereas we earn significant revenues (approximately 25% of total net revenues from continuing operations in 2020) in other currencies. This may adversely impact our ability to meet our debt obligations.

Unfavorable global economic conditions could negatively impact our operating results and financial condition.

Unfavorable global economic conditions could negatively affect our business. While it is difficult for us to predict the impact of general economic conditions on our business, these conditions could reduce customer demand for some of our services, which could cause our revenue to decline.

Envigo relies on its facilities and any disruption in their operation could materially adversely impact Envigo.

We rely on our facilities. In particular, our facilities are highly specialized and would be difficult to replace in a short period of time. Any event that causes a disruption of the operation of these facilities might impact our ability to provide products to our customers and therefore could have a material adverse effect on our financial condition, results of operations and cash flows.

Some of our customers depend on government funding of research and development and a reduction in that funding may adversely affect our business.

A significant portion of sales in our RMS business are derived from customers at academic institutions and research laboratories whose funding is partially dependent on funding from government sources, including the U.S. National Institutes of Health (“NIH”) and U.K./EU equivalents. Such funding can be difficult to forecast as it may be subject to the political process. Our sales may be adversely affected if our customers delay purchases as a result of uncertainties surrounding the approval of government budget proposals. A reduction in government funding for the NIH or other government research agencies could adversely affect our business and our financial results. There can be no certainty that government research funding will be directed towards projects and studies that require use of our products and services.

Public health epidemics or outbreaks could adversely impact our business.

In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it quickly became a world-wide pandemic. With the exception of some abatement during the Summer 2020 months, the coronavirus continued to spread with precipitous increase during the Fall 2020 and early Winter 2020/2021. During December 2020, two vaccines were approved in the United States and the United Kingdom for distribution and others have been and continue to be approved in the first quarter of 2021. Inoculations began in December 2020 and will continue throughout 2021 in a phased rollout to focus on front-line caregivers, elderly, individuals with preexisting conditions and essential workers, and later to the general public. Despite the beginning and continued ramp up of inoculations, the coronavirus is expected to spread during the inoculation period as new and more contagious variants are identified.

We saw a significant negative impact on our business in the second quarter of 2020 with a lesser impact on the third and fourth quarters of 2020. We anticipated some level of negative impact to continue during the first half of 2021. The extent to which the coronavirus impacts our 2021 operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, vaccine distribution and inoculation ramp up, identification of new variants of the coronavirus, and the vaccination protection from these new variants, continued actions to contain the coronavirus or treat its impact, among others. In particular, the continued spread of the coronavirus globally could adversely impact our operations and could have an adverse impact on our business and our financial results.

Actions of animal rights activists may affect our business.

Our RMS business provides animal research models to our customers. Such activities are required for the registration of products under regulatory regimes in the United States, Europe and other countries. Many CROs, biopharmaceutical companies and other research organizations have been targeted by animal rights activists who oppose all testing on animals, for whatever purpose, including the animal testing activities in support of safety and efficacy testing for drug development. These groups, which include groups directed at the industry and us, have publicly stated that the goal of their campaign is to stop animal testing. Acts of vandalism and other acts by animal rights activists who object to the use of animals in product development could have a material adverse effect on our business. These groups have historically targeted CROs, academic institutions and biopharmaceutical companies, but also third parties that do business with CROs, academic institutions and biopharmaceutical companies, including customers, suppliers, advisors, financial advisors, lenders and investors.

Legal and Regulatory Risk Factors

Failure to comply with applicable governmental regulations could harm our business.

Envigo is subject to a variety of governmental regulations, particularly in the United States, Europe, and the United Kingdom, relating to animal welfare and the conduct of our business, including the U.K. Animals (Scientific Procedures) Act 1986 Amendment Regulations 2012 and U.S. USDA Animal Welfare Regulations. Our facilities are therefore subject to routine formal inspections by regulatory and supervisory authorities, including the U.S. FDA, the U.S. USDA and the U.K. Home Office, as well as by representatives from customer companies.

Envigo expends significant resources on compliance efforts. Regulations and guidance worldwide concerning the production and use of laboratory animals for research purposes continue to be updated. For example, the European Directive 2010/63/EU established new standards for animal housing and accommodations that required implementation by 2017; we previously incurred significant capital expenditure to comply with the Directive. Similarly, guidance has been and continues to be developed for other areas that impact the biomedical research community on both a national and international basis, including transportation, import and export requirements of biological materials, and animal housing and welfare. Certain of our customers may require us to comply with any new guidance in advance of our implementation as a condition to being awarded contracts. Conforming to new guidelines may result in increased costs attributable to adding or upgrading facilities, the addition of personnel to address new processes and increased administrative burden.

Envigo is subject to environmental, health and safety requirements and risks as a result of which we may incur significant costs, liabilities and obligations.

Envigo is subject to a variety of federal, state, local and foreign environmental laws, regulations, initiatives and permits that govern, among other things: the emission and discharge of materials, including greenhouse gases, in air, land and water; the remediation of soil, surface water and groundwater contamination; the generation, storage, handling, use, disposal and transportation of regulated materials and wastes, including biomedical and radioactive wastes; and health and safety. Failure to comply with these laws, regulations or permits could result in fines or sanctions, obligations to investigate or remediate existing or potential contamination, third-party property damage claims, personal injury claims, natural resource damages claims, or modification or revocation of operating permits and may lead to temporary or permanent business interruptions. Pursuant to certain environmental laws, we may be held strictly, and under certain circumstances jointly and severally liable for costs of investigation and remediation of contaminated sites which we currently own or operate, or sites we or our predecessors have owned or operated in the past. Further, we could be held liable at sites where we have sent waste for disposal.

Environmental laws, regulations and permits, and the enforcement thereof, change frequently and have tended to become more stringent over time. Compliance with the requirements of laws and regulations may increase capital costs and operating expenses, or necessitate changes to our production processes.

We endeavor to conduct our operations according to all legal requirements, but we may not be in complete compliance with such laws and regulations at all times. We use, and in the past have used, hazardous materials and generate, and in the past have generated, hazardous wastes. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages and incur liabilities which could exceed our resources. Our costs, liabilities and obligations relating to environmental matters may have a material adverse effect on our business, financial condition, prospects, results of operations and cash flows.

Envigo may not be able to successfully develop and market or acquire new products and services.

Envigo may seek to develop and market new products and services that complement or expand our existing business or expand our offerings through acquisition. If we are unable to develop new products and services and/or create demand for those newly developed products and services, or expand our offerings through acquisition, our future business, results of operations, prospects, financial condition, and cash flows could be adversely affected.

Labor and Employment Risk Factors

Envigo depends heavily on our senior management team, and the loss of any member may adversely affect us.

Envigo believes its success depends on the continued availability of our senior management team, including Dr. Adrian Hardy (CEO) and Stephen Symonds (CFO). If one or more members of the senior management team were unable or unwilling to continue in their present positions, those persons would likely be difficult to replace and our business would likely be harmed. If any of our key employees were to join a competitor or to form a competing company, some of our customers might choose to use the services of that competitor or new company instead of us. Furthermore, customers or other companies seeking to develop in-house capabilities may hire away some of our senior management or key employees. The loss of one or more of these key employees could adversely affect our business.

Envigo must recruit and retain qualified personnel.

Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the biopharmaceutical field. The shortage of qualified scientific, technical and managerial personnel, or other factors, might lead to increased recruiting, relocation and compensation costs for these professionals. These increased costs might reduce our profit margins or make hiring new personnel impracticable. In the future, we may not be able to attract and retain the qualified personnel necessary for the conduct and further development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could have a material adverse effect on our ability to expand our businesses and remain competitive in the segments in which it participates.

Envigo is subject to ongoing employment related litigation

Envigo is the defendant in a class action complaint by a former Envigo employee alleging various California Labor Code violations as well as a count of a violation of the Fair Credit Reporting Act (“FCRA”). The plaintiff’s allegations include an alleged failure to pay minimum wage for all hours worked, failure to timely pay wages, failure to reimburse for business expenses, wage statements and recordkeeping violations, and a failure to provide required disclosures pursuant to the FCRA prior to procuring a consumer report or investigate consumer reports. Although this outcome of this complaint is uncertain, it could adversely affect Envigo’s financial condition.

Financial and Accounting Risk Factors

Envigo’s level of outstanding indebtedness could adversely affect our financial condition, limit our ability to react to changes in the economy or our industry and prevent us from meeting our debt obligations.

As of June 30, 2021, Envigo had $134,650 of indebtedness, net of unamortized financing costs. Envigo’s gross indebtedness is comprised of a $68,866 Seller Note due 2022, a $50,756 Main Street Lending Plan Term Loan, $11,026 of Paycheck Protection Plan (“PPP”) Loans (which was subsequently forgiven), and a $6,423 Second Lien Credit Agreement Note. In addition, our consolidated VIE has an Economic Income Disaster Loan of $141. The PPP Loan of $346 of our consolidated VIE was forgiven on March 5, 2021. In letters dated August 18, 2021 and September 10, 2021, Envigo was notified by the lender of the $2,924 EGSI PPP Loan and the $8,102 Envigo RMS PPP loan, respectively, that the loans had been forgiven by the SBA.

Our indebtedness could have other important consequences to you and significant effects on our business, including:

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including financial or restrictive covenants and borrowing conditions, could result in an event of default under the indentures governing the notes or the agreements governing other indebtedness and result in the acceleration of our outstanding debt;

•	require us to repatriate cash for debt service from our foreign subsidiaries resulting in dividend tax costs or require us to adopt other disadvantageous tax structures to accommodate debt service payments;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes, including to repurchase the Seller Note from the holders upon a change of control; and

•	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from pursuing.

Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of our existing debt. However, we may not be able to refinance our debt or obtain any new or additional debt on favorable terms or at all.

Envigo’s debt agreements contain or future debt agreements may contain restrictions that will limit our flexibility in operating our business.

Envigo’s debt agreements contain, and future debt agreements may contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit Envigo’s ability to, among other things:

•	incur or guarantee additional indebtedness;

•	make other restricted payments;

•	enter into agreements restricting the payment of dividends or other distributions from our restricted subsidiaries;

•	create or incur liens;

•	make investments;

•	transfer or sell assets;

•	engage in transactions with affiliates; and

•	merge or consolidate with other companies or transfer all or substantially all of our or their assets.

Envigo is exposed to changes in interest rates.

Envigo is exposed to changes in interest rates while conducting normal business operations as a result of ongoing financing activities. The majority of Envigo’s debt, as of June 30, 2021, is comprised of floating interest rate borrowings linked to London Interbank Offered Rate (“LIBOR”). As of June 30, 2021, a 100-basis point increase in LIBOR would increase our annual pre-tax interest expense by approximately $1,200.0.

In 2017, the Financial Conduct Authority (FCA) in the United Kingdom announced that it would phase out LIBOR as a benchmark by the end of 2021. It is unclear whether new methods of calculating LIBOR will be established such that it continues to exist after 2021, or whether different benchmark rates used to price indebtedness will develop. If LIBOR ceases to exist, the method and rate used to calculate our interest rates and/or payments on our debt in the future may result in interest rates and/or payments that are higher than, or that do not otherwise correlate over time with, the interest rates and/or payments that would have been applicable to our obligations if LIBOR was available in its current form, which could have a material adverse effect on our financial position, results of operations and liquidity. In addition, the overall financial market may be disrupted as a result of the phase-out or replacement of LIBOR. Disruption in the financial market could also have a material adverse effect on our financial position, results of operations and liquidity.

Our pension plans are underfunded and may require increased contribution payments.

We provide defined benefit plans for certain of our past or current U.K. employees. While these plans have been closed to future participants, the plans are underfunded as of June 30, 2021 by $3,055 to meet prospective obligations to plan participants. Obligations under these plans reflect certain actuarial and other assumptions. The funding requirements and cost of these plans are dependent upon these assumptions and various other factors, including the actual return on plan assets, discount rates, participant demographics and changes in pension regulations. Our future costs and funding obligations can increase or decrease significantly depending upon these factors.

Impairment of goodwill or other intangible assets may adversely impact future results of operations.

Envigo has intangible assets, including goodwill on our balance sheet due to acquisitions of businesses. The initial identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition involve use of management judgment and estimates. The estimates are based on input from accredited valuation consultants and reviews of projected future income cash flows. The use of alternative estimates and assumptions might have increased or decreased the estimated fair value of our intangible assets. If the future growth and operating results of the business are not as strong as anticipated this could impact the assumptions in calculating the fair value of intangible assets. To the extent that intangible assets are impaired, their carrying value will be written down to their implied fair value and a charge made to the income from continuing operations that could materially affect our operating results. During 2020, in large part due to the impact of COVID-19 on our business and results of operations, we recorded an impairment charge of $39,679, which fully impaired our goodwill. In addition, impairment tests on recoverability triggered by the impact of COVID-19 indicated a partial impairment of our intellectual property resulting in a charge of $9,827. As of June 30, 2021, the carrying amount of other intangible assets was $21,087 on our consolidated balance sheets.

The COVID-19 pandemic’s impact on global markets could affect our future access to liquidity and materially adversely affect our results of operations and financial condition.

COVID-19 has spread throughout much of the world after initially surfacing in Wuhan, China in December 2019. The future impact of the outbreak of COVID-19 on our business is unknown. Global stock markets, which initially reacted very negatively, have recovered for the most part, but remain subject to volatility due to the continued impact of the pandemic. High unemployment, a partially idled workforce and restrictions on approved activities and travel continue to create economic uncertainty in global markets. While the economic impact brought by COVID-19 continues to be difficult to assess or predict, the COVID-19 pandemic could result in significant disruption of global financial markets, reducing our ability to access capital in the future, which could negatively affect our liquidity in the future. The situation is constantly evolving, however, so the extent to which the COVID-19 outbreak will impact businesses and the economy is highly uncertain and cannot be predicted. Accordingly, we cannot predict the extent to which our results of operations, financial condition and cash flows will be affected.

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of Inotiv for the year ended December 31, 2020 and for the nine months ended June 30, 2021;

•	historical per share information of Envigo for the year ended December 31, 2020 and for the nine months ended June 30, 2021; and

•	unaudited pro forma per share information of the post-acquisition company for the fiscal year ended December 31, 2020 and the nine months ended June 30, 2021, after giving effect to the Merger.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of Inotiv and Envigo, and the accompanying notes to such financial statements, that has been presented in Inotiv’s filings with the SEC that are included or incorporated herein by reference in this proxy statement or that are otherwise included in this proxy statement. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Merger had been completed as of the dates indicated or will be realized upon the completion of the Merger. Uncertainties that could impact Inotiv’s financial condition include risks that affect Envigo’s operations and outlook such as economic recessions, inflation, fluctuations in commodity prices or interest or currency exchange rates, and changes in the fiscal or monetary policies of the United States government. For more information on the risks, please see the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Inotiv Year Ended September 30, 2020	Inotiv Nine Months Ended June 30, 2021
Basic earnings (loss) per common share	$(0.43)	$(0.27)

Diluted earnings (loss) per common share	$(0.43)	$(0.27)

(1)	Envigo share information not applicable because it is a privately held company.

	Unaudited Pro Forma
	Year Ended September 30, 2020	Nine Months Ended June 30, 2021
Basic earnings (loss) per common share	$(4.56)	$(0.38)

Diluted earnings (loss) per common share	$(4.56)	$(0.38)

SPECIAL MEETING OF INOTIV’S SHAREHOLDERS

This proxy statement is being provided to Inotiv’s shareholders as part of a solicitation of proxies by the Board for use at the Special Meeting to be held on [November 4], 2021, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about [October 8], 2021 to all shareholders of record of Inotiv as of [October 4], 2021, the record date for the Special Meeting. Shareholders of record who owned Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were [Number] Common Shares outstanding.

Date, Time and Place of Special Meeting

The Special Meeting will be held at _________________________, on [Date] at [Time], or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

Only holders of Common Shares of record at the close of business on [October 4], 2021, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other holder of record to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were _________________ Common Shares outstanding and entitled to vote.

Proposals at the Special Meeting

At the Special Meeting, the Inotiv shareholders will vote on the following proposals:

•	to approve an amendment to the Articles to increase the number of authorized Common Shares from 19,000,000 shares to 74,000,000 shares;

•	to approve the issuance of Common Shares pursuant to the Merger Agreement;

•	to approve an increase in the number of Common Shares that may be issued under the Inotiv equity incentive plan; and

•	to approve the issuance of Common Shares underlying the 3.25% Convertible Senior Notes due 2027; and

•	to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to permit solicitation of additional votes if there are insufficient votes to approve the Share Issuance Proposal.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Inotiv’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the outstanding shares entitled to vote as of the close of business on the record date are present in person or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will be counted for the purposes of determining the existence of a quorum at the Special Meeting if a shareholder instructs its bank, broker or other nominee to vote its shares on any proposal. If a shareholder fails to instruct its bank, broker or nominee to vote its shares on any proposal, and such bank, broker or nominee exercises its authority to vote in its discretion on the Authorized Share Increase Proposal, then the shares voted by such bank, broker, or nominee on the Authorized Share Increase Proposal will be counted for the purposes of determining the existence of a quorum at the Special Meeting.

Assuming a quorum is present, approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy at the Special Meeting and entitled to vote thereat. Accordingly, with respect to a holder of Common Shares who is present in person or represented by proxy at the Special Meeting, such shareholder’s abstention from voting or the failure of a holder of Common Shares to vote will have the same effect as a vote “AGAINST” the Share Issuance Proposal. The failure of a holder of Common Shares who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee also will have the same effect as a vote “AGAINST” the Share Issuance Proposal if such bank, broker or other nominee exercises its authority to vote in its discretion on the Authorized Share Increase Proposal. Additionally, if a holder of Common Shares instructs its bank, broker or other nominee regarding the Authorized Share Increase Proposal or the Adjournment Proposal but not the Share Issuance Proposal, such broker non-vote will have the same effect as voting “AGAINST” the Share Issuance Proposal.

Approval of the Authorized Share Increase Proposal requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote on the proposal. Accordingly, an abstention from a holder of Common Shares will have the same effect as a vote “AGAINST” the Authorized Share Increase Proposal. The failure to instruct your bank, broker or other nominee how you wish to vote your shares with respect to the Authorized Share Increase Proposal will permit such bank, broker or other nominee to exercise its authority to vote in its discretion on the Authorized Share Increase Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy at the Special Meeting and entitled to vote thereat. Accordingly, with respect to a holder of Common Shares who is present in person or represented by proxy at the Special Meeting, such shareholder’s abstention from voting or the failure of a holder of Common Shares to vote will have the same effect as a vote “AGAINST” the Adjournment Proposal. The failure of a holder of Common Shares who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee also will have the same effect as a vote “AGAINST” the Adjournment Proposal if such bank, broker or other nominee exercises its authority to vote in its discretion on the Authorized Share Increase Proposal. Additionally, if a holder of Common Shares instructs its bank, broker or other nominee regarding the Share Issuance Proposal or the Authorized Share Increase Proposal, but not the Adjournment Proposal, such broker non-vote will have the same effect as voting “AGAINST” the Adjournment Proposal. Unless there is a quorum, the presiding officer of the Special Meeting may also adjourn the Special Meeting.

The Merger is conditioned on, among other things, the approval of the Authorized Share Increase Proposal and the Share Issuance Proposal at the Special Meeting. The Merger is not conditioned on the approval of the EIP Amendment Proposal.

It is important for you to note that, in the event that either the Authorized Share Increase Proposal or the Share Issuance Proposal does not receive the requisite vote for approval, Inotiv will not be able to consummate the Merger.

Recommendation to the Inotiv Shareholders

The Board believes that each of the Authorized Share Increase Proposal, the Share Issuance Proposal, the EIP Amendment Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of Inotiv and Inotiv’s shareholders and unanimously recommends that its shareholders vote “FOR” the Authorized Share Increase Proposal, “FOR” the Merger Share Issuance Proposal, “FOR” the EIP Amendment Proposal, “FOR” the Notes Share Issuance Proposal and “FOR” the Adjournment Proposal.

Voting Your Shares—Shareholders of Record

If you are a holder of Common Shares of record, you may vote by mail, in person at the Special Meeting, by phone using the toll-free phone number on your proxy card or through the Internet using the instructions described on the proxy card. Each share of Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of Common Shares that you own.

•      Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Common Shares will be voted as recommended by the Board. The Board recommends voting “FOR” the Share Issuance Proposal, “FOR” the Authorized Share Increase Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by the deadline specified on the accompanying proxy card.

•      Voting By Phone or Internet. All shareholders of record can vote by phone from the United States and Canada, using the toll-free phone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and phone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

•      Voting at the Special Meeting. You can vote in person at the Special Meeting.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Special Meeting. If you are the shareholder of record of your shares, you may revoke your proxy by:

•      submitting another proxy over the Internet or by phone prior to [Time], on ____________, 2021;

•      timely delivering a written notice that you are revoking your proxy to Inotiv’s Secretary;

•      timely delivering a valid, later-dated proxy;

•      attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not revoke your proxy unless you give written notice of revocation to Inotiv’s Secretary before your proxy is exercised or unless you vote your shares in person at the Special Meeting; or

•      if you are the beneficial owner of shares held in “street name,” you should contact your bank, broker or other nominee with questions about how to change or revoke your voting instructions.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Authorized Share Increase Proposal, the Share Issuance Proposal, and the Adjournment Proposal. Under the Amended and Restated Bylaws of Inotiv (the “Bylaws”), other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement, which serves as the notice of the Special Meeting.

[Who Can Answer Your Questions About Voting?]

If you have any questions about how to vote or direct a vote in respect of your Common Shares, you may call ___________, Inotiv’s proxy solicitor, at (___) ___-____ (toll free).]

Proxy Solicitation Costs

Inotiv is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by phone or in person. Inotiv and its directors, officers and employees may also solicit proxies in person. Inotiv will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Inotiv will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Inotiv will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to the Inotiv shareholders. Directors, officers and employees of Inotiv who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL 1—THE AUTHORIZED SHARE INCREASE PROPOSAL

Overview Inotiv is asking its shareholders to approve an amendment to the Third Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares from 19,000,000 shares to 74,000,000 shares. A copy of the Articles Amendment to effect the authorized share count increase is attached to this proxy statement as Annex A. Holders of Common Shares should read the Articles Amendment in its entirety.

As of the close of business on [October 4], 2021, the record date for the Special Meeting, there were [•] Common Shares issued and outstanding. In connection with the Merger, Inotiv expects to issue approximately [•] Common Shares to the Envigo Holders.

The Board considers the proposed increase in the number of authorized shares advisable because it will provide Inotiv with greater flexibility in the capital structure of the combined company following the Merger by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors of the combined company in the future. After careful consideration, the Board, by a unanimous vote of all directors, determined that the Articles Amendment is advisable and in the best interests of Inotiv and approved the Articles Amendment.

Each Common Share authorized for issuance has the same rights as, and is identical in all respects with, each other Common Share currently outstanding. The newly authorized Common Shares will not affect the rights, such as voting and liquidation rights, of the Common Shares currently outstanding. Under the Articles, shareholders of Inotiv do not have preemptive rights.

Accordingly, should the Board elect to issue additional Common Shares, other than on a pro rata basis to all current Inotiv shareholders, existing Inotiv shareholders would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of current Inotiv shareholders, depending on the particular circumstances in which the additional Common Shares are issued. The Board continually considers Inotiv’s capital structure and will determine the terms and timing of any future issuance.

The Articles Amendment will become effective immediately prior to the effective time, subject to the completion of the Merger.

The foregoing description of the Articles Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Articles Amendment, which is attached as Annex A to this proxy statement.

Vote Required for Approval

If a quorum is present at the Special Meeting, the Authorized Share Increase Proposal will be approved if the number of votes cast for approval of the proposal exceeds the number of votes cast against approval of the proposal at the Special Meeting. Abstentions and broker non-votes are not counted for purposes of determining whether these proposals have been approved. Additionally, if a holder of Common Shares fails to instruct its bank, broker or other nominee regarding the Authorized Share Increase Proposal, such broker will be able to exercise its discretion to vote on the proposal and, if so, the vote will be counted for purposes of determining whether the Adjournment Proposal is approved.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZED SHARE INCREASE PROPOSAL.

PROPOSAL 2—APPROVAL OF THE ISSUANCE OF COMMON STOCK
IN CONNECTION WITH THE MERGER

Overview

On September 21, 2021, we and two of our newly formed, wholly owned subsidiaries entered into the Envigo merger agreement with Envigo RMS Holding Corp, which we call "Envigo", and Shareholder Representative Services LLC, pursuant to which we agreed to acquire Envigo through the merger of one of our newly formed subsidiaries with and into Envigo, with Envigo continuing as the surviving corporation of the merger. We call this transaction the "merger". The merger consideration to be paid by us pursuant to the Envigo merger agreement consists of approximately $200.0.0 million in cash, subject to adjustment as set forth in the Merger Agreement, and 9,365,173 of our common shares, subject to adjustment as set forth in the Merger Agreement.

On the date we signed the Envigo merger agreement, we entered into a commitment letter(the ”Senior Debt Commitment Letter”) with financial institutions, arranged by Jefferies Finance LLC. The commitment we received is for a new senior secured term loan facility in an aggregate principal amount of $165.0 million, which we call the "senior term loan", a senior secured delayed draw term loan facility in an aggregate principal amount of $35.0 million and a senior secured revolving credit facility in an aggregate principal amount of $15.0 million, which is to be provided on the terms and subject to the conditions set forth in the senior debt commitment letter. We refer to the credit facilities to be provided pursuant to the senior debt commitment letter as the "senior credit facility". On the same date, we entered into a commitment letter with Jefferies, which we call the "notes commitment letter", to purchase $110.0 million of our unsecured Convertible Notes on the terms and subject to the conditions set forth in the notes commitment letter. We intend to use borrowings under the senior term loan and the net proceeds from this offering to pay the cash portion of the merger consideration and fees, commissions and expenses related to the Envigo acquisition and these financings. Under the terms and conditions of the Envigo merger agreement, the aggregate consideration to be paid to the holders of outstanding equity interests in Envigo in the merger will consist of cash consideration of $200.0 million, subject to adjustment as provided in the Envigo merger agreement and 9,365,173 of our common shares, subject to adjustment as set forth in the Merger Agreement, which shares had an aggregate market value of approximately $285.0 million based on the volume weighted average sales price of such shares as traded on the NASDAQ Capital Market calculated for the 20-trading day period ending on September 20, 2021. It is anticipated that, upon completion of the merger, our current shareholders will own approximately 64% of our outstanding common shares and the former stockholders of Envigo will own, in the aggregate, approximately 36% of our outstanding Common Shares.

Envigo Overview

Envigo is primarily a products business that provides research-quality animals for use in laboratory tests, as well as standard and custom laboratory animal diets and bedding and other associated services for contract research organizations, biopharmaceutical companies, universities, governments and other research organizations. It provides customers with laboratory animals used in basic research and product development and non-clinical testing of compounds to support the development and approval of new medicines. Utilizing its portfolio of products, Envigo enables its customers to create a more flexible product development model and reduce their costs, enhance their productivity, and increase speed to market. Envigo’s vision, working together to build a healthier and safer world, includes helping its customers meet certain regulatory requirements in order to bring life-saving and life-enhancing new medicines to patients.

Envigo is a leading commercial provider of RMS products and services globally and has been supplying research models since 1931. With over 130 different strains, Envigo is a global leader in the production and sale of the most widely used rodent research model strains, and is able to offer a broad range of species in its sector. Envigo also manufactures and sells premium Teklad brand diets for laboratory animals and provides a variety of related services that are designed to assist clients in the use of animal models in research and development. Envigo maintains production centers, including barrier and isolator facilities, in the U.S., U.K., mainland Europe, and Israel.

Envigo's RMS business is comprised of (1) Research Models, (2) Diets and Bedding, and (3) Research Model Services.

Research Models. The research models business is comprised of the commercial production and sale of laboratory animals and research models, principally purpose-bred rats and mice and large animal models (NHPs, canines and rabbits) for use by researchers. Envigo provides models to numerous customers around the world, including many academic institutions, government agencies, biopharmaceutical companies, and contract research organizations. Envigo has a global footprint with production facilities strategically located in six countries. Its operations are located in close proximity to its customers, enabling Envigo to provide consistent customer service with a high degree of focus on animal welfare.

Envigo's research models include standard stocks and strains, immunocompromised models (which are useful for oncology research), disease models (which are in demand as early-stage research tools) and genetically-engineered models (“GEMs”, which are often created for specific research projects). The FDA and other regulatory agencies require that the safety and efficacy of new drug candidates be tested on research models like ours prior to product registration. As a result, Envigo's research models are an essential part of the drug research and development process.

Small Animal Research Models. Envigo's rodent species have been, and continue to be, some of the most extensively used research models in the world, largely as a result of Envigo's geographic footprint and commitment to quality and customer service. Envigo's products create high customer loyalty, due to the strong preference of customers to avoid variability in their data and to work with an industry founder with more than 85 years of experience. Envigo's small animal research models are bred and maintained in controlled environments, which are designed to ensure that the models are free of specific viral and bacterial agents, and other contaminants that can disrupt research operations and distort research results. With Envigo's production capabilities, we strive to consistently deliver high-quality research models worldwide.

Envigo's rodent research models include:

·	outbred, which are purposefully bred for heterogeneity;

·	inbred, which are bred to be genetically identical;

·	spontaneous mutant, which contain a naturally occurring genetic mutation (such as immune deficiency);

·	hybrid, which are the offspring of two different inbred parents; and

·	GEMs.

Certain of Envigo's models are proprietary, disease-specific rodent models used to research treatments for diseases such as diabetes, obesity, cardiovascular and kidney disease.

Large Research Models. Envigo's large animal portfolio includes non-human primates, which we call "NHPs", canines and rabbits. NHPs are generally imported into the U.S. from Asia and Africa, with very limited breeding in the U.S. Envigo operates a large quarantine facility in the U.S. to house and clear these imported animals, ensuring they have high health status before onward shipment to customers. NHPs are used by Envigo's customers primarily for the safety testing of new biological therapies. Canines are purpose-bred in the U.S. and used primarily for the safety testing of new chemical therapies. Rabbits are bred in both the U.K. and U.S. and utilized primarily for the reproductive safety testing of potential new therapies.

Diets and Bedding. Through Envigo's Teklad product line, Envigo produces and sells laboratory animal diets, bedding, and enrichment products. With primary manufacturing operations in the U.S. and a primarily company-owned and/or managed distribution network throughout the U.S., U.K. and Europe, Envigo distributes Teklad products globally. Envigo also maintains contract-manufacturing relationships with companies in the U.K. and Italy. In October 2019, Envigo RMS, LLC (“Envigo U.S.”) entered into a master services agreement with Vanguard Supply Chain Solutions LLC, which we call "Vanguard," to provide transportation and warehousing services for Envigo's operations in the U.S. and Canada for research models and Teklad products. Prior to this agreement, we had utilized internal resources to transport its research models and large laboratory animals, and transport and warehouse its Teklad products in those geographies. The master services agreement transitions these services from internal to Vanguard over 9 phases beginning in December 2019 and anticipated to conclude in late-2021.

Teklad has been manufacturing animal diets for over 40 years and offers a full line of off-the-shelf formulations as well as custom diets to meet our customers’ specific research needs. A team of nutritionists, including several PhD’s, works with customers to determine the best diet for their research objectives. If a custom diet is required, Envigo's nutritionists define the appropriate formula and its custom diet manufacturing line produces the feed. Envigo's manufacturing facilities are ISO 9001:200.08 certified.

Teklad diets are manufactured from natural ingredients and use fixed formulas. In conjunction with strict quality standards for raw materials, this approach ensures quality and consistency by minimizing variability of both nutrients and certain natural chemicals in the diet which might affect a research study. Teklad offers a variety of bedding and enrichment products to support model breeding, weaning, and holding.

Research Model Services. Envigo also offers a variety of services designed to support our customers' use of research models in basic research and product development. These services include specialized surgical modifications such as cannulation, implants, and the creation of surgically derived disease state models. Envigo also provides contract breeding, contract colony management, health monitoring, quarantine, cryopreservation, rederivation and revitalization services, as well as antibody development and production. In addition, Envigo offers care and boarding services for customer-owned animals at its facilities. Lastly, through the GEMS business, Envigo is able to offer the creation of new transgenic research models specific to individual customers’ needs.

Envigo RMS Holding Corp. (the “Parent”) was formed on April 9, 2019 as a wholly owned subsidiary of Envigo Holdings, Inc. (“Holdings”) for the sole purpose of owning Holdings’ research models and services businesses (“RMS”) and certain other assets. On June 3, 2019, in anticipation of the acquisition of the majority of Holdings’ contract research services (“CRS”) operating segment by Laboratory Corporation of America Holdings’ (“LabCorp”) Covance Drug Development segment (“Covance”), Holdings executed a group restructuring and spin-off whereby Holdings’ RMS operating subsidiaries were contributed to the Parent. The group restructuring was completed by entities under common control with the shareholder group of the Parent remaining substantially the same. Concurrent with the spin-off, Envigo RMS LLC, a wholly owned subsidiary of the Parent, acquired Covance Research Products, Inc. (“CRP”) (later renamed Envigo Global Services Inc. or “EGSI”). The sale of the CRS business to LabCorp and the purchase of the EGSI business from LabCorp are referred to collectively as the LabCorp Transaction. Envigo RMS Holding Corp.’s principal offices are located at 8520 Allison Pointe, Suite 400, Indianapolis, IN 46250. Envigo's telephone number is (317) 806-6080.

Envigo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations for the Year Ended December 31, 2020 and the Period June 3, 2019 to December 31, 2019 and Direct Revenue and Direct Expenses for the Period January 1, 2019 to June 2, 2019 and for the Year Ended December 31, 2018

The statement of operations information presented for the year ended December 31, 2020 and the period June 3, 2019 to December 31, 2019 are derived from Envigo’s audited financial statements for the year ended December 31, 2020. The direct revenue and direct expenses for the period January 1, 2019 to June 2, 2019 and for the year ended December 31, 2018 are derived from the unaudited Special Purpose Combined Financial Statements provided in Annex D of this filing. The unaudited Special Purposes Financial Statements may not include data for all revenue and expense lines. In addition, direct revenue and direct expenses exclude certain corporate selling, general and administrative expenses that are determined to not be directly linked to the revenue generation and collection process. The exclusion of certain selling, general and administrative expenses will affect the year-over-year comparison.

For purposes of a comparative Results of Operations discussion, Envigo’s audited historical results of operations for the period June 3, 2019 to December 31, 2019 is being combined with direct revenue and direct expenses for the period January 1, 2019 to June 2, 2019 provided in Special Purpose Combined Financial Statements. The combination of these periods will be referred to as Combined 2019 in the results discussion.

Year Ended December 31, 2020 compared to Combined 2019

	Year Ended December 31, 2020	Period June 3, 2019 to December 31, 2019	Period January 1, 2019 to June 2, 2019	Combined 2019	$ Change	% Change
Net revenue	$246,369	$139,661	$66,847	$206,508	$39,861	19.3%
Operating costs
Cost of sales	(192,360)	(111,594)	(47,393)	(158,987)	(33,373)	21.0%
Selling, general and administrative expenses	(40,610)	(22,225)	(7,597)	(29,822)	(10,788)	36.2%
Amortization of intangible assets	(2,549)	(1,422)	(743)	(2,165)	(384)	17.7%
Loss on impairment of property, plant and equipment, goodwill and intangible assets	(49,806)	-	-	-
Gain on sale of animal colony	12,386	-	-	-
Other operating expense	(5,440)	(11,263)	-	(11,263)
Operating (loss) income	(32,010)	(6,843)	11,114	4,271
Interest expense, net	(9,331)	(6,195)	-	(6,195)
Interest expense, net - related parties	(47)	-	-	-
Gain on bargain purchase of business	-	2,137	-	2,137
Gain on extinguishment of debt	633	-	-	-
Foreign exchange (losses) gains	(1,574)	441	-	441
Other income	83	626	-	626
(Loss) income from continuing operations, before income taxes	(42,246)	(9,834)	11,114	1,280
Income tax (expense) benefit	(11,262)	2,371	-	2,371
(Loss) income from continuing operations	(53,508)	(7,463)	11,114	3,651
Income (loss) from discontinued operations, net of tax	268	(408)	-	(408)
Consolidated net ( loss) income	$(53,240)	$(7,871)	$11,114	$3,243

Net Revenue

	Year Ended	June 3 2019 to	January 1, 2019 to	Combined Year Ended	Change
	December 31, 2020	December 31, 2019	June 2, 2019	December 31, 2019	$	%
Products	$223,959	$128,865	$62,731	$191,596	$32,363	16.9%
Services	22,410	10,796	4,116	$14,912	$7,498	50.3%
	$246,369	$139,661	$66,847	$206,508	$39,861	19.3%

Net revenue for the year ended December 31, 2020 was $246.4 million, an increase of 19.3% from net revenue of $206.5 million for Combined 2019. The products revenue increase includes a $47.0 million increase in large animal revenue primarily due to having a full year of revenue from the EGSI business acquired in June 2019 and higher demand and selling price in 2020. Product revenues for our small animal product revenues and diet and bedding revenues were both negatively impacted by COVID-19 in 2020 and decreased by $13.1 million and $1.5 million, respectively. Net revenue from services increased $7.5 million primarily due to having a full year of revenues from the EGSI business acquired in June 2019 and the GEMS business acquired in December 2019, partially offset by lower contract breeding services.

Cost of Sales

Cost of sales for the year ended December 31, 2020 were $192.4 million (78.1% of net revenue), an increase of 21.0% from cost of sales of $159.0 million (77.0% of net revenue) for Combined 2019. The increase was primarily driven by a full year of costs in 2020 for the EGSI business acquired in June 2019 and the GEMS business acquired in December 2019. Cost category increases included $13.2 million in direct costs primarily driven by EGSI transportation and direct material costs, $8.0 million in inventory costs (in line with the volume impacts discussed in revenue above), $6.4 million in higher compensation and benefit costs driven by a full year of EGSI, $4.1 million in other costs including EGSI related boarding and insurance costs and $2.1 million in higher facility costs related to higher rent, utilities and depreciation from the EGSI sites acquired in June 2019.

Selling, General and Administrative expenses (“SG&A”)

SG&A for the year ended December 31, 2020 was $40.6 million (16.5% of net revenue), an increase of 36.2% compared to $29.8 million (14.4% of net revenue) during Combined 2019. SG&A for the year ended December 2020 was higher due to 2020 include a full year of the EGSI business in 2020. Year ended December 31, 2020 saw increases in employee compensation and benefit costs, higher professional fees and higher IT equipment costs. These increases were primarily driven by a full year of costs incurred by Envigo that were recorded at the parent company level prior to the LabCorp Transaction in June 2019.

Amortization of Intangible Assets

Amortization of intangible assets was $2.5 million during the year ended December 31, 2020 compared to $2.2 million for Combined 2019. The increase is primarily due to a full year of amortization of the EGSI intangibles in the year ended December 31, 2020 and reduction of useful lives in 2020, partially offset by amortization reductions from the impairment of certain intangibles in 2020.

Loss on Impairment of Goodwill and Intangible Assets

During the year ended December 31, 2020, we recorded impairment losses of $39.7 million and $9.8 million on our goodwill and intellectual property intangible assets, respectively. During 2020, due to the negative impact that COVID-19 was having on our business, we performed quantitative impairment tests using a discounted cash flow model to compare the fair value of our goodwill and customer relationships and intellectual property intangible assets to their carrying values. The analysis resulted in the full impairment of our goodwill and impairment of certain intellectual property intangible assets. In addition, we recorded an impairment of $0.3 million on the land at our Haslett facility in conjunction with a plan to close and relocate the Haslett operations into existing sites.

Gain on Sale of Animal Colony

During the year ended December 31, 2020, we recorded a gain of $12.4 million on the sale of our Indian Origin Rhesus colony.

Other Operating Expense

Other operating expense for the year ended December 31, 2020 was $5.4 million including $2.8 million for restructuring activities, $2.3 million for costs incurred related to the integration of EGSI into the Envigo systems and processes and $0.3 million for COVID-19 related costs. The restructuring expenses include $0.9 million for costs associated with the closure and relocation of the Bresso, Italy facility to an existing locations, $0.9 million for audit, tax and consulting costs with accounting for the LabCorp transaction and tax compliance filings, $0.4 million for employee related cost incurred as we continue the transition of our North America transportation service to our consolidated VIE, and $0.3 million in costs associated with legal entity restructuring and spin-off just prior to the LabCorp Transaction.

Other operating expense for Combined 2019 (related to the period June 3, 2019 to December 31, 2019) was $11.3 million including $6.0 million for costs associated with the LabCorp Transaction, $3.4 million for costs incurred related to the integration of EGSI into Envigo and $1.8 million for restructuring activities. The restructuring expenses represent severance and other costs associated with reorganizing Envigo post the LabCorp Transaction.

Net Interest Expense

Net interest expense (including related party interest) was $9.4 million for the year ended December 31, 2020. Interest expense includes $8.4 million in interest and debt issuance cost amortization associated with the Seller Note, $0.7 million for the financing component of certain product revenue transactions, $0.2 million in interest and debt issuance cost and original issuance discount amortization associated with the Main Street Term Loan, and $0.1 million in interest and debt issuance cost and original issuance discount amortization associated with the Second Lien Loan.

Net interest expense (including related party interest) for Combined 2019 (related to the period June 3, 2019 to December 31, 2019) was $6.2 million related to interest and debt issuance cost amortization on the Seller Note issued as part of the LabCorp Transaction.

Gain on Bargain Purchase of Business

Gain on bargain purchase of business of $2.1 million in Combined 2019 (related to the period June 3, 2019 to December 31, 2019) represents the gain on the bargain purchase of Envigo GEMS business from Horizon Discovery Group plc for one dollar.

Gain on Extinguishment of Debt

Gain on the extinguishment of debt for the year ended December 31, 2020 of $0.6 million represents the write-off of accrued interest and unamortized debt issuance costs related to the voluntary prepayment of $40.0 million of the outstanding balance of the Seller Note.

Foreign Exchange Gains (Losses)

Foreign exchange losses for the year ended December 31, 2020 of $1.6 million represent realized and unrealized foreign exchange losses primarily associated with the remeasurement of intercompany loans.

Foreign exchange gains for Combined 2019 (related to the period June 3, 2019 to December 31, 2019) of $0.4 million represent realized and unrealized foreign exchange losses primarily associated with the remeasurement of intercompany loans.

Income Taxes

During the year ended December 31, 2020, we recorded income tax expense of $11.3 million (or -26.7%) was recorded on the net loss from continuing operations before income taxes of $42.2 million. The tax rate differs from the federal statutory rate primarily due to the valuation allowance recorded in 2020 on the Company’s net deferred tax assets and non-deductible items primarily related to goodwill impairment.

During Combined 2019 (related to the period June 3, 2019 to December 31, 2019), we recorded income tax benefit of $2.4 million. The tax rate differs from the federal statutory rate primarily due to foreign rate differentials, offset by non-deductible items primarily associated with losses on the sale of our Spain CRS business.

Income (Loss) from Discontinued Operations

During the year ended December 31, 2020, the income from discontinued operations of $0.3 million related to our CRS Israel business.

During Combined 2019 (related to the period June 3, 2019 to December 31, 2019), the loss from discontinued operations of $0.4 million related to our CRS business including $3.3 million in losses from operations, $0.8 million for a loss on the sale of the CRS Germany business in July 2019 and $0.2 million for impairment of the CRS Israel assets held for sale, partially offset by $3.6 million for a gain on the sale of the CRS Spain business.

Combined 2019 compared to Direct Revenue and Direct Expenses for the Year Ended December 31, 2018

	Period June 3, 2019 to December 31, 2019	Period January 1, 2019 to June 2, 2019	Combined 2019	Year Ended December 31, 2018	$ Change	% Change
Net revenue	$139,661	$66,847	$206,508	$157,782	$48,726	30.9%
Operating costs
Cost of sales	(111,594)	(47,393)	(158,987)	(115,198)	(43,789)	38.0%
Selling, general and administrative expenses	(22,225)	(7,597)	(29,822)	(16,176)	(13,646)	84.4%
Amortization of intangible assets	(1,422)	(743)	(2,165)	(1,826)	(339)	18.6%
Other operating expense	(11,263)	-	(11,263)	-
Operating (loss) income	(6,843)	11,114	4,271	24,582
Interest expense, net	(6,195)	-	(6,195)	-
Gain on bargain purchase of business	2,137	-	2,137	-
Foreign exchange gains	441	-	441	-
Other income	626	-	626	-
(Loss) income from continuing operations, before income taxes	(9,834)	11,114	1,280	24,582
Income tax benefit	2,371	-	2,371	-
(Loss) income from continuing operations	(7,463)	11,114	3,651	24,582
Loss from discontinued operations, net of tax	(408)	-	(408)	-
Consolidated net (loss) income	$(7,871)	$11,114	$3,243	$24,582

Net Revenue

	June 3 2019 to	January 1, 2019 to		Year Ended	Change
	December 31, 2019	June 2, 2019	Combined 2019	December 31, 2018	$	%
Products	$128,865	$62,731	$191,596	$146,973	$44,623	30.4%
Services	10,796	4,116	14,912	10,809	4,103	38.0%
	$139,661	$66,847	$206,508	$157,782	$48,726	30.9%

Net revenue for Combined 2019 was $206.5 million, an increase of 30.9% from net revenue of $157.8 million for the year ended December 31, 2018. The increase in products revenue includes a $50.2 million increase in large animal models from the EGSI business acquired in June 2019. In addition, products revenue from our diets and bedding products increased $1.9 million, or 4.2%. Products revenue from our small animal models decreased $7.6 million due to lower volumes. Services revenue increased $4.1 million primarily due to boarding revenues from the EGSI business acquired in June 2019, offset in part by lower contract breeding services.

Cost of Sales

Cost of sales for Combined 2019 were $159.0 million (77.0% of net revenue), an increase of 38.0% from cost of sales of $115.2 million (73.0% of net revenue) for the year ended December 31, 2018. The increase was primarily driven by a full year of costs in 2020 for the EGSI business acquired in June 2019 and the GEMS business acquired in December 2019. Cost category increases included $22.5 million in inventory costs (in line with the volume impacts discussed in revenue above), $7.1 million in higher compensation and benefit costs, $6.9 million in direct costs driven by higher transportation and direct material costs, $2.7 million in higher facility costs driven by higher rent and depreciation from the EGSI sites acquired in June 2019, $1.7 million for inventory step-up cost amortization from the acquisition of the EGSI business and $1.7 million in other costs primarily related to boarding costs.

Selling, General and Administrative expenses (“SG&A”)

SG&A for Combined 2019 was $29.8 million (14.4% of net revenue), an increase of 84.4% compared to $16.2 million (10.3% of net revenue) during the year ended December 31, 2018. The period June 3, 2019 to December 31, 2019 included in Combined 2019 includes corporate costs excluded by definition from direct expenses. Combined 2019 saw higher employee compensation and benefit costs driven by staffing needs post LabCorp Transaction, higher professional fees incurred at Envigo that were previously carried at parent level prior to LabCorp Transaction and higher IT equipment costs now incurred by Envigo previous posted at parent prior to the LabCorp Transaction.

Amortization of Intangible Assets

Amortization of intangible assets was $2.2 million during Combined 2019 compared to $1.8 million for the year ended December 31, 2018. The increase is primarily due to amortization of the intangibles associated with the EGSI business acquired in June 2019, offset in part by impairment of the customer relationship intangible of our Italian subsidiary.

Other Operating Expense

Other operating expense for Combined 2019 (related to the period June 3, 2019 to December 31, 2019) was $11.3 million including $6.0 million for costs associated with the LabCorp Transaction, $3.4 million for costs incurred related to the integration of EGSI into the Envigo and $1.8 million for other restructuring activities. The restructuring expenses represent severance and other costs associated with reorganizing Envigo post the LabCorp Transaction.

Net Interest Expense

Net interest expense for Combined 2019 (related to the period June 3, 2019 to December 31, 2019) was $6.2 million related to interest and debt issuance cost amortization on the Seller Note issued as part of the LabCorp Transaction.

Gain on Bargain Purchase of Business

Gain on bargain purchase of business of $2.1 million in Combined 2019 (related to the period June 3, 2019 to December 31, 2019) represents the gain on the bargain purchase of Envigo GEMS business from Horizon Discovery Group plc for one dollar.

Foreign Exchange Gains (Losses)

Foreign exchange gains for Combined 2019 (related to the period June 3, 2019 to December 31, 2019) of $0.4 million represent realized and unrealized foreign exchange losses primarily associated with the remeasurement of intercompany loans.

Income Taxes

During Combined 2019 (related to the period June 3, 2019 to December 31, 2019), we recorded income tax benefit of $2.4 million. The tax rate differs from the federal statutory rate primarily due to foreign rate differentials, offset by non-deductible items primarily associated with losses related to the sale of our Spain CRS business.

Income (Loss) from Discontinued Operations

During Combined 2019 (related to the period June 3, 2019 to December 31, 2019), the loss from discontinued operations of $0.4 million related to our CRS business including $3.3 million in losses from operations, $0.8 million for a loss on the sale of the CRS Germany business in July 2019 and $0.2 million for impairment of CRS Israel assets held for sale, partially offset by $3.6 million for a gain on the sale related to the CRS Spain business.

Results of Operations for the Three and Six Months Ended June 30, 2021 and June 30, 2020

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenue	$71,416	$54,449	$141,095	$115,309
Operating costs
Cost of sales	(53,764)	(47,017)	(105,751)	(94,403)
Selling, general and administrative expenses	(11,151)	(10,217)	(22,837)	(20,703)
Amortization of intangible assets	(650)	(672)	(1,300)	(1,262)
Loss on impairment of goodwill and intangible assets	—	—	—	(49,506)
Other operating expense	(1,389)	(1,115)	(2,069)	(2,916)
Operating income (loss)	4,462	(4,572)	9,138	(53,481)
Interest expense, net	(1,728)	(2,391)	(3,633)	(4,838)
Interest expense, net - related parties	(277)	—	(440)	—
Gain on forgiveness of debt	—	—	346	—
Foreign exchange (losses) gains	(282)	(100)	519	(1,936)
Other income	88	115	20	217
Income (loss) from continuing operations, before income taxes	2,263	(6,948)	5,950	(60,038)
Income tax (expense) benefit	(582)	271	(1,501)	5,326
Income (loss) from continuing operations	1,681	(6,677)	4,449	(54,712)
(Loss) income from discontinued operations, net of tax	(82)	(44)	(25)	49
Consolidated net income (loss)	$1,599	$(6,721)	$4,424	$(54,663)

Three months ended June 30, 2021 compared with three months ended June 30, 2020

Revenue

	Three Months Ended June 30,
	2021	2020
Products	$63,257	$49,437
Services	8,159	5,012
	$71,416	$54,449

Net revenues for the three months ended June 30, 2021 were $71.4 million, an increase of 31.2% from net revenues of $54.4 million for the three months ended June 30, 2020.

The increase includes a $13.8 million increase in product revenues and an increase of $3.1 million in services revenue. The increase in product revenues was primarily driven by volume increases across all product lines, as volumes in the three months ended June 30, 2020 were negatively impacted by the global shutdowns as a result of COVID-19. The increase in service revenue is driven by higher boarding revenue from additional animal colonies including the animal colony sold in December 2020.

Cost of Sales

Cost of sales for the three months ended June 30, 2021 were $53.8 million (75.3% of net revenue), an increase of 14.4% from cost of sales of $47.0 million (86.4% of net revenue) for the three months ended June 30, 2020.

The increase was driven by $3.5 million in higher direct costs due to $3.5 million in higher transportation costs, $1.0 million in higher direct material costs, partially offset by $1.0 million in lower boarding costs, $1.0 million in higher inventory costs (in line with the volume impacts discussed in revenue above), $0.9 million in higher compensation and benefit costs, $0.8 million in higher facility costs and $0.3 million in higher sales tax and $0.1 million in higher travel costs.

Selling, General and Administrative expenses (“SG&A”)

SG&A for the three months ended June 30, 2021 was $11.2 million (15.6% of net revenue), an increase of 9.1% compared to $10.2 million (18.8% of net revenue) during the three months ended June 30, 2020.

The main variances were $0.8 million in higher compensation and benefit costs and $0.4 million in loss on disposal of fixed assets, partially offset by $0.1 million in lower depreciation expense.

Amortization of Intangible Assets

Amortization of intangible assets was $0.7 million during both the three months ended June 30, 2021 and 2020.

Other Operating Expense

Other operating expense of $1.4 million for the three months ended June 30, 2021 includes $0.8 million for the ERP system upgrade, $0.5 million for restructuring activities and $0.1 million related to the Company’s response to the coronavirus pandemic. The ERP system upgrade expenses include $0.6 million for IT service contracts and licenses and $0.2 million for external labor and consulting fees incurred as we prepare the system for upgrade, which is expected to take place during the third quarter of 2021. The restructuring expenses include $0.4 million for employee related cost incurred as we continue the transition of our North America transportation service to our consolidated VIE, along with costs associated with the closure and relocation of the Bresso, Italy facility to an existing locations, and the relocation of our small animals operations from our Haslett, Michigan site to other U.S. sites. Other operating expense of $1.1 million for the three months ended June 30, 2020 includes $0.6 million related to costs incurred to integrate EGSI into the Envigo systems and processes, $0.4 million in restructuring costs primarily related to the professional fees incurred as a result of the LabCorp Transaction, and $0.1 million related to the Company’s response to the coronavirus pandemic.

Net Interest Expense

Net interest expense (including related party interest) was $2.0 million for the three months ended June 30, 2021 compared to $2.4 million for the three months ended June 30, 2020. The decrease of $0.4 million was primarily due to the lower interest rate on the Main Street Term Loan, the proceeds of which were used to reduce the higher interest rate bearing Seller Note, partially offset by increased debt levels under the Main Street Loan, higher rate borrowings under the Second Lien Loan and higher debt issuance cost and original issuance discount amortization.

Foreign Exchange Gains (Losses)

Foreign exchange losses for the three months ended June 30, 2021 were $0.3 million compared to foreign exchange losses for the three months ended June 30, 2020 of $0.1 million.

Income Taxes

During the three months ended June 30, 2021, we recorded income tax expense of $0.6 million (or 25.7%) on net income from continuing operations before income taxes of $2.3 million. The tax rate differs from the federal statutory rate primarily due to the mix of income before income taxes between the U.S. and foreign countries and the valuation allowance recorded on the Company’s net deferred tax assets.

During the three months ended June 30, 2020, the Company recorded income tax benefit of $271 (or 3.9%) on net losses from continuing operations of $6,948. The tax rate differs from the federal statutory rate primarily due to cumulative impact of the adjustment of the full-year forecasted tax rate, partially offset by benefit from a carryback refund of $809.

Income (Loss) from Discontinued Operations

During the three months ended June 30, 2021 loss from discontinued operations was $0.1 million from our CRS Israel business compared to loss from discontinued operations of less than $0.1 million during the three months ended June 30, 2020.

Six months ended June 30, 2021 compared with six months ended June 30, 2020

Revenue

	Six Months Ended June 30,
	2021	2020
Products	$123,851	$102,985
Services	17,244	12,324
	$141,095	$115,309

Net revenues for the six months ended June 30, 2021 were $141.1 million, an increase of 22.4% from net revenues of $115.3 million for the six months ended June 30, 2020.

The increase includes a $20.9 million increase in product revenues and an increase of $4.9 million in services revenue. The increase in product revenues was primarily driven by volume increases across all product lines, as volumes in the six months ended June 30, 2020 were negatively impacted by the global shutdowns as a result of COVID-19. The increase in service revenue is driven by higher boarding revenue from additional animal colonies including the animal colony sold in December 2020.

Cost of Sales

Cost of sales for the six months ended June 30, 2021 were $105.8 million (75.0% of net revenue), an increase of 12.0% from cost of sales of $94.4 million (81.9% of net revenue) for the six months ended June 30, 2020.

The increase was driven by $6.3 million in higher direct costs due to $5.5 million in higher transportation costs and $1.5 million in higher direct material costs (in line with the volume impacts discussed in revenue above), $3.2 million in higher inventory costs, $0.6 million in higher sales tax, $0.3 million in facility costs, partially offset by $0.2 million in lower labor costs and $0.1 million in lower insurance costs.

Selling, General and Administrative expenses (“SG&A”)

SG&A for the six months ended June 30, 2021 was $22.8 million (16.2% of net revenue), an increase of 10.3% compared to $20.7 million (18.0% of net revenue) during the six months ended June 30, 2020.

The main variances were $1.8 million in higher compensation and benefit costs and $0.4 million in loss on disposal of fixed assets, partially offset by $0.4 million in lower travel costs due to COVID-19 restrictions.

Loss on Impairment of Goodwill and Intangible Assets

During the six months ended June 30, 2020, we recorded impairment losses of $39.7 million and $9.8 million on our goodwill and intellectual property intangible assets, respectively. At March 31, 2020, due to the negative impact that COVID-19 was having on our business, we performed quantitative impairment tests using a discounted cash flow model to compare the fair value of our goodwill and customer relationships and intellectual property intangible assets to their carrying values. The analysis resulted in the full impairment of our goodwill and impairment of certain intellectual property intangible assets.

Amortization of Intangible Assets

Amortization of intangible assets was $1.3 million during both the six months ended June 30, 2021 and 2020.

Other Operating Expense

Other operating expense of $2.1 million for the six months ended June 30, 2021 includes $1.0 million for restructuring activities, $0.8 million for the ERP system upgrade and $0.2 million related to the Company’s response to the coronavirus pandemic. The restructuring expenses are employee related costs incurred as we continue the transition of our North America transportation service to our consolidated VIE, along with costs associated with the closure and relocation of the Bresso, Italy facility to an existing location and the relocation of our small animals operations from our Haslett, Michigan site to other U.S. sites. The ERP system upgrade expenses include $0.6 million for IT service contracts and licenses and $0.2 million for external labor and consulting fees incurred as we prepare the system for upgrade, which is expected to take place during the third quarter of 2021. Other operating expense of $2.9 million for the six months ended June 30, 2020 includes $2.1 million for integration expenses incurred to integrate EGSI and GEMS into the Envigo systems and processes, $0.7 million for restructuring activities including $0.4 million related to the professional fees incurred as a result of the LabCorp Transaction and $0.3 million in employee-related costs as a result of the LabCorp Transaction and $0.1 million related to the Company’s response to the coronavirus pandemic.

Net Interest Expense

Net interest expense (including related party interest) was $4.1 million for the six months ended June 30, 2021 compared to $4.8 million for the six months ended June 30, 2020. The decrease of $0.7 million was primarily due to the lower interest rate on the Main Street Term Loan, the proceeds of which were used to reduce the higher interest rate bearing Seller Note, partially offset by increased debt levels under the Main Street Loan, higher rate borrowings under the Second Lien Loan and higher debt issuance cost and original issuance discount amortization.

Gain on Forgiveness of Debt

During the six months ended June 30, 2021, we recorded a gain of $0.4 million related to the forgiveness of the PPP loan of our consolidated VIE.

Foreign Exchange Gains

Foreign exchange gains for the six months ended June 30, 2021 were $0.5 million compared to foreign exchange losses for the six months ended June 30, 2020 of $1.9 million.

Income Taxes

During the six months ended June 30, 2021, we recorded income tax expense of $1.5 million (or 25.2%) on net income from continuing operations before income taxes of $6.0 million. The tax rate differs from the federal statutory rate primarily due to the mix of income before income taxes between the U.S. and foreign countries and the valuation allowance recorded on the Company’s net deferred tax assets.

During the six months ended June 30, 2020, we recorded income tax benefit of $5,326 (or 8.9%) on net losses from continuing operations of $60,038. The tax rate differs from the federal statutory rate primarily due to the tax impact of non-deductible goodwill impairment, valuation allowance against the ability to realize net operating losses in certain of our foreign operations, foreign tax-rate differentials, partially offset by benefit from a carryback refund of $809 and state income taxes.

Income (Loss) from Discontinued Operations

During the six months ended June 30, 2021, income from discontinued operations was less than $0.1 million from our CRS Israel business, compared to losses from discontinued operations of less than $0.1 million during the six months ended June 30, 2020.

Agreement and Plan of Merger

On September 21, 2021, we entered into the Merger Agreement with Envigo pursuant to which we agreed, subject to certain conditions, to acquire Envigo by Merger of Envigo with a newly formed, wholly owned subsidiary of ours.

Under the terms and conditions of the Merger Agreement, the aggregate consideration to be paid to the holders of outstanding equity interests in Envigo in the Merger will consist of cash consideration of $200.0 million, subject to adjustment as set forth in the Merger Agreement, and 9,365,173 Inotiv common shares, subject to adjustment as set forth in the Merger Agreement, which shares had an aggregate market value of approximately $285.0 million based on the volume weighted average sales price of such shares as traded on the NASDAQ Capital Market calculated for the 20-trading day period ending on September 20, 2021. The mix of cash and stock consideration is subject to adjustment as provided in the Merger Agreement. It is anticipated that, upon completion of the Envigo Acquisition, our current shareholders will own approximately 64% of our outstanding common shares and the former stockholders of Envigo will own, in the aggregate, approximately 36% of our outstanding common shares.

Consummation of the Envigo Acquisition is subject to certain conditions set forth in the Merger Agreement, including the approval of the Merger Agreement and the Merger by the Envigo stockholders, certain approvals by our shareholders, as described below, performance by the parties of their material covenants under the Merger Agreement, accuracy of representations and warranties set forth in the Merger Agreement, the absence of a material adverse effect (as defined in the Merger Agreement) with respect to either party, the expiration of applicable waiting periods under applicable antitrust laws, and other customary closing conditions. Because the number of common shares to be issued in the Envigo Acquisition would exceed 20% of our outstanding common shares, NASDAQ Listing Standard 5635(a) requires that we obtain shareholder approval prior to issuing the shares in the Merger. In addition, the number of shares to be issued in the Envigo Acquisition would exceed the number of authorized shares we have available for issuance under our articles of incorporation. The Merger Agreement requires us to call a special meeting of our shareholders and to submit to our shareholders at the special meeting proposals to (i) amend our articles of incorporation to increase the number of our authorized shares to an amount that would be sufficient to allow the consummation of the Merger and (ii) approve the issuance of the common shares to be issued pursuant to the Merger Agreement. The consummation of the Merger is conditioned on the approval of both of these proposals by our shareholders.

The Merger Agreement provides that, at the effective time of the Merger, our Board will be expanded from five to seven members and will consist of our Chief Executive Officer, our Chief Strategy Officer, two of our existing independent directors, one director designated by each of Jermyn Street and Savanna Holdings (collectively, the "Nominating Holders") and one director nominated by us and approved by the Nominating Holders. After consummation of the Merger, if it is consummated, pursuant to the terms of a shareholders agreement among us, the Nominating Holders and certain other Envigo shareholders, each Nominating Holder will have the right to designate one member of our Board and to approve the director who succeeds the mutually approved director (who may be the same mutually approved director) for as long as they continue to hold 5% or more of our outstanding common shares. The parties to the shareholders agreement will also agree to certain voting provisions and restrictions on transfer of the shares they receive in the Merger and receive certain registration rights with respect thereto.

The Merger Agreement may be terminated prior to the consummation of the Envigo Acquisition by mutual agreement of the parties, by either party if the other party breaches its obligations under the Merger Agreement, or by either party if the transaction has not been consummated on or prior to the end date set forth in the Merger Agreement (which date is subject to extension as described therein), or any governmental authority has issued an order making the transaction illegal or otherwise prohibiting its consummation.

This description of the Merger Agreement is qualified in its entirety by reference to the terms of the Merger Agreement, the form of which is attached as Exhibit 2.1 to this current report on Form 8-K.

We have received commitments from a group of lenders and from Jefferies to provide $275.0 million of secured and unsecured financing to pay a portion of the cash portion of the Merger consideration and related transaction expenses and to provide us with additional liquidity following the completion of the Envigo Acquisition. The commitments are subject to certain conditions set forth therein, including the accuracy of certain representations and warranties made by Envigo in the Merger Agreement and to be made by us in the documents governing the financing, the execution of definitive agreements, consummation of the Envigo Acquisition, delivery of customary closing documents and the absence of any material adverse effect (as defined in the Merger Agreement).

Consummation of the Envigo acquisition is subject to certain conditions set forth in the Merger Agreement, including the approval of the Merger Agreement and the Merger by the Envigo stockholders (which approval was obtained on September 21, 2021), the approval by our shareholders of proposals to increase the number of our authorized shares to an amount that will allow us to satisfy our obligation to issue the Common Shares required by the Merger Agreement and to approve the issuance of the Common Shares to be issued upon consummation of the Merger as required by applicable NASDAQ rules, the expiration of any applicable waiting period under U.S. and applicable foreign antitrust, competition and foreign direct investment laws, performance by the parties of their material covenants under the Merger Agreement, accuracy of representations and warranties set forth in the Merger Agreement, the absence of a material adverse effect (as defined in the Merger Agreement) with respect to either party, and other customary closing conditions. Because the number of common shares to be issued in the Merger would exceed 20% of our outstanding common shares, NASDAQ Listing Standard 5635(a) requires that we obtain shareholder approval prior to issuing the shares in the Merger. In addition, the number of shares to be issued in the Merger would exceed the number of authorized shares we have available for issuance under our articles of incorporation. The Merger Agreement requires us to call a special meeting of our shareholders and to submit to our shareholders at the special meeting proposals to (i) amend our articles of incorporation to increase the number of our authorized shares to an amount that would be sufficient to allow the consummation of the Merger and (ii) approve the issuance of the common shares to be issued pursuant to the Merger Agreement. The consummation of the Merger is conditioned on the approval of both of these proposals by our shareholders, and the Merger will not be consummated if our shareholders fail to approve either one of these proposals.

The proposed Merger involves numerous risks. For more information about these risks, please see the information under the caption “Risk Factors.” The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text thereof. The Merger Agreement is filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on September 21, 2021, which Current Report is incorporated herein by reference. Shareholders and other interested parties are urged to read this agreement in its entirety prior to voting on the proposals presented at the Special Meeting.

Shareholders Agreement

The consummation of the merger is conditioned upon our entering into a shareholders agreement with certain stockholders of Envigo, including Jermyn Street and Savanna Holdings, who we sometimes refer to collectively as the "Nominating Holders". The Nominating Holders own, in the aggregate, approximately 72.6% of the outstanding voting stock of Envigo. The shareholders agreement provides that, at the effective time of the merger, our board will consist of our CEO, our Chief Strategy Officer, two of our current independent directors, one person to be designated by Jermyn Street, one person to be designated by Savanna Holdings and one person designated by our nominating committee and approved by the Nominating Holders, who we call the "approved director". After the consummation of the merger and for so long as a major holder beneficially owns five percent or more of our outstanding voting shares, the major holder will have the right to designate one nominee for election to our board upon the expiration of the term of the initial designee or any subsequent designee of that major holder and to approve our nominee for the board seat held by the approved director or any subsequent approved director upon expiration of the approved director's term. Pursuant to the shareholders agreement, we agreed that we will include the nominees designated by the Nominating Holders and the approved director in management's slate of directors for the applicable meeting, solicit proxies to approve the election of those persons to the board and recommend to our shareholders that those persons be elected as directors. Board vacancies occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the board of a director designated by a major holder are to be filled by a person designated by that major holder.

The shareholders agreement requires the shareholders who are parties thereto to refrain from selling or otherwise transferring the shares they receive in the merger, subject to certain exceptions set forth in the shareholders agreement, for a period of 180 days after the effective time of the merger. The shareholders agreement also restricts each major holder, until such major holder no longer holds 5% or more of our outstanding common shares, a change of control transaction, a material breach of the shareholders agreement by us, or any winding up, dissolution or liquidation or bankruptcy (subject to certain permitted exceptions) from (i) transferring shares to our competitors or to persons who, after the transfer, would own more than 10% of our outstanding common shares, subject to certain permitted exceptions; (ii) making any public announcement, proposal or offer, with respect to (a) acquisitions of additional common shares, (b) any restructuring, recapitalization, liquidation or similar transaction, (c) the election of directors other than the Nominating Holders’ designees or (d) changes to our board and calling of special meetings; (iii) publicly seeking a change in the composition or size of our board; (iv) acquiring beneficial ownership of additional voting securities of ours; (v) call for, or initiate propose or requisition a call for any general or special meeting of our shareholders, (vi) publicly state an intention, plan or arrangement to do any of the foregoing or assist, instigate, encourage or facilitate any third party to do any of the foregoing.

The shareholders agreement requires the shareholders who are parties thereto to cause all voting securities owned by them to be present at any annual or special meeting at which directors are to be elected, to vote such securities either as recommended by our board, or in the same proportions as votes cast by other voting securities with respect to director nominees or other nominees and in favor of any director nominee of the Nominating Holders, and not to vote in favor of a change of control transaction pursuant to which the Nominating Holders would receive consideration that is different in amount or form from other stockholders unless approved by our board.

The shareholders agreement requires us to file with the SEC, and use our commercially reasonable efforts to cause to become effective no later than 180 days after the effective time of the merger, a registration statement to register for resale the common shares received by the shareholders in the merger and any other securities issued by or issuable with respect to such common shares by way of a stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event. The shareholders agreement also entitles the shareholders to require us to file additional registration statements after we become eligible to use Form S-3 for such registrations. The shareholders agreement sets forth certain customary procedures to be followed and provides for customary rights and obligations of us and the holders in connection with the registration of the shareholders' shares and provides that we may delay filing of such registration statements in certain circumstances set forth in the shareholders agreement.

Background of the Merger

On September 21, 2021, we announced that we had entered into the Merger Agreement and would acquire Envigo. The proposed Envigo acquisition was the result of the ongoing and disciplined execution by our executive team to continue its expansion of services and further vertical integration of the Pre-clinical CRO services and products business. The Envigo acquisition is in line with our framework for evaluating potential strategic combinations considering current and expected business and economic conditions, developments in the discovery and development of drugs and medical devices, and our position in the industry. Among other things, the framework focuses on generating long-term value by looking for accretive opportunities, adding and capturing the benefits of scale to create efficiencies, to grow free cash flow and to maintain strength of the balance sheet, and ultimately, create a preferred destination for people to advance their careers, provide the best service and value for our clients, and provide a meaningful return to shareholders. With the assistance of our legal and financial advisors, our management conducted its evaluation of Envigo.

Management is continually engaged in discussions with other companies to identify potential business combinations, joint ventures, and other transactions that meet Inotiv’s strategic framework, further its strategic objectives and enhance shareholder value. Senior management regularly briefs the Board on these discussions.

On November 19, 2019, Robert Leasure, Jr., Inotiv’s President and CEO, first met Scott Cragg of Jermyn Street Associates, and a Director of Envigo, at Mr. Cragg's office in New York City as part of an ongoing effort to meet leaders in the industry and ongoing efforts to evaluate strategic opportunities.

On April 23, 2021, Mr. Leasure received an email (on which Mr. Cragg was copied) from a Managing Director of Bank of America Securities, which offered to set up a phone call between Mr. Cragg and Mr. Leasure to discuss each other’s business and determine ways in which the two companies could potentially work together.

On April 28, 2021, the representative from Bank of America, Mr. Cragg and Mr. Leasure had a conference call and re-introduction and discussed current potential strategic business combination benefits.

On April 30, 2021, Mr. Cragg made an e-mail introduction for Mr. Leasure to Adrian Hardy, the CEO of Envigo.

On May 5, 2021, Mr. Leasure and Mr. Hardy had a phone call to discuss business opportunities related to combining the Companies.

On May 16, 2021, Mr. Leasure and Mr. Cragg had a telephone call with a representative of Bank of America Securities to review discussion materials which outlined preliminary considerations for a business combination between Inotiv and Envigo.

On May 21, 2021, Envigo and Inotiv entered into a Mutual Non-Disclosure Agreement.

On May 24, 2021, Mr. Leasure received an Envigo Corporate Overview from Mr. Hardy which provided more details about the Envigo business.

During June, July, August and September, Mr. Cragg and Mr. Hardy and other members of the Envigo Management team had consistent calls every week and followed up regarding business matters, due diligence, agreements, closing issues and post-closing operations.

During June, July and August, Mr. Leasure had calls with Bank of America Securities to discuss potential engagement and financing structures.

On June 15, 2021, Mr. Leasure received a “Combination analysis” from Bank of America Securities.

On June 16, 2021, Mr. Leasure received an updated “Combination Analysis” from Bank of America Securities. This presentation was shared with Board members.

On June 17, 2021, Mr. Cragg, Mr. Hardy, Jim Harkness, Envigos's Chief Operating Officer, Mr. Leasure and John Sagartz (Inotiv's Chief Strategy Officer) met in New York City to discuss Inotiv's strategic vision, Envigo revenue and growth opportunities, and the logic for combining the two companies. Messrs. Cragg, Hardy and Harkness provided a corporate overview of Envigo that covered multiple aspects of Envigo, including assets, strategy, operations, financial positions, marketing and business development, and commercial agreements. Mr. Leasure and Mr. Sagartz provided a similar overview of Inotiv based on publicly available information. At this meeting, Mr. Cragg and Mr. Leasure discussed a range of valuations and potential deal structures.

On June 27 and 28, 2021, the senior executives from both Inotiv and Envigo, including Mr. Leasure, Mr. Hardy met in Indianapolis to review business opportunities, organization opportunities, outline strategic opportunities and synergies for a combined company. The Inotiv team left the meeting with additional due diligence related follow-up questions.

On July 2, 2021, Mr. Leasure updated Board members on status of due diligence and potential deal structure for Envigo.

On or about July 2, 2021, Inotiv contacted its regular outside counsel, Ice Miller LLP, to represent Inotiv in connection with the potential combination between Inotiv and Envigo.

On Jul 3, 2021, Mr. Leasure received an email from Bank of America Securities with some due diligence recommendations.

On July 7, 2021, Inotiv held a Board call in which Mr. Leasure updated the Board members on recent mergers and acquisition discussions and strategy, including developments in the discussions with Envigo.

On July 7, 2021, Mr. Leasure received a draft agreement from Bank of America Securities with proposed engagement terms, but without a fee proposal or financing proposal.

On July 8, 2021, Mr. Leasure and Beth Taylor, Vice President of Finance and Chief Financial Officer of Inotiv, met with representatives of Colliers Securities in Indianapolis to discuss the potential acquisition of Envigo and potential transaction structures and financing opportunities with Colliers. After this meeting, Colliers Securities responded with thoughts on financings and structure but did not submit any proposals.

On July 10, 2021, Mr. Leasure provided the Board members with an update on the discussions with Envigo and the interactions with the investment banks.

On July 12, 2021, Mr. Leasure emailed an initial non-binding indication of interest letter and a draft of a proposed exclusivity agreement to Mr. Cragg. The non-binding indication of interest proposed a transaction in which Inotiv would acquire Envigo in a merger transaction with a proposed purchase price of $485.0 million, consisting of $225.0 million in cash and $260.0 million in Inotiv Common Shares, subject to a working capital adjustment. The letter also proposed that each of the two largest shareholders of Envigo would have the right to appoint one person for election to the Inotiv Board and to approve one additional member nominated by Inotiv for as long as it held at least 10% of Inotiv's fully diluted shares. The letter included a financing contingency and included a description of certain assumptions and conditions related to the proposal.

On July 13, 2021, Mr. Leasure received a revised draft engagement letter from Bank of America for financial advisory services which included fee proposals, but no financing proposal. Mr. Leasure shared the indication of interest letter and exclusivity agreement with Bank of America Securities.

On July 14, 2021, Mr. Leasure received an email from Bank of America Securities with comments on the indication of interest letter.

On July 14, 2021, Mr. Leasure met with Mr. Cragg and Mr. Hardy in New York to discuss strategic issues related to the proposed transaction, organizational issues, additional due diligence issues, and further deal structuring issues.

On July 16, 2021, Mr. Leasure discussed the potential acquisition and potential proposal for financial advisory services, and advice on potential transaction structures for financing the transaction with a representative of Jefferies.

On July 18, 2021, Mr. Leasure received comments on the indication of interest letter and exclusivity agreement from Mr. Cragg. The revised letter proposed a purchase price of $500.0 million, consisting of $240.0 million in cash and $260.0 million in Inotiv Common Shares, proposed to eliminate the working capital adjustment, proposed to reduce the ownership threshold for maintaining board nomination rights from 10% to 5% of the fully diluted shares and added a second test based on an undefined percentage of the shares acquired in the proposed transaction, included a requirement for committed financing at the time of signing a definitive agreement, and proposed the deletion of certain conditions specified by Inotiv in the original letter. The response also included significant comments on the exclusivity agreement.

On July 19, 2021, Mr. Leasure provided Board members with another update on the status of the Company's mergers and acquisitions activities, including the proposed Envigo transaction, and provided the Board members with the comments on the draft indication of interest and exclusivity agreement received from Envigo.

On July 20, 2021, Mr. Leasure, Mr. Sagartz, Mr. Harkness, and Carmen Wilborn, Envigo's Vice President of North American Operations, began a due diligence tour to visit multiple Inotiv and Envigo sites. In addition, during this time, Mr. Leasure began talking to Michael Garret, Envigo's Senior Vice President, Commercial, and members of Inotiv senior management met in Indianapolis with members of Envgo's senior management to continue discussions with counterparts.

Between July 20, 2021 and August 20, 2021, Mr. Leasure and Mr. Sagartz visited Envigo locations in Missouri, Virginia, Maryland, Pennsylvania, Texas, San Francisco, Indiana, Wisconsin, The Netherlands and England.

On July 26, representatives of Jefferies delivered draft engagement letters for financial advisory and financing services to Inotiv. Mr. Leasure provided copies of these materials to certain Board members and to Ice Miller.

On July 28, 2021, after working with representatives of Jefferies and Ice Miller on a response to Envigo’s proposed terms, Mr. Leasure sent revised drafts of the indication of interest and exclusivity agreement to Envigo. These drafts proposed a purchase price of $500.0 million consisting of between $190.0 million and $210.0 million in cash and between $290.0 million and $310.0 million in Common Shares, re-inserted the working capital adjustment, increased the threshold to retain nominating rights to 10% from 5% or 50% of the shares acquired by the Nominating Holder in the proposed transaction, and agreed to providing committed capital at the signing of the definitive agreement.

On July 30, 2021, Envigo responded with its comments to the July 28, 2021 draft Indication of Interest and Exclusivity Agreement.

On August 1, 2021, Mr. Leasure provided Board members with another update.

On August 2, 2021, Mr. Cragg and Mr. Leasure had further discussions regarding the indication of interest and exclusivity agreement and the proposed terms for the transaction.

On August 2, 2021, Inotiv further amended the non-binding indication of interest and exclusivity agreement and shared it with the Board members. The Board members approved the non-binding terms of the indication of interest and exclusivity agreement. Mr. Leasure sent the revised non-binding executed indication of interest and exclusivity agreement to Mr. Cragg. The price outlined in the indication of interest consisted of an aggregate price of $500.0 million, consisting of (i) cash to be paid at closing in an amount between the range of $200.0 million and $230.0 million; and (ii) a number of Inotiv common shares to be delivered at closing, having a value between the range of $270.0 million and $300.0 million, and calculated based on the volume weighted average price ("vwap") of Inotiv common shares as reported by NASDAQ for a time period (to be mutually agreed) ending prior to signing of a definitive agreement. The exact amount of cash to be paid at closing and the value of the Inotiv shares were to be determined as Inotiv finalized its financing arrangements.

On August 11, 2021, the Board members discussed the alternative discussions and proposals reviewed by management, the proposed transaction structure, the timing of a transaction and the status of the financing contingencies as part of the transaction, and the related fees and pricing, as well as the terms of Jefferies’ proposed engagement. At the end of the meeting, the Board unanimously approved moving forward with the proposed transaction and proceeding with the engagement of Jefferies to provide financial advisory and financing services to Inotiv.

On August 16, 2021, Inotiv received the counter signed/executed Exclusivity Agreement from Envigo.

On August 18, 2021, Ice Miller delivered a draft Agreement and Plan of Merger to Envigo.

On August 20, 2021, Mr. Leasure and Mr. Sagartz completed the initial due diligence site tour, having visited 17 of 22 Envigo locations.

On August 20, 2021, Mr. Leasure updated the Board members regarding the status of the transaction and due diligence.

On August 22, 2021, Inotiv entered into an engagement letter with Jefferies to provide financial advisory services.

On September 3, 2021, the Board had a telephonic meeting at which representatives from Ice Miller were in attendance to discuss status of Envigo merger agreement, due diligence and other merger and acquisition activity along with other matters.

On September 10, 2021, the Board had a telephonic meeting, which also included representatives from Ice Miller and Jefferies, to outline the status of the transaction and financing and further updates on due diligence. At this meeting, Ice Miller explained the terms of the transaction and discussed key negotiating points with the Board and provided a presentation to the Board regarding the duties of directors in Indiana corporations.

On September 17, 2021, Inotiv had a board call which included representatives from Ice Miller and Jefferies in order to review the transaction. Management updated the Board on the due diligence conducted to date, as well as the status of the negotiations with Envigo. Inotiv management and the representatives of Ice Miller and Jefferies answered questions from the Board about various legal, financial, technical and operational issues related to the potential transaction.

On September 17, 2020, Mr. Leasure and Mr. Cragg had a discussion regarding remaining open business issues related to the merger agreement and discussed a proposal to reduce the aggregate purchase price from $500.0 million to $475.0 million and the elimination of the buyer's representation and warranty insurance policy as a pre-condition to the signing of the definitive agreement. Through subsequent discussions and negotiations, the parties proposed to reduce the aggregate purchase price from $500.0 million to $485.0 million and to eliminate the representation and warranty condition to signing the definitive agreement, subject to their respective boards' approval.

On September 17, 2021, the Board met with management and representatives of Jefferies and Ice Miller to discuss the proposed resolution of open business issues., including the proposed purchase price reduction and elimination of the representation and warranty insurance policy condition. After the Board meeting, Mr. Leasure and Mr. Cragg completed the negotiation of the open business issues, subject to their respective boards’ approval.

On September 19, 2021, Ice Miller provided the Board with written due diligence reports prepared by Ice Miller and Allen & Overy related to their respective due diligence investigations.

On September 20, 2021 at approximately 12:00 p.m. EDT, the Board met with management and representatives of Ice Miller to discuss the information in the due diligence reports and the due diligence process generally.

On September 20, 2021 at approximately 4:45 p.m. EDT, the Board met with management and representatives of Ice Miller and Jefferies to discuss the terms of the transaction documents and the status of the negotiations with Envigo and its counsel. At this meeting, representatives of Jefferies reviewed with the Board the proposed financing and Jefferies preliminary financial analysis of the Merger Consideration.

On September 21, 2021 at approximately 7:00 a.m. EDT, the Board held a special meeting to consider the Merger, with representatives of Ice Miller and Jefferies in attendance. Representatives of Jefferies reviewed with the Board Jefferies’ financial analysis of the Merger Consideration. After discussion of the financial analysis among members of the Board and representatives of Jefferies, Jefferies rendered its opinion to the Board to the effect that, as of September 21, 2021 and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be paid by Inotiv in the First Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Inotiv.

Following the Board meeting on September 21, 2021, the parties finalized (1) the Merger Agreement, (2) the disclosure schedules to the Merger Agreement, (3) the Shareholders Agreement, and (4) other ancillary documents to the Merger Agreement, and Inotiv and Envigo executed the Merger Agreement.

On the morning of September 21, 2021, Inotiv issued a press release announcing the transactions contemplated by the Merger Agreement, and Inotiv hosted a telephonic conference meeting of the investor community to explain additional details and the strategic importance of the transaction.

The Board’s Reasons for the Approval of the Merger and the Stock Issuance

This section summarizes the principal potential strategic and financial benefits that Inotiv expects to realize in the Merger. For a discussion of various factors that could prevent or limit Inotiv from realizing some or all of these benefits, see “Risk Factors” beginning on page 28. In evaluating the Merger, the Board consulted with Inotiv management, as well as Inotiv’s legal and financial advisors, and, in reaching its conclusion, considered a variety of factors, including:

•             The Board’s knowledge of Inotiv’s business, operations, financial condition, earnings and prospects and of Envigo’s business, operations, financial condition, earnings and prospects, taking into account the results of Inotiv’s due diligence review of Envigo.

•             The fact that the Merger will create one of the largest vertically integrated, full service, Pre-Clinical products and service providers.

•             The fact that the Merger is expected to be accretive to key financial metrics, including per share metrics.

•             The Board’s belief that the Merger presents the combined organization with the opportunity to:

•              enhance returns and create long-term value for shareholders;

•              enhance free cash flow with expanded margins;

•              further strengthen its balance sheet;

•              increase scale and diversification;

•              expand its infrastructure and support services; and

•              combine experienced management teams.

•             The recommendation of the Merger by Inotiv’s senior management team.

•             The terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which each party may terminate the Merger Agreement.

•             The requirement that Inotiv’s shareholders approve the Merger Share Issuance Proposal as a condition to and in connection with the Merger.

•             The Board’s belief of the reasonable likelihood that the Merger will be completed based on, among other things, the conditions to the Merger and that the outside date of March 31, 2022 (as may be extended to June 30, 2021 as provided in the Merger Agreement) allows for sufficient time to complete the Merger.

•             The Board’s belief that the terms of the ancillary agreements to be entered into upon consummation of the Merger, including the Shareholder Agreement and the lockup provisions contained therein, are reasonable.

•             The Board’s consideration of certain other factors, including historical information concerning Inotiv’s and Envigo’s respective businesses, financial conditions, results of operations, earnings, management, competitive positions and prospects on a projected combined basis and the current and prospective business environment in which Inotiv and Envigo operate, including price levels and volatility, economic conditions, the competitive and regulatory environment and the likely effect of these factors on Inotiv.

•              the financial analysis of the Merger Consideration reviewed by Jefferies with the Board as well as the opinion of Jefferies rendered to the Board on September 21, 2021 as to the fairness, from a financial point of view, to Inotiv of the Merger Consideration to be paid by Inotiv in the First Merger pursuant to the Merger Agreement. See “The Merger—Opinion of Inotiv’s Financial Advisor.”

The Board also considered potential risks and potentially negative factors concerning the Merger in connection with its deliberations of the proposed transaction, including:

•              The possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Inotiv and Envigo, which could result in significant costs and disruption to Inotiv’s normal business.

•              The potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the Merger and the potential effect of the Merger on Inotiv’s business and relations with customers, suppliers and regulators.

•              The substantial costs to be incurred in connection with the Merger, including the costs of integrating the businesses of Inotiv and Envigo and the transaction expenses arising from the Merger.

•              The risk of not capturing all of the anticipated synergies and the risk that other anticipated benefits might not be realized.

•              The restrictions on the conduct of Inotiv’s business during the period between the signing of the Merger Agreement and completion of the Merger.

•              The potential impact on the market price of the Common Stock as a result of the issuance of Common Shares in the Merger.

•              The fact that the Merger Agreement does not contain a financing condition, and the risk that the financing and any refinancing that may be undertaken in connection with the Merger may not ultimately be available at all or on the terms anticipated by Inotiv.

The foregoing discussion of the information and factors considered by the Board is not exhaustive. In view of the Board’s consideration of a wide variety of factors in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the complexity of these matters, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The actual benefits from the Merger could be different from the foregoing estimates and those differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the Board will be realized. See “Risk Factors” beginning on page 28.

The foregoing discussion of the information and factors considered by the Board is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

Opinion of Inotiv’s Financial Advisor

Inotiv retained Jefferies as its financial advisor in connection with a possible acquisition of Envigo. In connection with this engagement, the board of directors requested that Jefferies evaluate the fairness, from a financial point of view, to Inotiv of the Merger Consideration (which for purposes of Jefferies’ analysis and opinion means $200.0 million in cash and 9,365,173 Inotiv Common Shares) to be paid by Inotiv in the First Merger pursuant to the Merger Agreement. At a meeting of the board of directors held on September 21, 2021, Jefferies rendered its opinion to the board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be paid by Inotiv in the First Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Inotiv.

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated here by reference. Inotiv encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the board of directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Mergers or any other matter. Jefferies’ opinion did not address the relative merits of the Mergers or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Inotiv, nor did it address the underlying business decision by Inotiv to engage in the Mergers or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Mergers or otherwise. The Merger Consideration is subject to adjustments as set forth in the Merger Agreement, as to which adjustments Jefferies expressed no opinion. Jefferies’ opinion did not constitute a recommendation as to how the board of directors or any securityholder should vote or act with respect to the Mergers or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated September 21, 2021 of the Merger Agreement;

•	reviewed certain information furnished to Jefferies by the management of Envigo relating to the business, operations and prospects of Envigo;

•	reviewed certain information furnished to Jefferies by the management of Inotiv relating to (a) the business, operations and prospects of Envigo, including financial forecasts and estimates prepared by and approved for Jefferies’ use by the management of Inotiv (the “Inotiv Envigo Forecasts”), and (b) the business, operations and prospects of Inotiv, including financial forecasts and estimates prepared by and approved for Jefferies’ use by the management of Inotiv (the “Inotiv Forecasts” and, together with the Inotiv Envigo Forecasts, the “Forecasts”);

•	held discussions with members of the senior management of Envigo concerning the matters described in second bullet above, and held discussions with members of the senior management of Inotiv concerning the matters described in the second and third bullets above;

•	reviewed certain financial information of Envigo and compared it to the financial information and valuation multiples of certain publicly traded companies that Jefferies deemed relevant;

•	reviewed the share trading price history and valuation multiples for the Inotiv Common Shares and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the Mergers with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered the potential pro forma impact of the Mergers; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by Envigo or Inotiv or that was publicly available to Jefferies (including, without limitation, the information described above) or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management and other representatives of Inotiv that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In Jefferies review, it did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did it conduct a physical inspection of any of the properties or facilities, of Envigo, Inotiv or any other entity, and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate the solvency or fair value of Envigo, Inotiv or any other entity under any laws relating to bankruptcy, insolvency or similar matters.

With respect to the Forecasts provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and assumed, that the Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Inotiv as to the future financial performance of Envigo and Inotiv, as applicable, and the other matters covered thereby. Jefferies expressed no opinion as to the Forecasts or the assumptions on which they were based.

Jefferies relied upon the assessments of the management of Inotiv as to, among other things, Envigo’s existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, service providers and other commercial relationships. Jefferies assumed that there would not be any developments with respect to any such matters that would be material in any respect to its analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies became aware after the date thereof.

Jefferies made no independent investigation of, and expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Envigo, Inotiv or the Mergers and Jefferies assumed the correctness of all legal, regulatory, accounting and tax advice given to Inotiv and/or the board of directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Envigo, Inotiv or the Mergers and legal, regulatory, accounting and tax consequences to Inotiv of the terms of, and transactions contemplated by, the Merger Agreement and related documents. Jefferies was advised that the parties intend that the Mergers will qualify as a tax-free reorganization for federal income tax purposes. Jefferies assumed that the Mergers would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Mergers or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Envigo, Inotiv or the contemplated benefits of the Mergers or that otherwise would be material in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Inotiv, nor did it address the underlying business decision by Inotiv to engage in the Mergers or the terms of the Merger Agreement (including, without limitation, any adjustments to the Merger Consideration under the Merger Agreement) or the documents referred to therein, including the form or structure of the Mergers or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Mergers or otherwise. Jefferies’ opinion did not constitute a recommendation as to how any holder of Inotiv Common Shares should vote on the Mergers or any matter related thereto. Jefferies’ opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Inotiv in the First Merger pursuant to the Merger Agreement (to the extent expressly specified herein). Jefferies was not asked to, and its opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Inotiv or any other party. Jefferies expressed no view or opinion as to the price at which shares of Inotiv Common Shares may trade or otherwise be transferable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the officers, directors or employees of any party, or any class of such persons, in connection with the Mergers relative to the Merger Consideration or otherwise. The issuance of Jefferies’ opinion was authorized by the fairness committee of Jefferies LLC.

In connection with rendering its opinion to the board of directors, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to Inotiv, Envigo or the Mergers. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Inotiv and Envigo in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Inotiv and Envigo. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Inotiv, Envigo or their respective businesses or securities.

The terms of the Mergers were determined through negotiations between Inotiv and Envigo, and the decision by Inotiv to enter into the Merger Agreement was solely that of the board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the Merger Consideration and should not be viewed as determinative of the views of the board of directors or Inotiv management with respect to the Mergers or the Merger Consideration payable in the Mergers.

Financial Analyses

The summary of the financial analyses described in this section is a summary of the material financial analyses reviewed with the board of directors and performed by Jefferies in connection with its analyses and opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 20, 2021 and is not necessarily indicative of current or future market conditions.

Implied Value of the Merger Consideration

For purposes of the financial analyses described below, the term “implied value of the Merger Consideration” means the aggregate consideration paid by Inotiv in the First Merger of $485 million, consisting of (i) cash consideration of $200.0 million, and (ii) stock consideration valued at $285.0 million, consisting of 9,365,173 Inotiv Common Shares valued at $30.43 per share, based on the 20-trading day volume weighted average price, or VWAP, of Inotiv Common Shares as of September 20, 2021.

Envigo Financial Analyses

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of Envigo and the following six selected publicly traded companies that are contract research organizations providing either preclinical (early stage) research services or clinical (late stage) research services that Jefferies considered generally relevant for purposes of analysis, which are collectively referred to as the “Envigo selected companies.”

The selected public companies reviewed included the following:

Early Stage

•	Inotiv

•	Charles River Laboratories International, Inc.

Late Stage

•	ICON plc

•	IQVIA Holdings Inc.

•	Medpace Holdings, Inc.

•	Syneos Health, Inc.

Jefferies reviewed, among other information and to the extent publicly available, enterprise values of the Envigo selected companies, calculated as fully diluted equity values based on closing stock prices on September 20, 2021, plus total debt, preferred equity and non-controlling interests, minus cash and cash equivalents, as a multiple of such company’s estimated adjusted earnings before interest, taxes, depreciation and amortization, and, where applicable, stock-based compensation expense and non-recurring charges (“Adjusted EBITDA”), for calendar years 2022 and 2023, which we refer to as CY 2022E and CY 2023E, respectively. Financial data of the Envigo selected companies (including Inotiv) were based on publicly available research analysts’ estimates, public filings and other publicly available information, and financial data of Envigo were based on the Inotiv Envigo Forecast.

The mean and median multiples for the Envigo selected companies were as follows:

Selected Public Companies Analysis – Early Stage

Financial Metric	Mean	Median
CY 2022E Adjusted EBITDA	23x	23x
CY 2023E Adjusted EBITDA	18x	18x

Selected Public Companies Analysis – Late Stage

Financial Metric	Mean	Median
CY 2022E Adjusted EBITDA	20x	20x
CY 2023E Adjusted EBITDA	18x	18x

Selected Public Companies Analysis - Overall

Financial Metric	Mean	Median
CY 2022E Adjusted EBITDA	21x	21x
CY 2023E Adjusted EBITDA	18x	18x

Jefferies applied a selected range of enterprise value to estimated Adjusted EBITDA multiples set forth in the table below to corresponding data of Envigo based on the Inotiv Envigo Forecasts for Adjusted EBITDA for CY 2022E and CY 2023E, respectively, to determine a range of implied enterprise values for Envigo. This analysis indicated the ranges of approximate implied enterprise value for Envigo set forth in the table below, as compared to the implied value of the Merger Consideration of $485 million.

Selected Public Companies Analysis – Envigo

Financial Metric	Multiple Range	Implied Enterprise Value Reference Range ($ millions)
CY 2022E Adjusted EBITDA	19x - 21x	$973 - $1,075
CY 2023E Adjusted EBITDA	16x - 18x	$984 - $1,106

No company utilized in the selected public companies analysis is identical to Envigo. In evaluating the Envigo selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Inotiv’s, Envigo’s and Jefferies’ control.

Selected Transactions Analysis. Jefferies reviewed, among other things, financial information, to the extent available, for the following thirteen selected transactions, collectively referred to as the “selected transactions”, involving contract research organizations that Jefferies considered generally relevant for purposes of analysis.

The selected transactions reviewed included the following:

Selected Transactions Analysis

Announcement Date	Acquiror	Target
July 2, 2021	EQT IX Fund / Goldman Sachs Asset Management	Parexel International Corporation*
April 15, 2021	Thermo Fisher Scientific Inc.	PPD, Inc.
February 24, 2021	ICON plc	PRA Health Sciences, Inc.
November 20, 2020	Blackstone	Precision Medicine Group*
October 28, 2020	Syneos Health, Inc.	Synteract*
September 1, 2020	ArchiMed	NAMSA*
April 17, 2019	LabCorp (Covance)	Envigo CRS*
February 13, 2019	Charles River Laboratories International, Inc.	Citoxlab
February 13, 2018	Charles River Laboratories International, Inc.	MPI Research
July 31, 2017	LabCorp (Covance)	Chiltern*
June 20, 2017	Pamplona Capital Management, LLP	Parexel International Corporation
January 7, 2016	Charles River Laboratories International, Inc.	WIL Research
July 9, 2015	Charles River Laboratories International, Inc.	Celsis International Ltd.

* Transaction data is confidential but is included in the calculation of mean and median statistics below.

Jefferies reviewed the transaction values of the selected transactions, calculated, as applicable, as the consideration paid or proposed to be paid or the enterprise values implied based on the consideration paid or proposed to be paid in the selected transactions, as a multiple of the target companies’ or assets’ last 12 months, or LTM, and next 12 months, or NTM, Adjusted EBITDA as reported prior to or as of the applicable announcement dates of such transactions. Financial data of the selected transactions and Envigo were based on public filings and other available information, and the Inotiv Envigo Forecasts, respectively.

The mean and median multiples for the selected transactions were as follows:

Selected Transactions Analysis

Financial Metric	Mean	Median
EV / LTM Adjusted EBITDA	17x	14x
EV / NTM Adjusted EBITDA*	16x	16x

* Note: Figures from the selected transactions involving MPI Research, WIL Research and Celsis International Ltd. were excluded because NTM Adjusted EBITDA figures for such transactions were not available.

Jefferies applied a selected range of transaction value to LTM and NTM EBITDA multiples derived from the selected transactions set forth in the table below to Envigo’s LTM Adjusted EBITDA and NTM Adjusted EBITDA, respectively, based on the Inotiv Envigo Forecasts and in each case as of September 30, 2021. This analysis indicated the ranges of approximate implied enterprise values for Envigo set forth in the table below, as compared to the implied value of the Merger Consideration of $485 million.

Selected Transactions Analysis – Envigo

Financial Metric	Multiple Range	Implied Enterprise Value Reference Range ($ millions)
LTM Adjusted EBITDA	13x - 16x	$520 - $640
NTM Adjusted EBITDA	12x - 14x	$583 - $680

No transaction utilized as a comparison in the selected transactions analysis is identical to the Mergers. In evaluating the Mergers, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Inotiv’s, Envigo’s and Jefferies’ control.

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of Envigo by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that Envigo was forecasted to generate during the fiscal years ending September 30, 2022 through September 30, 2026 based on the Inotiv Envigo Forecasts. The terminal values of Envigo were calculated by applying a selected range of Adjusted EBITDA multiples of 9.0x to 11.0x to Envigo’s estimated Adjusted EBITDA for the fiscal year ending September 30, 2026. The present values (as of September 30, 2021) of the cash flows and terminal values were then calculated using a selected discount rate range of 10.5% to 11.5%, based on an estimate of Envigo’s weighted average cost of capital. This analysis indicated a range of implied enterprise values for Envigo of approximately $619 million to $757 million, as compared to the implied value of the Merger Consideration of $485 million.

Inotiv Financial Analyses

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of Inotiv and the Envigo selected companies, excluding Inotiv, that Jefferies considered generally relevant for purposes of analysis, which are collectively referred to as the “Inotiv selected companies.”

Jefferies reviewed, among other information and to the extent publicly available, enterprise values of the Inotiv selected companies as a multiple of such company’s Adjusted EBITDA for CY 2022E and CY 2023E. Financial data of the Inotiv selected companies were based on public filings and other publicly available information, and financial data of Inotiv were based on the Inotiv Forecasts.

The mean and median multiples for the Inotiv selected companies were as follows:

Selected Public Companies Analysis

Financial Metric	Mean	Median
CY 2022E Adjusted EBITDA	21x	21x
CY 2023E Adjusted EBITDA	19x	19x

Jefferies applied a selected range of enterprise value to Adjusted EBITDA multiples set forth in the table below to corresponding data of Inotiv based on the Inotiv Forecasts Adjusted EBITDA for CY 2022E and CY 2023E, respectively, to determine a range of implied enterprise values for Inotiv. Jefferies then subtracted Inotiv’s projected net debt as of September 30, 2021 to calculate a range of implied equity values, and divided by the number of fully diluted Inotiv Common Shares outstanding to calculate a range of implied per share equity values for Inotiv. This analysis indicated the ranges of approximate implied per share equity values for Inotiv set forth in the table below, as compared to the 20-day VWAP for Inotiv Common Shares of $30.43 as of September 20, 2021.

Selected Public Companies Analysis – Inotiv

Financial Metric	Multiple Range	Implied Per Share Equity Value Reference Range
CY 2022E Adjusted EBITDA	20x - 24x	$22.33 - $27.17
CY 2023E Adjusted EBITDA	18x - 22x	$29.58 - $36.57

No company utilized in the selected public companies analysis is identical to Inotiv. In evaluating the Inotiv selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Inotiv’s, Envigo’s and Jefferies’ control.

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of Inotiv by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that Inotiv was forecasted to generate during the fiscal years ending September 30, 2022 through September 30, 2026 based on the Inotiv Forecasts. The terminal values of Inotiv were calculated by applying a selected range of Adjusted EBITDA multiples of 12x to 14x to Inotiv’s estimated Adjusted EBITDA for the fiscal year ending September 30, 2026, based on the Inotiv Forecasts. The present values (as of September 30, 2021) of the cash flows and terminal values were then calculated using a selected discount rate range of 10.5% to 11.5%, based on an estimate of Inotiv’s weighted average cost of capital, to determine a range of implied enterprise values for Inotiv. Jefferies then subtracted Inotiv’s projected net debt as of September 30, 2021 to calculate a range of implied equity values, and divided by the number of fully diluted Inotiv Common Shares outstanding to calculate a range of implied per share equity values for Inotiv. This analysis indicated a reference range of implied per share equity values for Inotiv of approximately $24.57 to $30.14, as compared to the 20-day VWAP for Inotiv Common Shares of $30.43 as of September 20, 2021.

Other Factors

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the following:

•	the price targets per share for Inotiv Common Shares in publicly available Wall Street research analyst reports, which indicated a reference range of $38.00 to $45.00 per share;

•	the historical trading prices of Inotiv Common Shares during the 52-week period ended September 20, 2021, which reflected low and high per share prices during such period of approximately $4.61 on September 24, 2020 and $37.40 on September 20, 2021, respectively; and

•	the illustrative potential pro forma financial impact of the Mergers on Inotiv’s estimated adjusted earnings per share for fiscal years 2022 through 2024 based on the Inotiv Forecasts and the Inotiv Envigo Forecasts, without giving effect to any potential cost savings or synergies. Assuming the Merger Consideration consists of a combination of $200.0 million in cash and 9,365,173 Inotiv Common Shares, this illustrative analysis indicated that the Mergers could be accretive to Inotiv’s estimated adjusted earnings per share in fiscal years 2022, 2023 and 2024 by approximately 185%, 113% and 76%, respectively.

Miscellaneous

Inotiv has agreed to pay Jefferies for its financial advisory services in connection with the Mergers an aggregate fee of $5 million, of which $1 million became payable upon delivery of Jefferies’ opinion to the board of directors and the remainder or which is payable contingent upon the closing of the Mergers. In addition, Inotiv agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

Jefferies and its affiliates did not provide financial advisory or financing services to Inotiv or Envigo during the two-year period prior to the date of Jefferies’ opinion for which Jefferies or its affiliates received compensation. Jefferies and its affiliates may provide financial advisory and/or financing services to Inotiv, Envigo and/or their respective affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. Jefferies and its affiliates are participating in the financing for the Mergers, for which services Inotiv has agreed to pay Jefferies and its affiliates aggregate fees in the amount of approximately $8 million, including acting as (i) sole lead arranger, sole bookrunner and administrative agent in connection with certain term loan and revolving credit facilities of Inotiv, and (ii) sole manager in connection with the offering of senior unsecured notes of Inotiv. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Inotiv, Envigo and their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.

Jefferies was selected as Inotiv’s financial advisor in connection with the Mergers because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with Inotiv’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Total Common Shares to be Issued in the Merger

Upon completion of the Merger, 9,365,173 Common Shares will be issued to the shareholders and option holders of Envigo as partial consideration for Envigo’s shares of common stock to be acquired by Inotiv and certain in-the-money options to purchase Envigo common stock, assuming no adjustments are made pursuant to the Merger Agreement. As such, it is anticipated that, if the merger is consummated, Inotiv’s current shareholders will own approximately 64% of Inotiv's outstanding shares and the former Envigo shareholders will own, in the aggregate, approximately 34% of Inotiv's outstanding shares. The Merger Agreement provides that certain options to purchase Envigo common stock will be converted into options to purchase 898,652 Inotiv Common Shares having an exercise price that preserves the value of such options for the holder. The shares to be subject to the options are part of, and not in addition to, the shares to be issued in the Merger.

Accounting Treatment

The Merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated merger consideration is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed. Inotiv expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Merger, but Inotiv is not required to finalize such allocation for one year from the closing date of the Merger. For U.S. federal income tax purposes, the Merger will be treated as an asset purchase (such that the tax basis in the Envigo assets will generally reflect the allocated fair value at closing) and direct liability assumption.

Why Inotiv Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Rule 5635(a). Under Rule 5635(a), shareholder approval is required prior to the issuance of the Common Stock or other securities convertible into or exercisable for Common Stock, in connection with certain transactions (such as the Merger) or series of related transactions if:

•           the Common Stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for Common Stock; or

•           the number of Common Shares to be issued is or will be equal to or in excess of 20% of the number of Common Shares outstanding before the issuance of the Common Stock or of securities convertible into or exercisable for Common Stock.

As part of the consideration for the Merger, Envigo shareholders and option holders will receive Common Shares representing 58.8% of our outstanding shares as of [October 4], 2021, assuming no adjustments are made pursuant to the Merger Agreement. For more information on the closing adjustments with respect to the Merger consideration, please see the section entitled “Proposal No. 2—Approval of the Merger Share Issuance Proposal—Agreement and Plan of Merger.” Because the Share Consideration constitutes voting power of our shares that exceeds 20% of the voting power outstanding before the Merger and includes a number of shares to be issued that exceeds 20% of the number of Common Shares outstanding before the Merger, NASDAQ Rule 5635(a) requires us to obtain shareholder approval before completing the Merger.

Proposals Effect on Inotiv’s Current Shareholders

If the Merger Share Issuance Proposal is adopted, approximately 9,365,173 Common Shares will be issued to the shareholders and option holders of Envigo, assuming no adjustments are made pursuant to the Merger Agreement. The issuance of such shares would result in significant dilution to our shareholders, and would result in our shareholders holding a smaller percentage interest in the voting power, liquidation value and aggregate book value of Inotiv.

Vote Required for Approval

If a quorum is present at the Special Meeting, the Merger Share Issuance Proposal will be approved if the number of votes cast for approval of the proposal exceeds the number of votes cast against approval of the proposal at the Special Meeting. Abstentions and broker non-votes are not counted for purposes of determining whether these proposals have been approved. Additionally, if a holder of Common Shares instructs its bank, broker or other nominee regarding the Authorized Share Increase Proposal, the EIP Amendment Proposal, the Notes Share Issuance Proposal or the Adjournment Proposal, but not the Merger Share Issuance Proposal, such broker non-vote with respect to the Merger Share Issuance Proposal will not be counted for purposes of determining whether the Merger Share Issuance Proposal is approved.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INOTIV’S SHAREHOLDERS VOTE “FOR” THE MERGER SHARE ISSUANCE PROPOSAL.

PROPOSAL 3—APPROVAL OF THE EIP AMENDMENT PROPOSAL

Overview

On January 24, 2018, the Board approved the amendment and restatement of the Company’s 2008 Stock Option Plan in the form of the Bioanalytical Systems, Inc. 2018 Equity Incentive Plan (the “Plan”). The Plan was approved by the shareholders at the 2018 annual meeting. On December 4, 2019, the Board approved an amendment to the Plan to increase the number of Common Shares issuable under the plan and correspondingly adjust the number of shares issuable as incentive options and as restricted stock or pursuant to restricted stock units following the effective date of the amendment of the Plan. The amendment to the Plan was approved by the shareholders at the 2020 annual meeting. On September 21, 2021, the Board approved an amendment to the Plan to increase the number of shares issuable under the plan by 1,500,000 shares and to make corresponding changes to the number of shares issuable as incentive options and as restricted stock or pursuant to restricted stock units following the effective date of the amendment of the Plan. If approved by the shareholders at this Special Meeting, the amendment will become effective as of the Board’s approval, on September 21, 2021.

We believe that the amendment is necessary in order to ensure a sufficient number of issuable shares to allow the Company to best utilize equity awards and performance awards to retain and attract the services of key individuals essential to the Company’s long-term growth and financial success and to further align their interests with those of the Company’s shareholders. The Company relies on equity awards to retain and attract key employees and non-employee Board members and the flexibility to grant equity incentive awards is necessary for the Company to remain competitive with regard to retaining and attracting highly qualified individuals upon whom, in large measure, the future growth and success of the Company depends.

The following factors, among others, were taken into account by the Board in approving the amendment: (i), the Company’s historical burn rate under the Plan and other shareholder approved equity plans, (ii) the limited number of shares remaining available under the Plan for future awards and the number of outstanding stock options, (iii) the potential significant increase in the number of employees who may be eligible for awards under the Plan if the Envigo acquisition is consummated; (iv) potential dilution resulting from the proposed increase in authorized shares, and (v) the potential shareholder value transfer resulting from the proposed increase in authorized shares.

The amendment is more fully described below.

•           Increases the Number of Shares Authorized for Issuance Under the Plan. The amendment increases the total number of Common Shares of the Company issuable under the Plan by 1,500,000 shares and correspondingly adjusts the number of shares issuable as incentive options and as restricted stock or pursuant to restricted stock units following the effective date of the amendment of the Plan in 2020 to 3,400,000 and 3,400,000, respectively. Upon approval by the shareholders, the Plan would have a total of 1,896,047 shares available for equity awards (including the 396,047 shares remaining available for equity awards currently under the Plan).

Key Terms of the Amended Plan

In accordance with the SEC’s rules, a description of the Plan, as amended by the amendment proposed herein (the “Amended Plan”), follows. The only proposed changes to the Plan are as specified above. We have attached a copy of the Amended Plan to this proxy statement as Annex A.

•	Amended Plan Limits. Following approval of the Amended Plan by the shareholders, the total number of Common Shares available for issuance under the Amended Plan would consist of the 1,900,000 shares authorized under the Plan (of which 852,910 shares were subject to outstanding options and 396,047 shares currently remained available for equity awards, in each case as of the record date) and an additional 1,500,000 shares proposed to be added to the Amended Plan. The Amended Plan designates 3,400,000 shares as the maximum number of shares as to which incentive options may be granted after the effective date of the amendment and restatement of the Plan in 2018 and 3,400,000 shares as the maximum aggregate number of shares that may be issued after the effective date of the amendment and restatement of the Plan in 2018 as restricted stock or pursuant to restricted stock units, in each case subject to adjustment as described in the Amended Plan. No employee may be granted stock options and/or stock appreciation rights with respect to more than 100,000 shares in any fiscal year and no employee may be granted restricted stock and/or restricted stock units awards with respect to more than 50,000 shares in any fiscal year, subject to adjustment. In addition, no non-employee director may be granted stock options and/or stock appreciation rights with respect to more than 25,000 shares in any fiscal year, and no non-employee director may be granted restricted stock and/or restricted stock units with respect to more than 12,500 shares in any fiscal year, subject to adjustment. Certain shares, including those subject to awards that are forfeited, amended, terminated, or settled in cash, and other shares, will be eligible for reissuance under the Amended Plan.

•	Eligibility. All employees, officers, consultants and directors of the Company and its subsidiaries are eligible to receive equity awards under the Amended Plan, except that incentive options may not be granted to non-employee directors or consultants. Currently, there are approximately 585 employees (including our executive officers) and three non-employee directors eligible to participate in the Amended Plan. If the Merger is consummated, there are expected to be approximately 1800 employees (including our executive officers) and five non-employee directors eligible to participate in the Amended Plan. The Committee is authorized to make awards to employees and consultants as selected in its discretion, and the Board has authority to make awards to non-employee directors of the Company.

•	Administration. The Committee has the authority and responsibility to administer the Amended Plan, except for awards to non-employee directors, which are administered by the Board. The Committee consists solely of not less than two members intended to be “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, “outside directors” under regulations promulgated under Section 162(m), and “independent directors” under NASDAQ rules. The Committee may exercise broad discretionary authority in the administration of the Amended Plan, including the authority to determine the treatment of awards upon an employee’s retirement, disability, death, or during a leave of absence. In addition, the Committee is authorized to delegate some or all of its ministerial duties to one or more of its members or to one or more employees or agents of the Company.

•	Amendments and Termination. The Amended Plan terminates on January 24, 2028. The Amended Plan may be terminated at any time prior to that date by the Board, in its sole discretion, and the Board may also amend the Amended Plan at any time, provided that shareholder approval is required for any amendment to the extent necessary to comply with applicable law and the rules, regulations, or requirements of NASDAQ or any other stock exchange on which the Common Shares are listed or traded. Currently, NASDAQ rules would require shareholder approval for a material revision of the Amended Plan, which would include (i) any material increase in the number of shares to be issued under the Amended Plan (other than to reflect a reorganization, stock split, merger, spinoff or similar transaction), (ii) any material increase in benefits to participants, including any material change to: (a) permit a repricing (or decrease in exercise price) of outstanding options, (b) reduce the price at which shares or options to purchase shares may be offered, or (c) extend the duration of the Amended Plan, (iii) any material expansion of the class of participants eligible to participate in the Amended Plan and (iv) any expansion in the types of options or awards provided under the Amended Plan.

•	Types of Awards. Four different types of equity awards may be granted under the Amended Plan, which awards may be free-standing or granted in tandem. They are as follows:

o	Stock Options. Stock options entitle the holder of the options to elect to purchase up to a specified number of the Company’s Common Shares at a specified price (the exercise price). The exercise price cannot be less than the fair market value of the Common Shares when the options are granted. Under the Amended Plan, stock options may be incentive options or “non-qualified options” under the Code. Stock options may not be exercised more than ten years from the date of grant, unless the Committee determines otherwise on an individual basis. The applicable option exercise price is payable at the time of exercise in any of the following methods, to the extent permitted by the Committee: (i) cash, (ii) delivery of Common Shares owned by the optionee having a value at the time of exercise equal to the exercise price, (iii) broker-assisted cashless exercise, (iv) subject to the approval of the Committee, any other manner permitted by law, or (v) any combination of the foregoing.

o	Stock Appreciation Rights. A stock appreciation right entitles the holder to receive, for each share as to which the award is granted, payment of an amount, in cash, in Common Shares, or in a combination, as determined by the Committee, equal in value to the excess of the fair market value of a Common Share on the date of exercise over the fair market value of a Common Share on the day such stock appreciation right was granted.

o	Restricted Stock. Restricted stock means Common Shares that are actually issued to the recipient of the award, but the recipient has no right to sell them, pledge them, or otherwise transfer any interest in them until it is determined in the future how many shares the recipient is entitled to retain (free of such restrictions) and how many shares must be forfeited to the Company. Such determination will be based on the conditions the Committee attaches to the award, which may include performance-based conditions.

o	Restricted Stock Unit (“RSU”). An RSU award is a promise by the Company to issue up to a fixed number of Common Shares to the award recipient at some point in the future, with the number of such shares that are actually issued being determined by the conditions attached to the award by the Committee (which may include performance-based conditions).

•	Vesting and Forfeiture of Awards. The exercisability of stock options, and the vesting or forfeiture of all other equity awards under the Amended Plan, may be conditioned in any manner that the Committee chooses. The Amended Plan grants broad discretion to the Committee to determine the terms and conditions applicable to awards made under the Amended Plan. For example, time-based equity awards may be granted with the condition that they will become earned (vested) ratably over a period of years as long as the recipient remains employed. Performance-based equity awards may be granted with the condition that they will become earned (vested) or be forfeited in accordance with the attainment of specified financial or other performance objectives.

•	Treatment Upon a Separation from Service. Unless otherwise specifically provided by the Committee in the award agreement or any amendment thereto, awards terminate as provided below:

o	All unvested portions of awards held by the participant on the date of the participant’s death or Separation from Service, as the case may be, shall immediately be forfeited by such participant as of such date; all vested portions of awards (other than vested portions of stock options) held by the participant on the date of the participant’s death or Separation from Service, as the case may be, shall be paid in accordance with the payout schedule applicable to vested awards; and all vested portions of stock options held by the participant on the date of the participant’s death or Separation from Service (for reasons other than Cause), as the case may be, shall remain exercisable for thirty (30) days following such Separation from Service (but not beyond the expiration of the term of the Stock Option) except as otherwise provided below.

o	If the participant’s Separation from Service (for reasons other than Cause) occurs by reason of Retirement or Disability, the participant may exercise all outstanding options with respect to shares for which it could have been exercised on the effective date of the participant’s retirement within the period of three (3) months immediately succeeding the participant’s retirement (but not beyond the expiration of the term of the stock option), or if by reason of Disability, within twelve (12) months after such disability (but not beyond the expiration of the term of the stock option).

o	In the event the participant’s Separation from Service is due to death, the participant’s beneficiary or estate, if no beneficiary, may exercise outstanding options to the extent that the participant was entitled to exercise the options at the date of his death, but only until the date which is twelve (12) months from the date of the participant’s death (but not beyond the expiration of the term of the Stock Option).

o	Unless otherwise provided pursuant to any written agreement, if a participant incurs a Separation from Service for Cause, all awards held by a participant on the date of such Separation from Service for Cause, whether vested or unvested, shall immediately be forfeited by such participant as of such date.

•	Performance-Based Awards. The Committee has the right under the Amended Plan to grant awards that will become earned (vested) or be forfeited based on the level of achievement of relevant performance objectives.

•	Transferability of Certain Awards. Unless otherwise provided by the Committee, stock options and stock appreciation rights granted under the Amended Plan will not be transferable by a participant other than by will or the laws of descent and distribution, and restricted stock and RSU awards may not be sold, assigned, transferred, pledged, or otherwise encumbered during the Vesting Period (as defined in the Amended Plan).

•	Dividends and Voting. The Committee has discretion to either permit or deny the holder of an award of shares under the Amended Plan the right to dividends (or a cash equivalent for shares not actually issued), and the Committee may permit or deny voting rights to the holder of an award of restricted stock.

•	Change in Control. Unless an award is granted with contrary provisions or the participant has an agreement with the Company with contrary provisions, in the event of a “Change in Control” of the Company (as defined in the Amended Plan) (i) with respect to any outstanding Full Value Awards (any award other than a stock option or stock appreciation right), restrictions and vesting conditions applicable to the Full Value Award that are based upon one or more performance factors shall lapse with respect to a pro-rata portion (based on the number of days from the beginning of the applicable performance period to and including the date of the Change in Control) of the number of shares subject to such Full Value Award that would have been earned by the award holder (a) with respect to market-based goals, determined as the greater of the target goal or the transaction price with respect to the Company’s common shares on the effective date of the Change in Control, and (ii) with respect to performance-based goals, determined as the greater of the target goal or as determined by actual performance in accordance with the underlying plan formula as of the date of the Change in Control and (ii) the Committee may, in its sole discretion, accelerate the payment date of all RSU awards. In addition, upon a Change in Control the result of which is that the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation), or upon a sale of substantially all the assets of the Company, the Board of Directors may, after considering any accounting impact to the Company, take such action as it in its discretion deems appropriate to (i) cash out outstanding vested stock options and/or other awards at or immediately prior to the date of such event that will not otherwise be assumed or substituted, (ii) provide for the assumption or substitution of outstanding stock options or other awards by surviving, successor or transferee entities, (iii) provide that in lieu of Common Shares of the Company, the award recipient shall be entitled to receive the consideration he or she would have received in such transaction in exchange for such Common Shares (or the Fair Market Value thereof in cash), and/or (iv) provide that stock options shall be exercisable for a period of at least ten business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised stock options shall terminate. Furthermore, for any change in corporate structure affecting the Common Shares subject to an outstanding award, the number and kind of Common Shares or other securities which are subject to the Amended Plan or subject to any awards theretofore granted, and the exercise prices, may be appropriately and equitably adjusted by the Board of Directors so as to maintain the proportionate number of shares or other securities without changing the aggregate exercise price, if any.

•	Waiver of Conditions. The authority of the Committee under the Amended Plan generally includes the right to waive the satisfaction of any or all conditions in an award as to the vesting of the shares awarded.

•	Awards under the Plan. Awards made under the Plan remain subject to the terms and conditions of the Plan.

Federal Income Tax Consequences to Participants

The following discussion is limited to a summary of certain U.S. federal income tax consequences of the grant, exercise, and vesting of awards under the Amended Plan. The tax consequences of the grant, exercise, or vesting of awards may vary depending upon the particular circumstances, and it should be noted that income tax laws, regulations, and interpretations change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Non-Qualified Stock Options. In general, (i) a participant will not recognize income at the time a non-qualified option is granted, (ii) a participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price paid for the shares and (iii) at the time of sale of shares acquired pursuant to the exercise of the non-qualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. A participant will not recognize income at the time an incentive option is granted or exercised. However, the excess of the fair market value of the shares on the date of exercise over the option exercise price paid may constitute a preference item for the alternative minimum tax. If shares are issued to the optionee pursuant to the exercise of an incentive option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the issuance of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares as of the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights. A participant will not recognize income upon the grant of stock appreciation rights. The participant generally will recognize ordinary income when the stock appreciation rights are exercised in an amount equal to the cash and the fair market value of any unrestricted shares received on the exercise.

Restricted Stock. A participant will not be subject to tax until the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. At that time, the participant will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a participant who so elects under Section 83(b) of the Code within 30 days of the date of award of the shares will have taxable ordinary income on the date of award of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to forfeiture and transfer restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. A participant will not recognize income upon the grant of an RSU award. Upon payment of the awards, the participant generally will recognize ordinary income in an amount equal to the cash and the fair market value of any unrestricted shares received.

Dividends or Dividend Equivalents. Any dividend or dividend equivalents awarded with respect to awards granted under the Amended Plan and paid in cash or unrestricted shares will be taxed to the participant at ordinary income rates when such cash or unrestricted shares are received by the participant.

Section 409A. The Amended Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the award could be subject to tax at an earlier time than described above and could be subject to additional taxes and penalties. Awards granted under the Amended Plan generally will be designed either to be exempt from, or to comply with the requirements of, Section 409A.

Federal Income Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Code.

No benefits or amounts have been granted, awarded, or received under the Amended Plan. Future awards under the Amended Plan will be granted by the Committee, in its discretion, and the amounts payable to the Company’s employees and directors under the Amended Plan are not currently determinable. Such amounts will depend on the performance objectives selected by the Committee, the established targets, and the extent to which such targets are achieved.

Vote Required for Approval

If a quorum is present at the Special Meeting, the Adjournment Proposal will be approved if the number of votes cast for approval of the proposal exceeds the number of votes cast against approval of the proposal at the Special Meeting. Abstentions and broker non-votes are not counted for purposes of determining whether these proposals have been approved. Additionally, if a holder of Common Shares instructs its bank, broker or other nominee regarding the Authorized Share Increase Proposal, the Merger Share Issuance Proposal, the EIP Amendment Proposal or the Notes Share Issuance Proposal, but not the Adjournment Proposal, such broker non-vote will not be counted for purposes of determining whether the Adjournment Proposal is approved.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EIP AMENDMENT PROPOSAL.

PROPOSAL 4 - APPROVAL OF THE NOTES SHARE ISSUANCE PROPOSAL

We are asking our shareholders to approve the issuance of the maximum number of our Common Stock issuable in connection with the potential future conversion the Convertible Notes issued pursuant to the Purchase Agreement as disclosed in this Proxy Statement.

On September [27], 2021, we issued $140.0 million aggregate principal amount of 3.25% Convertible Senior Notes due 2027 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Convertible Notes are fully and unconditionally guaranteed, on a senior, unsecured basis, by BAS Evansville, Inc., one of our wholly owned subsidiaries (the “Guarantor”). We received net proceeds from the offering of the Convertible Notes of approximately $120.5 million after discounts and commissions and related offering expenses. We intend to use the net proceeds from the offering of the Convertible Notes, together with borrowings under a new senior secured term loan facility, to fund the cash purchase price of the Envigo Acquisition, if it is consummated, and to pay related fees and expenses.

The Convertible Notes are senior, unsecured obligations of Inotiv, accrue interest payable semi-annually in arrears and will mature on October 15, 2027, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their Convertible Notes in certain circumstances and during specified periods. We will settle conversions by paying or delivering, as applicable, cash, Common Shares or a combination of cash and Common Shares, at our election. However, until we obtain the shareholder approval required by the listing standards of The NASDAQ Capital Market, if at all, and we have increased the number of our authorized Common Shares and reserved a sufficient number of Common Shares solely for issuance upon conversion of the Convertible Notes, we will settle all conversions entirely in cash. The Board approved the reservation of 4,104,366 Common Shares for issuance upon conversion of the Convertible Notes on September 22, 2021, upon and subject to the approval of the Authorized Share Increase Proposal and the amendment of our articles of incorporation to effect the share increase.

Noteholders may convert their Convertible Notes at their option only in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2022, if the last reported sale price per common share exceeds 130% of the conversion price for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any 10 consecutive trading day period (such 10 consecutive trading day period, the “measurement period”) that ends on or after March 31, 2022 if the trading price per $1,000 principal amount of Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per common share on such trading day and the conversion rate on such trading day; (3) upon the occurrence of certain corporate events or distributions on our common shares, as described in this offering memorandum; (4) if we call the Convertible Notes for redemption; and (5) at any time from, and including, April 15, 2027 until the close of business on the scheduled trading day immediately before the maturity date. We will settle conversions by paying or delivering, as applicable, cash, our common shares or a combination of cash and our common shares, at our election, based on the applicable conversion rate(s). However, until we obtain the shareholder approval required by the listing standards of The NASDAQ Capital Market, if at all, and we have increased the number of our authorized common shares and reserved a sufficient number of common shares solely for issuance upon conversion of the Convertible Notes we are offering, we will settle all conversions entirely in cash. The initial conversion rate is 21.7162 common shares per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $46.05 per share, and is subject to adjustment as provided in the indenture related to the Convertible Notes. If a “make-whole fundamental change” occurs, then we will in certain circumstances increase the conversion rate for a specified period of time.

A make-whole fundamental change includes any of the following events (determined after giving effect to the proviso immediately after clause (iv), but without regard to the proviso to clause (ii)(2)):

(i)               a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than us or our wholly owned subsidiaries, or any employee benefit plans of ours or our wholly owned subsidiaries, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of our common shares representing more than 50% of the voting power of all of our common shares;

(ii)              the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person, other than solely to one or more of our wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of our common shares are exchanged for, converted into, acquired for, or constitute solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of us pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of our common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a fundamental change pursuant to this clause (ii);

(iii)            our shareholders approve any plan or proposal for our liquidation or dissolution; or

(iv)            our common shares cease to be listed on any of The New York Stock Exchange The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors);

provided, however, that a transaction or event described in clause (i) or (ii) above will not constitute a make-whole fundamental change if at least 90% of the consideration received or to be received by the holders of our Common Shares (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock or other corporate common equity interests listed on any of The New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a common share change event whose reference property consists of such consideration.

For the purposes of this definition, (x) any transaction or event described in both clause (i) and in clause (ii)(1) or (2) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso); and (y) whether a person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

A common share change event is any:

•	recapitalization, reclassification or change of our common shares, other than (x) changes solely resulting from a subdivision or combination of our common shares, (y) a change only in par value or from par value to no par value or no par value to par value or (z) share splits and share combinations that do not involve the issuance of any other series or class of securities;

•	consolidation, merger, combination or binding or statutory share exchange involving us;

•	sale, lease or other transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person; or

•	other similar event,

and, as a result of which, our Common Shares are converted into, or are exchanged for, or represent solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

If a make-whole fundamental change occurs, then, subject to the provisions described below, the conversion rate for the Convertible Notes will be increased by a number of shares (the “additional shares”) set forth in the table below corresponding (after interpolation as described below) for a period of time specified in the Indenture:

	Share Price
Make-Whole Fundamental Change Effective Date	$34.11	$40.00	$46.05	$53.00	$59.86	$70.00	$90.00	$120.00	$160.00	$210.00
September 27, 2021	7.6007	6.6738	5.2271	4.0800	3.2775	2.4609	1.5271	0.8613	0.4532	0.2186
October 15, 2022	7.6007	6.5613	5.0642	3.8895	3.0820	2.2752	1.3771	0.7596	0.3932	0.1857
October 15, 2023	7.6007	6.3813	4.8232	3.6234	2.8148	2.0281	1.1860	0.6363	0.3232	0.1495
October 15, 2024	7.6007	6.0988	4.4692	3.2461	2.4472	1.6967	0.9427	0.4905	0.2457	0.1114
October 15, 2025	7.6007	5.6313	3.9133	2.6781	1.9127	1.2424	0.6371	0.3230	0.1638	0.0738
October 15, 2026	7.6007	4.7988	2.9621	1.7593	1.1025	0.6181	0.2838	0.1546	0.0838	0.0367
October 15, 2027	7.6007	3.2837	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If effective date of the make-whole fundamental change or share price is not set forth in the table above, then:

•	if such share price is between two share prices in the table above or the effective date is between two dates in the table above, then the number of additional shares will be determined by straight-line interpolation between the numbers of additional shares set forth for the higher and lower share prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable; and

•	if the share price is greater than $210.00 (subject to adjustment as provided in the Indenture) or less than $34.11 (subject to adjustment in the same manner), per share, then no additional shares will be added to the conversion rate.

The conversion rate will not be increased to an amount that exceeds 29.3169 common shares per $1,000 principal amount of Convertible Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the conversion rate is required to be adjusted pursuant to the Indenture.

The conversion rate will be adjusted if we do any of the following: (i) issue a dividend payable in our Common Shares or effect a share split or a share combination of our common shares (in each case excluding an issuance solely pursuant to a common share change event; (ii) distribute, to all or substantially all holders of our common shares, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a shareholder rights plan; (iii) distribute our “capital shares” (as defined in the Indenture), evidences of our indebtedness or other assets or property of ours, or rights, options or warrants to acquire our capital shares or other securities, to all or substantially all holders of our common shares, subject to certain exceptions provided for in the Indenture; (iv) distribute or dividend capital shares of any class or series, or similar equity interests, of or relating to an “affiliate” or “subsidiary” (as those terms are defined in the Indenture) or other business unit of ours to all or substantially all holders of our common shares (other than solely pursuant to (x) a common share change event, or (y) a tender offer or exchange offer for our Common Shares), and such capital shares or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange; (v) pay any cash dividend or distribution to all or substantially all holders of our Common Shares; and (vi) make a payment in respect of a tender offer or exchange offer for our Common Shares (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the expiration time by us in good faith and in a commercially reasonable manner) of the cash and other consideration paid per Common Share in such tender or exchange offer exceeds the last reported sale price per common share on the trading day immediately after the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended). However, we are not required to adjust the conversion rate for these events (other than a share split or combination or a tender or exchange offer) if each noteholder participates, at the same time and on the same terms as holders of our Common Shares, and solely by virtue of being a holder of Convertible Notes, in such transaction or event without having to convert such noteholder’s Convertible Notes and as if such noteholder held a number of our Common Shares equal to the product of (i) the conversion rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of Convertible Notes held by such noteholder on such date.

The Convertible Notes will be redeemable, in whole and not in part, for cash at our option at any time on or after October 15, 2024 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per Common Share exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, if the Envigo Acquisition has not closed as of the close of business on June 30, 2022, or if, before such time, the related Envigo merger agreement is terminated in accordance with its terms or our board of directors determines, in its good faith judgment, that the Envigo Acquisition will not occur, then the Convertible Notes will be redeemable, in whole and not in part, at our option, on a redemption date occurring on or before October 3, 2022, at a cash redemption price equal to 101% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, plus a make-whole premium.

If a “fundamental change” (as defined in the indenture for the Convertible Notes) occurs, then noteholders may require us to repurchase their Convertible Notes for cash. The repurchase price will be equal to the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Considerations for Issuing the Convertible Notes

Prior to entering into the Purchase Agreement and the Indenture, our Board of Directors considered, among other things, the following factors:

•	the amount of cash required to pay the Cash Consideration in the Envigo Acquisition and the amount, terms and availability of senior secured financing;

•	the amount, terms and availability of other financing options, including the issuance of other forms of long-term, unsecured indebtedness, preferred shares and Common Shares and the impact of each on our financial condition and liquidity and on our shareholders;

•	the current financial and operating condition of the Company and the enhanced liquidity that the Company would receive from issuing the Securities;

•	the conversion terms with respect to Convertible Notes, including but not limited to the initial conversion price of the Convertible Notes, which is greater than the closing price of our Common Shares on the NASDAQ Capital market as of September 22, 2021, the day on which the Company entered into the Purchase Agreement;

After considering each of the foregoing, the Board concluded that the issuance of the Convertible Notes on the terms set forth in the Indenture, including the conversion and redemption terms thereof, were in the best interests of Inotiv.

NASDAQ Listing Rule 5635(a)

Pursuant to Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, other than a public offering for cash, where the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock) equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. Because the conversion of the Convertible Notes may result in the issuance of a number of our Common Shares equal to more than 20% of the issued and outstanding Common Shares we are seeking shareholder approval of the issuance of our Common Shares upon conversion of the Convertible Notes under Rule 5635(a).

Vote Required for Approval

If a quorum is present at the Special Meeting, the Notes Share Issuance Proposal will be approved if the number of votes cast for approval of the proposal exceeds the number of votes cast against approval of the proposal at the Special Meeting. Abstentions and broker non-votes are not counted for purposes of determining whether these proposals have been approved. Additionally, if a holder of Common Shares instructs its bank, broker or other nominee regarding the Authorized Share Increase Proposal, the Merger Share Issuance Proposal, the EIP Amendment Proposal or the Adjournment Proposal, but not the Notes Share Issuance Proposal, such broker non-vote with respect to the Notes Share Issuance Proposal will not be counted for purposes of determining whether the Notes Share Issuance Proposal is approved.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INOTIV’S SHAREHOLDERS VOTE “FOR” THE NOTE SHARE ISSUANCE PROPOSAL.

PROPOSAL 5—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal will only be presented to our shareholders at the Special Meeting in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Authorized Share Increase Proposal, the Share Issuance Proposal or the EIP Amendment Proposal.

If our shareholders approve the Adjournment Proposal, the presiding officer of the Special Meeting, at the direction of the Board, may adjourn the Special Meeting, and any adjourned session of the Special Meeting, and use the additional time to solicit additional votes, including from our shareholders that have previously submitted proxies, to approve the Authorized Share Increase Proposal, the Share Issuance Proposal or the EIP Amendment Proposal. If the Adjournment Proposal is approved, the Special Meeting may be adjourned in the absence of a quorum by the affirmative vote of a majority of the votes cast thereat by the holders of Common Shares. Even if a quorum is present, the Special Meeting could be adjourned in order to provide more time to solicit additional votes in favor of approval of the Authorized Share Increase Proposal, the Share Issuance Proposal or the EIP Amendment Proposal if a majority of votes cast thereat are in favor of the Adjournment Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if Inotiv receives proxies representing a sufficient number of votes to defeat the Authorized Share Increase Proposal, the Share Issuance Proposal or the EIP Amendment Proposal, Inotiv may adjourn the Special Meeting without a vote on any of these proposals and seek to convince the Inotiv shareholders to change their proxies in favor of all or any of such proposals.

If the Special Meeting is adjourned, no notice of the adjourned meeting is required to be given to our shareholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of the Bylaws must be given to each shareholder of record entitled to notice of and to vote at the Special Meeting.

Consequences if the Adjournment Proposal is not Approved

Assuming a quorum is present, and if the Adjournment Proposal is presented at the Special Meeting and is not approved by our shareholders, the presiding officer of the Special Meeting will not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes to approve the Authorized Share Increase Proposal, the Share Issuance Proposal or the EIP Amendment Proposal.

Vote Required for Approval

If a quorum is present at the Special Meeting, the Adjournment Proposal will be approved if the number of votes cast for approval of the proposal exceeds the number of votes cast against approval of the proposal at the Special Meeting. Abstentions and broker non-votes are not counted for purposes of determining whether these proposals have been approved. Additionally, if a holder of Common Shares instructs its bank, broker or other nominee regarding the Authorized Share Increase Proposal, the Merger Share Issuance Proposal, the EIP Amendment Proposal or the Notes Share Issuance Proposal, but not the Adjournment Proposal, such broker non-vote with respect to the Adjournment Proposal will not be counted for purposes of determining whether the Adjournment Proposal is approved.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INOTIV’S SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee and Compensation Methodology

During fiscal 2020, the Compensation Committee of the Board was responsible for administering the compensation and benefit programs for the Company's team members, including its executive officers. The Compensation Committee annually reviews and evaluates cash compensation and stock option and other equity award recommendations from management along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation provided to the Company's executive officers. The Compensation Committee examines these recommendations in relation to the Company's overall objectives and makes compensation recommendations to the Board for final approval. The Compensation Committee also sends to the Board for approval its recommendations on compensation for the President and Chief Executive Officer. No officer participates in the decisions of the Board as to his or her compensation package.

The Company's executive compensation practices are affected by the highly competitive nature of the biotechnology industry. The Company has historically developed compensation packages for the Company's executive officers that meet each of the following three criteria: (1) market compensation levels competitive with companies of similar size, geographic characteristics and performance to the Company; (2) performance-based "at risk" pay; and (3) shareholder-aligned incentives that are structured to create alignment between the shareholders and executives with respect to short-term and long-term objectives.

The Company facilitates an Annual Incentive Bonus Plan (“AIBP”) for salaried and hourly employees of the Company, including the Company’s Named Executive Officers or “NEOs” whose annual incentive compensation opportunity is not otherwise set via employment agreement. The AIBP was established in order to align all participants with the annual goals and objectives of the Company and to create a direct link between compensation and the annual financial and operational performance of the Company. Under the terms of the AIBP, salaried and hourly employees, including the relevant NEOs, were eligible to receive performance-based incentive bonuses based on the Company’s achievement of specific EBITDA levels for the fiscal years ended September 30, 2020 and 2019, respectively, as well as the individual’s accomplishment of specific performance goals. In fiscal 2020 and fiscal 2019, Dr. Sagartz and Mr. Flynn earned annual performance awards under the AIBP as specified in the Summary Compensation Table below, while the terms of Mr. Leasure’s awards were governed by his employment agreement then in effect. In fiscal 2020, Dr. Sagartz’s specific performance goals related to expansion of scientific capabilities and service offerings and Mr. Flynn’s related to expansion of the client base and increased sales of additional services to existing client base, establishment of the new trade name and brand Inotiv for our combined service business, and further enhancements to client services and improving the client experience.

Compensation Risks

The Company has considered the components of the Company's compensation policies and practices. We believe that risks arising from our compensation policies and practices for our employees, including our executive officers, are not likely to have a material adverse effect on us. In addition, the committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risk.

The Company has reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking. It concluded that:

•	The combination of base salary and incentive compensation, including annual incentive compensation and long-term incentive compensation, reduces the significance of any one particular compensation element.

•	Vesting periods for equity compensation awards, which historically have consisted of option grants and restricted stock awards, encourages long-term perspectives among award recipients.

•	The Company's performance goals are appropriately set in order to avoid targets that, if not met, result in a large percentage loss of compensation.

•	Our system of internal control over financial reporting, among other controls, reduce the likelihood of manipulation of our financial performance to enhance payments under incentive compensation plans.

Based on the foregoing, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Employment Agreements

During fiscal 2020, the Company had employment agreements with Mr. Leasure and Dr. Sagartz.

Employment Agreement with Mr. Leasure

Effective January 12, 2019, Mr. Leasure was elected President and Chief Executive Officer and as a director of the Company. After his election, Mr. Leasure’s compensation in fiscal 2019 and part of fiscal 2020 was determined in accordance with an Employment Agreement (the “2019 Leasure Employment Agreement”) with the Company. Pursuant to the 2019 Leasure Employment Agreement, Mr. Leasure agreed to serve as the President and Chief Executive Officer of the Company for a term ending on December 31, 2019, subject to extension for successive one-year periods thereafter upon the mutual agreement of the parties. Under the 2019 Leasure Employment Agreement, Mr. Leasure was entitled to (a) receive an initial base salary at a rate of $270,000 per year, (b) have an annual incentive opportunity of up to 33% of his base salary for the year, (c) receive a cash bonus in the annual amount of $45,000, payable quarterly based upon the achievement of Board-approved Company goals, and (d) vacation in accordance with Company policy and reimbursement for ordinary and necessary business expenses. Mr. Leasure was also entitled to participate in the Company’s benefit plans and programs provided to Company executives generally, subject to eligibility requirements and other terms and conditions of those plans. Also under the terms of the 2019 Leasure Employment Agreement and under the Company’s 2018 Equity Incentive Plan (the “Plan”), on the first day of his employment, Mr. Leasure received (i) an inducement grant of 34,615 common shares of the Company, (ii) 10,000 restricted common shares of the Company and (iii) options to purchase 55,000 of the Company’s common shares. The restricted common shares and stock options were subject to vesting and forfeiture, including in the event of Mr. Leasure’s termination by the Company for cause or Mr. Leasure’s resignation other than for good reason (each as defined in the 2019 Leasure Employment Agreement).

The 2019 Leasure Employment Agreement provided for certain non-competition, non-solicitation and confidentiality undertakings. Should Mr. Leasure’s employment have been terminated by reason of Mr. Leasure’s death, by the Company without cause or in the event of Mr. Leasure’s disability (as defined in the 2019 Leasure Employment Agreement), or by Mr. Leasure for good reason, Mr. Leasure or his estate would have been entitled to his base salary and a prorated portion of his annual incentive award for the year in which termination occurs, in each case through the effective date of the termination of his employment. If Mr. Leasure’s employment had been terminated by the Company other than for cause, or by Mr. Leasure for good reason, in either case within 12 months after a change in control (as defined in the Plan) (i) the Company would have paid to Mr. Leasure in a lump sum, as severance compensation, an amount equal to one times his base salary then in effect plus one times his annual incentive compensation paid for the Company’s last calendar year, (ii) all unvested outstanding options to purchase the Company’s common shares, unvested awards of restricted stock and unvested awards of restricted stock units held by Mr. Leasure would have vested immediately prior to the termination and, in the case of any such options, remained exercisable for a period of 30 days following the effective date of the termination, and (iii) Mr. Leasure would have been entitled to receive, a pro-rata portion of the number of performance shares that would have been earned by Mr. Leasure if the performance conditions related thereto were satisfied at the target level for such awards and Mr. Leasure had been employed on the date required to earn such shares.

On January 27, 2020 Mr. Leasure entered into a new employment agreement with the Company (the “2020 Leasure Employment Agreement”). The 2020 Leasure Employment Agreement replaced the 2019 Leasure Employment Agreement, which expired on December 31, 2019, and extended the term of Mr. Leasure’s service as our President and Chief Executive Officer through December 31, 2020, subject to extension for successive one-year periods thereafter upon the mutual agreement of the parties. Under the 2020 Leasure Employment Agreement, Mr. Leasure was entitled to (a) receive an annual base salary of $370,000, (b) have an annual incentive opportunity of up to 50% of his base salary for the year and (c) vacation in accordance with Company policy and reimbursement for ordinary and necessary business expenses. Mr. Leasure remained entitled to participate in the Company’s benefit plans and programs provided to Company executives generally, subject to eligibility requirements and other terms and conditions of those plans. Also under the terms of the 2020 Leasure Employment Agreement and under the Plan, on the effective date of the 2020 Leasure Employment Agreement, Mr. Leasure received (i) 13,000 restricted common shares of the Company and (ii) options to purchase 45,000 of the Company’s common shares, each subject to vesting and forfeiture, including in the event of Mr. Leasure’s termination by the Company for cause or Mr. Leasure’s resignation other than for good reason (each as defined in the 2020 Leasure Employment Agreement). The non-competition, non-solicitation and confidentiality undertakings and the termination benefits under the 2020 Leasure Employment Agreement were consistent with those described above for the 2019 Leasure Employment Agreement.

On December 29, 2020 the Company entered into an Amended and Restated Employment Agreement (the “2021 Leasure Employment Agreement”) with Mr. Leasure. The 2021 Leasure Employment Agreement amended and restated the 2020 Leasure Employment Agreement. Pursuant to the 2021 Leasure Employment Agreement, Mr. Leasure agrees to continue to serve as the President and Chief Executive Officer of the Company for a term ending on December 31, 2022; provided that the term of the 2021 Leasure Employment Agreement will be automatically extended for successive one year terms after the expiration of the initial term unless either party gives notice of termination of Mr. Leasure's employment at least 90 days prior to the end of the then-current term. Mr. Leasure will (i) be entitled to receive an annual base salary of $480,000, (ii) have an annual incentive opportunity of up to 50% of his base salary and (iii) be entitled to vacation in accordance with Company policy and reimbursement for ordinary and necessary business expenses. Mr. Leasure will also be entitled to participate in the Company’s benefit plans and programs provided to Company executives generally, subject to eligibility requirements and other terms and conditions of those plans. Also under the terms of the 2021 Leasure Employment Agreement and under the Plan, on the effective date of the 2021 Leasure Employment Agreement, Mr. Leasure received 40,000 restricted stock units, subject to vesting and forfeiture, including in the event of Mr. Leasure’s termination by the Company for cause or Mr. Leasure’s resignation other than for good reason (each as defined in the 2021 Leasure Employment Agreement).

The 2021 Leasure Employment Agreement provides for certain non-competition, non-solicitation and confidentiality undertakings. Should Mr. Leasure’s employment be terminated by reason of Mr. Leasure’s death, by the Company without cause or in the event of Mr. Leasure’s disability (as defined in the 2021 Leasure Employment Agreement), or by Mr. Leasure for good reason, Mr. Leasure or his estate would be entitled to his base salary and a prorated portion of his annual incentive award for the year in which termination occurs, in each case through the effective date of the termination of his employment. If Mr. Leasure’s employment is terminated by the Company other than for cause, or by Mr. Leasure for good reason, in either case within 12 months after a change in control (as defined in the Plan) (i) the Company would pay to Mr. Leasure in a lump sum, as severance compensation, an amount equal to two times his base salary then in effect plus two times his annual incentive compensation paid for the Company’s last calendar year, (ii) all unvested outstanding options to purchase the Company’s common shares, unvested awards of restricted shares and unvested awards of restricted share units held by Mr. Leasure would vest immediately prior to the termination and, in the case of any such options, remain exercisable for a period of 30 days following the effective date of the termination, and (iii) Mr. Leasure would be entitled to receive, a pro-rata portion of the number of performance shares that would have been earned by Mr. Leasure if the performance conditions related thereto were satisfied at the target level for such awards and Mr. Leasure had been employed on the date required to earn such shares.

Under the terms of Mr. Leasure’s employment, Mr. Leasure earned the annual incentive compensation for fiscal 2020 specified in the summary compensation table based on performance with respect to goals, which included:

•	Continuing to attract talent to build the management team

•	Integration of acquisitions

•	Completing rebranding initiatives

•	Evaluation of internal and external growth opportunities

•	Continuing to build banking relationships

•	Continuing to build infrastructure to support growth initiatives

•	Continuing to grow the Company’s sales and backlog

Employment Agreement with Dr. Sagartz

Dr. Sagartz’s employment agreement with the Company (the “Sagartz Employment Agreement”) renews for successive one year terms ending July 1st unless otherwise terminated by either party with prior written notice. The Sagartz Employment Agreement specifies a $250,000 annual salary, which may be increased from time to time by the Company. For fiscal 2020, the Board set Dr. Sagartz’s salary at $320,000 effective March 30, 2020. Dr. Sagartz is entitled to vacation in accordance with Company policy and reimbursement for ordinary and necessary business expenses and is also entitled to participate in the Company’s benefit plans and programs provided to Company executives generally, including as pertaining to incentive compensation, subject to eligibility requirements and other terms and conditions of those plans.

The Sagartz Employment Agreement provides for certain non-competition, non-solicitation and confidentiality undertakings. If Dr. Sagartz is terminated by the Company without cause or Dr. Sagartz resigns for good reason (in each case, as defined in the Sagartz Employment Agreement) in addition to payment of earned or accrued compensation and benefits and reimbursement of accrued expense, he would be entitled to (i) reimbursement of an amount equal to his monthly COBRA premiums for a period of 12 months after his termination, provided such payments would cease upon his becoming entitled to other health insurance, (ii) payment of an amount equal to his annual salary for 12 months in equal bi-weekly installments over the 12 month period following the termination and (iii) a pro-rated portion of the annual bonus he was eligible for, if any, for the completed portion of any fiscal year in which the termination occurs based on the relevant portion of the bonus that would have been earned, if any, had he remained employed through the fiscal year and payable at the time payable were he to have remained employed.

Fiscal 2020 Summary Compensation Table

For fiscal 2020, our Named Executive Officers or “NEOs” were Mr. Leasure, Dr. Sagartz and Mr. Joseph E. Flynn. The following narrative, tables and footnotes describe the "total compensation" earned by the Company’s NEOs during fiscal 2020 and fiscal 2019. Mr. Flynn did not serve as a Named Executive Officer of the Company during fiscal 2019. Individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary. Base salary earned during fiscal 2020 and 2019. The terms of Mr. Leasure and Dr. Sagartz’s employment agreements governed their base salaries.

Bonus. The amounts presented under the Nonequity incentive plan compensation column represent accrued bonuses (i) related to the Company’s AIBP for fiscal 2020 and fiscal 2019 with respect to Mr. Flynn and Dr. Sagartz, respectively, and (ii) in the case of Mr. Leasure, related to his employment agreement.

Equity Awards. The awards disclosed under the headings "Stock Awards" and "Option Awards" consist of the aggregate grant date fair value of the restricted stock or stock option awards, as applicable, granted in fiscal 2020 and 2019 computed in accordance with FASB ASC Topic 718. The grant date fair value of the option awards may vary from the actual amount ultimately realized by the NEO based on a number of factors. The factors include the Company's actual operating performance, common share price fluctuations, differences from the valuation assumptions used, the limited liquidity in the trading of the Company’s shares and the timing of exercise or applicable vesting. Assumptions used in the calculation of the grant date fair value are included in Note 9 in the Notes to Consolidated Financial Statements in the Annual Report.

All Other Compensation. There was no compensation reportable as “All Other Compensation” in fiscal 2020 and 2019.

SUMMARY COMPENSATION TABLE
Name	Principal Position	Year	Salary ($)	Nonequity Incentive Plan Compensation ($)		Stock Awards ($) (1)		Options ($) (1)		All Other Compensation ($)	Total ($)
Robert W. Leasure, Jr	President and Chief Executive	2020	344,225	185,000	(2)	69,420	(3)	171,000	(5)	-	769,645
	Officer	2019	191,250	97,491	(2)	57,107	(4)	51,700	(6)	-	397,548

John E. Sagartz, DVM	Chief Strategy	2020	289,821	-		34,729	(7)	-		-	324,550
Ph.D., DACVP	Officer	2019	250,000	15,000	(8)	-		-		-	265,000

Joseph E. Flynn	Chief Commercial	2020	250,000	60,000	(9)	9,923	(10)	-		-	319,923
	Officer

(1)	Represents the aggregate grant date fair value of the stock option and restricted stock awards granted in fiscal 2020 or 2019 in accordance with FASB ASC Topic 718.

(2)	Bonus related to Mr. Leasure’s employment agreement.

(3)	Grant date fair value of one grant. Restricted stock grant for 13,000 common shares vesting 100% on January 27, 2022.

(4)	Grant date fair value of two grants. Inducement grant on January 14, 2019 for 34,615 common shares. Restricted stock grant for 10,000 common shares vesting 100% on January 14, 2021.

(5)	Grant date fair value of option grant on January 27, 2020 for 45,000 options on common shares, vesting 40% on January 27, 2021, 30% on January 27, 2022 and 30% on January 27, 2023.

(6)	Grant date fair value of option grant on January 14, 2019 for 55,000 options on common shares, vesting 33% on January 14, 2020, 33% on January 14, 2021 and 34% on January 14, 2022.

(7)	Grant date fair value of one grant. Restricted stock grant for 8,974 common shares vesting 100% on November 21, 2021.

(8)	Bonus related to the AIBP for fiscal 2019.

(9)	Bonus related to the AIBP for fiscal 2020.

(10)	Grant date fair value of one grant. Restricted stock grant for 2,564 common shares vesting 100% on November 21, 2021.

Outstanding Equity Awards at Fiscal Year-End Table

In addition to restricted stock awards, the Company has awarded stock options to members of its senior management and other Company team members. The terms of these awards typically provide for vesting over a defined period of time; however, the Compensation Committee and the Board generally have the ability to alter, and occasionally do alter, the vesting schedule to meet specific objectives. The options expire if not exercised within ten years from the date of grant. The following table shows the equity awards granted to the Company's NEOs that were outstanding as of the end of the Company's 2020 fiscal year. Dr. John Sagartz had no options outstanding at the end of fiscal 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR-END
OPTION AWARDS

	Number of Securities Underlying Unexercised Options
Name	(#) Exercisable	(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Robert W. Leasure, Jr.	18,000	27,000	(1)	5.03	January 26, 2030
	36,667	18,333	(2)	1.30	January 13, 2029
	54,667	45,333

Joseph E. Flynn	4,000	6,000	(3)	1.42	February 7, 2029

(1)	Options on 13,500 shares vest on January 27, 2022 and 13,500 shares vest on January 27, 2023.

(2)	Options on 18,333 shares vest on January 14, 2022.

(3)	Options on 3,000 shares vest on February 8, 2021 and 3,000 shares vest on February 8, 2022.

RESTRICTED STOCK AWARDS
Name	Number of Shares that Have Not Vested		Market Value of Shares That Have Not Vested (1)
Robert W. Leasure, Jr.	23,000	(2)	$109,940

John E. Sagartz, DVM, Ph. D., DACVP	8,974	(3)	$42,896

Joseph E. Flynn	2,564	(3)	$12,256

(1)	Market value as of September 30, 2020
(2)	10,000 shares vest on January 14, 2021 and 13,000 shares vest on January 27, 2022.
(3)	Shares vest on November 21, 2021.

Equity Compensation Plan Information

The Company maintains the Bioanalytical Systems, Inc. 2018 Equity Incentive Plan (the “Plan”), which amended and restated the Company’s 200.08 Stock Option Plan. The following table gives information about equity awards under the Plan as of the end of fiscal 2020.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under the Equity Compensation Plan *
Equity compensation plans approved by security holders	711,760	$2.21	813,548

*Excluding securities reflected in first column.

For additional information regarding the Plan, please see Note 9 in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

The Company’s insider trading policy prohibits executive officers, directors and certain accounting personnel and employees from purchasing securities or other financial instruments, or to otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted as compensation, or held directly or indirectly by the employee or director.

BENEFICIAL OWNERSHIP OF SECURITIES OF INOTIV

The following table shows, as of September 24, 2021, the number of common shares owned by our directors, executive officers named in the Summary Compensation Table above, our current directors and executive officers as a group, and beneficial owners known to us to hold more than 5% of our outstanding common shares. As of September 24, 2021, there were 15,929,052 common shares outstanding.

Name	Shares Owned		%
Peter T. Kissinger (1)	1,285,767		8.1
Candice B. Kissinger(2)	1,285,767		8.1
John E. Sagartz (4)	648,524		4.1
Estate of Seth W. Hamot (3)	636,621		4.0
Kimberly L. Sagartz (4)	634,759		4.0
Robert Leasure, Jr. (4)	289,883	(5)	1.8
R. Matthew Neff (4)	78,113	(6)	*
Richard A. Johnson, Ph.D. (4)	74,683	(7)	*
Gregory C. Davis, Ph.D. (4)	49,683	(8)	*

9 Executive Officers and Directors as a group	1,340,741		8.4

* Less than 1%

(1)	Dr. Kissinger’s shares owned beneficially include 437,547 shares over which he has sole voting and dispositive power, 595,910 shares over which he shares voting and dispositive power with his spouse and 252,310 shares over which his spouse has sole voting and dispositive power, including 1,354 shares indirectly held by Ms. Kissinger as custodian for the benefit of their children. The address for Dr. Kissinger is 111 Lorene Place, West Lafayette, Indiana 47906. The information is based on a Form 13D/A filed with the Securities and Exchange Committee on January 29, 2010.

(2)	Ms. Kissinger’s shares owned beneficially include 252,310 shares over which she has sole voting and dispositive power, including 1,354 shares indirectly held by Ms. Kissinger as custodian for the benefit of their children, 595,910 shares over which she shares voting and dispositive power with her spouse and 437,547 shares over which her spouse has sole voting and dispositive power. The address for the Ms. Kissinger is 111 Lorene Place, West Lafayette, Indiana 47906. The information is based on a Form 13D/A filed with the Securities and Exchange Committee on January 29, 2010.

(3)	The last reported address for Mr. Hamot was 222 Berkeley Street, 17th floor, Boston, Massachusetts, 02116

(4)	Addresses are in care of Inotiv at 2701 Kent Avenue, West Lafayette, Indiana 47906.

(5)	Shares owned include 54,667 shares underlying exercisable stock options as of September 24, 2021.

(6)	Shares owned include 17,000 shares underlying exercisable stock options as of September 24, 2021.

(7)	Shares owned include 32,000 shares underlying exercisable stock options as of September 24, 2021.
(8)	Shares owned include 17,000 shares underlying exercisable stock options as of September 24, 2021.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Inotiv, Inc.

Inotiv Common Shares trade on the NASDAQ Capital Market under the symbol “NOTV.” Historical market price information is publicly available.

Any declaration and payment of future dividends to holders of the Common Stock may be limited by the provisions of the Indiana Business Corporation Law.

Dividend Policy of Inotiv

Inotiv currently does not pay dividends on the Common Stock, and Inotiv does not anticipate paying any cash dividends in the foreseeable future. All decisions regarding the declaration and payment of dividends and stock repurchases are at the discretion of the Board and will be evaluated regularly in light of Inotiv’s financial condition, earnings, growth prospects, funding requirements, applicable law and any other factors that the Board deems relevant. Inotiv’s current credit arrangements with First Internet Bank of Indiana prohibit and the senior credit facility to be entered into by Inotiv in connection with the Merger will prohibit the payment of dividends by Inotiv.

Envigo

Historical market price information regarding Envigo is not provided because there is no public market for its securities. For information about distributions paid by Envigo to its equity holders, please see the section entitled “Envigo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

INDEPENDENT REGISTERED ACCOUNTING FIRM

Representatives of Inotiv’s independent registered accounting firm, RSM US LLP, will be present at the Special Meeting. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

HOUSEHOLDING INFORMATION

Unless Inotiv has received contrary instructions, it may send a single copy of this proxy statement to any household at which two or more shareholders reside if Inotiv believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Inotiv’s expenses. However, if shareholders prefer to receive multiple sets of Inotiv’s disclosure documents at the same address this year or in future years, they should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Inotiv’s disclosure documents, they should follow these instructions:

•	If the shares are registered in the name of the shareholder, the shareholder should contact Inotiv at its offices at 2701 Kent Avenue, West Lafayette, IN 47906 or by phone at (800) 845-4246, to inform it of his or her request; or

•	If a bank, broker or other holder of record holds the shares, the shareholder should contact the bank, broker or other holder of record directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Inotiv’s securities is Computershare Ltd.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Special Meeting. Under Indiana law, only business that is specified in the notice of Special Meeting to shareholders may be transacted at the Special Meeting.

FUTURE SHAREHOLDER PROPOSALS

Shareholders desiring to submit proposals to be included in the Proxy Statement for the 2022 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be required to submit them to the Company in writing on or before October 6, 2021 provided however, that if the date of the 2022 Annual Meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Any such shareholder proposal must also be in proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

The mailing address of the principal offices of Inotiv is 2701 Kent Avenue, West Lafayette, Indiana 47906.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Inotiv files annual, quarterly and current reports, proxy statements and other information with the SEC. Inotiv’s SEC filings are available to the public on the SEC’s website at www.sec.gov. Inotiv’s SEC filings can also be found on Inotiv’s website at www.inotivco.com. Except for Inotiv’s filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through Inotiv’s website is not a part of this proxy statement.

The SEC allows Inotiv to “incorporate by reference” information into this proxy statement, which means that Inotiv can disclose important information about Inotiv by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	Inotiv’s Annual Report on Form 10-K for the year ended September 30, 2020, filed with the SEC on December 22, 2020;

•	the information specifically incorporated by reference into Inotiv’s Annual Report on Form 10-K for the year ended September 30, 2020 from Inotiv’s Definitive Proxy Statement on Schedule 14A for Inotiv’s 2021 annual meeting of shareholders, filed with the SEC on January 28, 2021;

•	Inotiv’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2020, March 31, 2021 and June 30, 2021, filed with the SEC on February, 10, 2021, May 14, 2021 and August 13, 2021, respectively; and

•	Inotiv’s Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on September 16, 2020, September 18, 2020, December 21, 2020, January 4, 2021, February 9, 2021, February 16, 2021, March 9, 2021, March 19, 2021, April 19, 2021, April 20,2021, April 21, 2021, May 5, 2021, May 6, 2021, June 2, 2021, August 10, 2021, August 11, 2021, September 14, 2021, two filed on September 21, 2021 and a Form 8-K/A filed on September 21, 2021.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

If you would like additional copies of this proxy statement or if you have questions about the Merger or the proposals to be presented at the Special Meeting, you should contact Inotiv at the following address and phone number:

Inotiv, Inc.

Attn: Investor Relations

2701 Kent Avenue

West Lafayette, IN 47906 USA

(800) 845-4246

If you are a shareholder of Inotiv and would like to request documents, please do so by October 28, 2021 in order to receive them before the Special Meeting. If you request any documents from Inotiv, Inotiv will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Inotiv has been supplied by Inotiv, and all such information relating to Envigo has been supplied by Envigo. Information provided by either Inotiv or Envigo does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Inotiv for the Special Meeting. Inotiv has not authorized anyone to give any information or make any representation about the Merger, Inotiv or Envigo that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

ANNEX A— ARTICLES AMENDMENT

ANNEX B—OPINION OF JEFFERIES LLC

ANNEX C—AMENDED AND RESTATED INOTIV, INC. 2018 EQUITY INCENTIVE PLAN

ANNEX D – UNAUDITED SPECIAL PURPOSE COMBINED STATEMENTS OF DIRECT REVENUES AND DIRECT EXPENSES OF ENVIGO

ANNEX A

ARTICLES AMENDMENT

RESOLVED, that Sections 2.1 and 2.2 of Article II of the Second Amended and Restated Articles of Incorporation of Inotiv, Inc. be amended to read in their entirety as follows:

Section 2.1.  Number. The total number of shares which the Corporation is authorized to issue is 75,000,000 shares.

Section 2.2.  Classes. There shall be two classes of shares of the Corporation. One class shall be designated as "Common Shares" and shall consist of 74,000,000 of the authorized shares, and the other class shall be designated as "Preferred Shares", and shall consist of one million of the authorized shares.

ANNEX B

OPINION OF JEFFERIES LLC

September 21, 2021

The Board of Directors

Inotiv, Inc.

2701 Kent Avenue

West Lafayette, Indiana 47906

Members of the Board:

We understand that Inotiv, Inc. (“Parent”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Dolphin Merger Sub, LLC, a wholly owned subsidiary of Parent (“Merger Sub LLC”), Dolphin MergeCo, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), Envigo RMS Holding Corp. (the “Company”), and the Securityholder Representative named therein, pursuant to which, among other things, (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and as a wholly owned subsidiary of Parent (the “First Merger”), and (ii) immediately following the First Merger, the Company will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity and as a wholly owned subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Mergers”). In the First Merger, each outstanding share of the Class A and Class B common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than any shares of Company Common Stock held in the treasury of the Company or owned by the Company or any of its direct or indirect subsidiaries, all of which shares will be cancelled, or as to which dissenters rights have been properly exercised) will be converted into the right to receive aggregate consideration (the “Consideration”) consisting of a combination of $200 million in cash and 9,365,173 common shares, no par value, of Parent (the “Parent Common Shares”). The Consideration is subject to adjustments as set forth in the Agreement, as to which we express no opinion. The terms and conditions of the Mergers are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Consideration to be paid by Parent in the First Merger pursuant to the Agreement is fair, from a financial point of view, to Parent.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated September 21, 2021 of the Agreement;

(ii)	reviewed certain information furnished to us by the management of the Company relating to the business, operations and prospects of the Company;

(iii)	reviewed certain information furnished to us by the management of Parent relating to (a) the business, operations and prospects of the Company, including financial forecasts and estimates prepared by and approved for our use by the management of Parent (the “Parent Company Forecasts”), and (b) the business, operations and prospects of Parent, including financial forecasts and estimates prepared by and approved for our use by the management of Parent (the “Parent Forecasts” and, together with the Parent Company Forecasts, the “Forecasts”);

(iv)	held discussions with members of the senior management of the Company concerning the matters described in clause (ii) above, and held discussions with members of the senior management of Parent concerning the matters described in clauses (ii) through (iii) above;

(v)	reviewed certain financial information of the Company and compared it to the financial information and valuation multiples of certain publicly traded companies that we deemed relevant;

(vi)	reviewed the share trading price history and valuation multiples for the Parent Common Shares and compared them with those of certain publicly traded companies that we deemed relevant;

(vii)	compared the proposed financial terms of the Mergers with the financial terms of certain other transactions that we deemed relevant;

(viii)	considered the potential pro forma impact of the Mergers; and

(ix)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or Parent or that was publicly available to us (including, without limitation, the information described above) or that was otherwise reviewed by us. We have relied on assurances of the management and other representatives of Parent that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of the Company, Parent or any other entity, and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of the Company, Parent or any other entity under any laws relating to bankruptcy, insolvency or similar matters.

With respect to the Forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future financial performance of the Company and Parent, as applicable, and the other matters covered thereby. We express no opinion as to the Forecasts or the assumptions on which they are based.

We have relied upon the assessments of the management of Parent as to, among other things, the Company’s existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, service providers and other commercial relationships. We have assumed that there will not be any developments with respect to any such matters that would be material in any respect to our analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, Parent or the Mergers and we have assumed the correctness of all legal, regulatory, accounting and tax advice given to Parent and/or the Board of Directors of Parent (the “Board”), including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company, Parent or the Mergers and legal, regulatory, accounting and tax consequences to Parent of the terms of, and transactions contemplated by, the Agreement and related documents. You have advised us that the parties intend that the Mergers, taken together, will qualify as a tax-free reorganization for federal income tax purposes. We have assumed that the Mergers will be consummated in accordance with their terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Mergers or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Mergers or that otherwise would be material in any respect to our analyses or opinion.

Our opinion does not address the relative merits of the transactions contemplated by the Agreement as compared to any alternative transaction or opportunity that might be available to Parent, nor does it address the underlying business decision by Parent to engage in the Mergers or the terms of the Agreement (including, without limitation, any adjustments to the Consideration under the Agreement) or the documents referred to therein, including the form or structure of the Mergers or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Mergers or otherwise. Our opinion does not constitute a recommendation as to how any holder of Parent Common Shares should vote on the Mergers or any matter related thereto. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by Parent in the First Merger pursuant to the Agreement (to the extent expressly specified herein). We have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Parent or any other party. We express no view or opinion as to the price at which shares of Parent Common Shares may trade or otherwise be transferable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the officers, directors or employees of any party, or any class of such persons, in connection with the Mergers relative to the Consideration or otherwise. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Consideration from a financial point of view. Our opinion does not constitute a recommendation as to how the Board should vote or act with respect to the Mergers or any other matter.

We have been engaged to act as financial advisor to Parent in connection with the Mergers and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Mergers. We and certain of our affiliates also are participating in the financing for the Mergers, for which services we and our affiliates will receive significant compensation, including acting as (i) sole lead arranger, sole bookrunner and administrative agent in connection with certain term loan and revolving credit facilities of Parent, and (ii) sole manager in connection with the offering of senior unsecured notes of Parent. In addition, Parent has agreed to reimburse us for expenses incurred in connection with our engagement and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

We and our affiliates have, in the past, provided financial advisory services to an affiliate of the Company and have received fees for the rendering of such services. We maintain a market in the securities of Parent. In addition, in the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Parent, the Company and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we and our affiliates may in the future provide such services to Parent, the Company and/or their respective affiliates, for which services we and our affiliates would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with Parent, our opinion may not be used or referred to by Parent, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Parent in the First Merger pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

JEFFERIES LLC

ANNEX C

AMENDED AND RESTATED

INOTIV, INC.

2018 EQUITY INCENTIVE PLAN

(Approved by the Board of Directors as of January 24, 2018 as amended to reflect the proposed amendment)

RECITALS

WHEREAS, on January 21, 200.08, the Board of Directors of the Company adopted the Inotiv, Inc. 200.08 Stock Option Plan (the “Original Plan”), which Original Plan was approved by the Company’s shareholders at a meeting held on March 20, 200.08; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to increase the total number of Common Shares of the Company that can potentially be issued under the Plan, to provide for additional types of equity awards that may be awarded to participants under the Plan, and to make certain other amendments; and

WHEREAS, the Board of Directors of the Company has, subject to shareholder approval, approved the amendment and restatement of the Plan in the form that follows (the “Plan”) to amend, restate, supersede and replace the Original Plan (when approved by the shareholders of the Company), for purposes of increasing the total number of Common Shares of the Company that can potentially be issued under the Plan, providing for additional types of equity awards that may be awarded to participants under the Plan, and making certain other amendments thereto.

SECTION 1.          Purpose and Types of Awards

1.1           The purposes of the Plan are to enable the Company to attract, retain and reward its employees, officers and directors, and strengthen the mutuality of interests between such persons and the Company’s shareholders by offering such persons an equity interest in the Company and thereby enabling them to participate in the long-term success and growth of the Company.

1.2           Awards under the Plan may be in the form of (a) Stock Options; (b) Stock Appreciation Rights; (c) Restricted Stock; and/or (d) Restricted Stock Units. Awards may be free-standing or granted in tandem. If two awards are granted in tandem, the award holder may exercise (or otherwise receive the benefit of) one award only to the extent he or she relinquishes the tandem award.

1.3           Notwithstanding any provisions herein to the contrary, awards made under the Original Plan remain subject to the terms and conditions of the Original Plan except as otherwise specifically provided herein.

SECTION 2.          Definitions and Rules of Construction

2.1           When capitalized in this Plan, the following terms shall have the meanings specified below (or as elsewhere defined), unless the context otherwise requires:

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall have the meaning set forth in an employment or consulting agreement between a Participant and the applicable Employer, or, if no such agreement exists, or if such agreement does not define “Cause,” “Cause” shall mean (i) the refusal or neglect of the Participant to perform substantially his or her Services, (ii) the Participant’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) the Participant’s indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of the provision of Services which in no way adversely affects the Company and its Subsidiaries or their reputation or the ability of the Participant to perform Services or to represent the Company or any Subsidiary of the Company in the performance of such Services), (iv) the Participant’s failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its Subsidiaries or (v) the Participant’s material breach of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary.

“Change in Control” shall mean the occurrence of any one of the following events:

(a)  any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities);

(b)  the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities; or

(c)  the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of the shareholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding any other provision of this Section to the contrary, to the extent an award is subject to Section 409A of the Code, an occurrence shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company or another allowable acceleration event under Section 409A of the Code and its interpretive regulations.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the committee of the Board designated by the Board to administer the Plan, or if no committee is designated, and in any case with respect to awards to Non-Employee Directors, the entire Board. The Committee shall be comprised solely of not less than two (2) members, each of whom shall qualify as:

(a)          A “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act, and

(b)          An “outside director” within the meaning of Section 162(m), and

(c)          If the Common Shares are readily tradable on a national securities exchange or other market system, an “independent director” as such term is defined or used by the rules of the exchange or system on which the Company’s Common Shares are listed.

“Common Shares” shall mean the Common Shares of the Company.

“Company” shall mean Inotiv, Inc. and its successors.

“Cutback Amount” shall have the meaning set forth in Section 15.8(a).

“Disability” shall mean that a Participant meets one of the following requirements: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

“Effective Date” shall mean, as to the Original Plan, March 20, 200.08 and, as to the Plan as amended and restated, January 24, 2018 [INSERT NEW DATE].

“Employee” shall mean an employee of the Company or of any Subsidiary of the Company as described in Treasury Regulation Section 1.421-1(h).

“Employer” shall mean the Company or applicable Subsidiary for which the Participant performs Services.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excise Tax” shall have the meaning set forth in Section 15.8(a).

“Fair Market Value” shall mean, with respect to a Common Share as of a particular date, the average of the high and the low sales prices of the Common Shares on the trading day immediately before such date, as reported by the principal exchange or market over which the Common Shares are then listed or regularly traded. If the Common Shares are not readily tradable on a national securities exchange or other market system any other value as otherwise determined in good faith by the Board through the reasonable application of a reasonable valuation method within the meaning of Section 409A.

“Full Value Award” shall mean any award under the Plan other than a Stock Option or Stock Appreciation Right.

“Incentive Option” shall mean a Stock Option granted under the Plan that both is designated as an Incentive Option and qualifies as an incentive stock option within the meaning of Section 422 of the Code.

“Non-Employee Director” shall mean a director of the Company who is not employed as an Employee by the Company or any of its Subsidiaries.

“Non-Qualified Option” shall mean a Stock Option granted under the Plan that either is designated as a Non-Qualified Option or does not qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Optionee” shall mean any person who has been granted a Stock Option under the Plan or who is otherwise entitled to exercise a Stock Option.

“Option Period” shall mean, with respect to any portion of a Stock Option, the period after such portion has become exercisable and before it has expired or terminated.

“Participant” shall mean any individual selected by the Committee to be granted an Award under the Plan.

“Payment” shall have the meaning set forth in Section 15.8(a).

“Plan” shall have the meaning set forth in the recitals.

“Relationship” shall mean the status of employee, officer or director of the Company or any Subsidiary of the Company.

“Restricted Stock” shall mean an award described in Section 8.

“Restricted Stock Units” or “RSUs” shall mean an award described in Section 9.

“Retirement” shall mean a Participant’s voluntary Separation from Service without Cause on or after the attainment of age sixty (60) and with the consent of the Committee.

“Rule 16b-3” shall mean Rule 16b-3 under the Exchange Act and any future rule or regulation amending, supplementing, or superseding such rule.

“Section 409A” shall mean Section 409A of the Code and all regulatory and interpretative guidance issued thereunder, as amended from time to time, and any successor provisions or regulations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Services” shall mean the provision of personal services to an Employer, including, without limitation, in the capacity of a consultant, an Employee or a Nonemployee Director.

“Separation from Service” or “Separates from Service” shall mean a Participant’s Retirement, or other termination of employment or Relationship with the Employer; provided, however, that to the extent an award is subject to Section 409A of the Code, an event shall not constitute a Separation from Service unless it also constitutes a “separation from service” within the meaning of Section 409A.

“Stock Appreciation Right” shall mean an award described in Section 7.

“Stock Option” shall mean a right to purchase Common Shares granted pursuant to the Plan, including Incentive Options and Non-Qualified Options.

“Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, more than 50% of the ownership interests; provided, however, that for purposes of granting Incentive Options, the term “Subsidiary” shall mean any company (other than the Company) that is a “subsidiary corporation” within the meaning of Section 424 of the Code.

“Vesting Period” shall have the meaning set forth in Section 9(a).

“Unvested” means an award (or portion of an award) that has not yet vested.

2.2           The following rules shall govern in interpreting the Plan:

(a)          The Plan and all awards are intended to be exempt from the provisions of Section 409A of the Code, and the Plan and all awards shall be administered to effect compliance with such intent.

(b)          Any reference herein to a provision of law, regulation or rule shall be deemed to include a reference to the successor of such law, regulation or rule.

(c)          To the extent consistent with the context, any masculine term shall include the feminine, and vice versa, and the singular shall include the plural, and vice versa.

(d)          If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining parts of the Plan, and the Plan shall be interpreted and enforced as if the illegal or invalid provision had never been included herein.

SECTION 3.          Administration

3.1           The Plan shall be administered by the Committee. Notwithstanding anything to the contrary contained herein, only the Board shall have authority to grant awards to Non-Employee Directors and to amend and interpret such awards.

3.2           The Committee shall have the authority and discretion with respect to awards under the Plan to take the following actions, if consistent with Section 15.7 of the Plan and subject to the conditions of Section 3.3 of the Plan: to grant and amend (provided, however, that no amendment shall impair the rights of the award holder without his or her written consent) awards to eligible persons under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; and to make all factual and other determinations necessary or advisable for the administration of the Plan. In particular, and without limiting its authority and powers, the Committee shall have the authority and discretion:

(a)          to select the persons to whom awards will be granted from among those eligible;

(b)          to determine the number of Common Shares to be covered by each award granted hereunder, subject to the limitations contained herein;

(c)          to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on such continued employment, performance objectives and such other factors as the Committee may establish, and to determine whether the terms and conditions of the award have been satisfied;

(d)          to determine the treatment of awards upon an Employee’s Retirement, disability, death, or during a leave of absence;

(e)          to determine, in establishing the terms of the award agreement, that the award holder has no rights with respect to any dividends declared with respect to any shares covered by an award or that amounts equal to the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the award holder currently, or (ii) will be deferred and deemed to be reinvested, or (iii) will otherwise be credited to the award holder;

(f)          to amend the terms of any award, prospectively or retroactively, provided, however, that no amendment shall impair the rights of the award holder without his or her written consent;

(g)          subject to Section 3.3, after considering any accounting impact to the Company, as well as any applicable provisions of Code Sections 409A and 422, to substitute new Stock Options for previously granted Stock Options, or for options granted under other plans or agreements, in each case including previously granted options having higher option prices;

(h)        to adopt one or more sub-plans, consistent with the Plan, containing such provisions as may be necessary or desirable to enable awards under the Plan to comply with the laws of other jurisdictions and/or qualify for preferred tax treatment under such laws; and

(i)         to delegate such ministerial duties as it may deem advisable to one or more of its members or to one or more Employees or agents.

3.3           Notwithstanding anything in this Plan to the contrary, no “underwater” Stock Options or Stock Appreciation Rights shall be (a) directly repriced, (b) exchanged for the grant of a new or different type of award, or (c) repurchased (cashed out), without in any such case first obtaining the approval of the shareholders of the Company to the taking of such action. For purposes of this Plan, a Stock Option or a Stock Appreciation Right is “underwater” at any time when the then current Fair Market Value of a Common Share is less than the per share exercise price or grant price of the Stock Option or Stock Appreciation Right.

3.4           All determinations and interpretations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and award holders. Determinations by the Committee under the Plan relating to the form, amount and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

3.5           The Committee shall act by a majority of its members at a meeting (present in person or by conference telephone) or by written consent.

3.6           Each award granted under the Plan shall be evidenced by an award agreement that shall be signed by the Committee and the Participant; provided, however, that in the event of any conflict between a provision of the Plan and any provision of an award agreement, the provision of the Plan shall prevail.

3.7           No member of the Board or the Committee, nor any officer or Employee of the Company or its Subsidiaries acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or any award hereunder. The Company shall indemnify all members of the Board and the Committee and all such officers and Employees acting on their behalf, to the extent permitted by law, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons’ duties, responsibilities and obligations under the Plan.

SECTION 4.          Shares Subject to Plan

4.1           Subject to adjustment as provided in Section 4.4, the total number of Common Shares which may be issued under the Plan shall be ~~1,900,000~~3,400,000, which includes 500,000 shares authorized under the Original Plan on its Effective Date, an additional 700,000 shares authorized in connection with the amendment and restatement of the Original Plan in the form of the Plan on its Effective Date, ~~and~~ an additional 700,000 shares authorized via the amendment approved by the shareholders at the 2020 Annual Meeting of Shareholders, and an additional 1,500,000 shares authorized via the amendment approved by the shareholders at the Special Meeting of Shareholders held on November 4, 2021. Common Shares awarded under the Plan may consist of authorized but unissued shares or shares that have been issued and reacquired by the Company. Subject to adjustment as provided in Section 4.4, after the Effective Date of the Plan the total number of shares which may be issued as Incentive Options shall be ~~600,000~~3,400,000 and the maximum aggregate number of shares that may be issued as Restricted Stock or pursuant to Restricted Share Units is ~~400,000~~3,400,000.

4.2           For the purposes hereof, the following Common Shares covered by previously-granted awards shall be deemed not to have been issued under the Plan and will remain available for awards under the Plan: (a) Shares covered by prior awards under the Plan that again became available for issuance pursuant to the provisions of the Plan before the shareholders’ approval of this amendment and restatement of the Plan; (b) Common Shares covered by the unexercised portion of any Stock Option, Stock Appreciation Right or other award that terminates, expires, is canceled or is settled in cash; (c) Common Shares forfeited or repurchased under the Plan; and (d) Common Shares covered by awards that are forfeited, canceled, terminated or settled in cash. The following Common Shares may not again be made available for issuance as awards under the Plan: (i) Common Shares not issued or delivered as a result of the net settlement of an outstanding Stock Option, Stock Appreciation Right or other award; (ii) Common Shares used to pay the exercise price or withholding taxes related to an outstanding Stock Option, Stock Appreciation Right or other award; or (iii) Common Shares repurchased on the open market with the proceeds of the Stock Option exercise price. In addition, if Stock Appreciation Rights are settled in Common Shares upon exercise, the aggregate number of shares subject to the award (rather than the number of shares actually issued upon exercise) shall be counted and may not again be made available for issuance as awards under the Plan.

4.3           No Employee shall be granted Stock Options and/or Stock Appreciation Rights with respect to more than 100,000 Common Shares in any fiscal year, and no Employee shall be granted Restricted Stock and/or Restricted Stock Units with respect to more than 50,000 Common Shares in any fiscal year, subject to adjustment as provided in Section 4.4. No Non-Employee Director shall be granted Stock Options and/or Stock Appreciation Rights with respect to more than 25,000 Common Shares in any fiscal year, and no Non-Employee Director shall be granted Restricted Stock and/or Restricted Stock Units with respect to more than 12,500 Common Shares in any fiscal year, subject to adjustment as provided in Section 4.4.

4.4           In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, extraordinary cash dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Common Shares such that an adjustment is determined by the Board in its discretion to be appropriate, after considering any accounting impact to the Company, in order to prevent dilution or enlargement of benefits under the Plan, then the Board shall, in such a manner as it may in its discretion deem equitable, adjust any or all of (a) the aggregate number and kind of shares reserved for issuance under the Plan, and (b) the number and kind of shares as to which awards may be granted to any individual in any fiscal year. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, extraordinary cash dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Common Shares subject to an outstanding award, the number and kind of Common Shares or other securities which are subject to this Plan or subject to any awards theretofore granted, and the exercise prices, shall be appropriately and equitably adjusted by the Board so as to maintain the proportionate number of shares or other securities without changing the aggregate exercise price, if any.

Unless otherwise determined by the Committee at the time of grant or by amendment (with the award holder’s consent) of such grant or as otherwise provided under the terms of any applicable change in control agreement between the Company and an award recipient under the Plan, upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation), or upon a sale of substantially all the assets of the Company, the Board may, after considering any accounting impact to the Company, take such action as it in its discretion deems appropriate to (i) cash out outstanding vested Stock Options and/or other awards at or immediately prior to the date of such event that will not otherwise be assumed or substituted, (ii) provide for the assumption or substitution of outstanding Stock Options or other awards by surviving, successor or transferee entities, (iii) provide that in lieu of Common Shares of the Company, the award recipient shall be entitled to receive the consideration he would have received in such transaction in exchange for such Common Shares (or the Fair Market Value thereof in cash), and/or (iv) provide that Stock Options shall be exercisable for a period of at least ten business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised Stock Options shall terminate.

The Board shall exercise its discretion under this Section 4.4 only to the extent consistent with Section 15.7 of the Plan. The Board’s determination as to which adjustments shall be made under this Section 4.4 and the extent thereof shall be final, binding and conclusive.

4.5           No fractional shares shall be issued or delivered under the Plan. The Committee shall determine whether the value of fractional shares shall be paid in cash or other property, or whether such fractional shares and any rights thereto shall be cancelled without payment.

SECTION 5.          Eligibility

5.1           The persons who are eligible for awards under Sections 6, 7, 8 and 9 of the Plan are Employees, officers, consultants and Non-Employee Directors of the Company or of any Subsidiary of the Company. In addition, awards under such Sections may be granted to prospective Employees, officers or directors, but such awards shall not become effective until the recipient’s commencement of employment or service with the Company or a Subsidiary. Incentive Options may be granted only to Employees and prospective Employees, but Incentive Options granted to prospective Employees shall not become effective until the recipient’s commencement of employment or service with the Company or a Subsidiary. Award recipients under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

5.2           Subject to the limitations in Section 4.3, Non-Employee Directors shall be granted awards under Section 12 in addition to any awards which may be granted to them under other Sections of the Plan.

SECTION 6.          Stock Options

6.1           The Stock Options awarded to eligible persons under the Plan may be of two types: (a) Incentive Options, and (b) Non-Qualified Options. To the extent that any Stock Option granted to an Employee does not qualify as an Incentive Option, it shall constitute a Non-Qualified Option. All Stock Options awarded to persons who are not Employees shall be Non-Qualified Options.

6.2           Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine.

(a)          Option Price. The option price per Common Share purchasable under a Stock Option shall be determined by the Committee and may not be less than the Fair Market Value of the Common Shares on the date of the award of the Stock Option (or, with respect to awards to prospective Employees, on the first date of employment).

(b)          Option Term. Unless otherwise provided by the Committee in the applicable award agreement, the term of each Stock Option shall be fixed by the Committee and shall not exceed ten years.

(c)          Exercisability. Stock Options shall be exercisable and shall vest at such time or times and subject to such terms and conditions as shall be determined by the Committee. Unless otherwise provided by the Committee in the applicable award agreement, Stock Options shall vest (and become exercisable), subject to certain terms and conditions set forth in the award agreement.

(d)          Method of Exercise. Stock Options may be exercised in whole or in part at any time during the Option Period by giving the Company notice of exercise in the form approved by the Committee (which may be written or electronic) specifying the number of whole shares to be purchased, accompanied by payment of the aggregate option price for such shares. Payment of the option price shall be made in such manner as the Committee may provide in the award, which may include (i) cash (including cash equivalents), (ii) delivery of Common Shares already owned by the Optionee, (iii) broker-assisted “cashless exercise” in which the Optionee delivers a notice of exercise together with irrevocable instructions to a broker acceptable to the Company to sell Common Shares (or a sufficient portion of such shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the total option price and any withholding tax obligation resulting from such exercise, (iv) subject to the approval of the Committee, any other manner permitted by law, or (v) any combination of the foregoing.

(e)          No Shareholder Rights. An Optionee shall have no rights to dividends or other rights of a shareholder with respect to Common Shares subject to a Stock Option until the Optionee has duly exercised the Stock Option and a certificate for such shares has been duly issued (or the Optionee has otherwise been duly recorded as the owner of the shares on the books of the Company).

(f)          Termination of Employment or Relationship. Following the termination of an Optionee’s employment or other Relationship with the Company or its Subsidiaries, the Stock Option shall be exercisable to the extent determined by the Committee. The Committee may provide different post-termination exercise provisions which may vary based on the nature of and reason for the termination. The Committee shall have absolute discretion to determine the date and circumstances of any termination of employment or other Relationship.

(g)          Non-transferability. Unless otherwise provided by the Committee in the applicable award agreement, (i) Stock Options shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and (ii) during the Optionee’s lifetime, all Stock Options shall be exercisable only by such Optionee.

(h)          Surrender Rights. Subject to Section 3.3, the Committee may, after considering any accounting impact to the Company, provide that Stock Options may be surrendered for cash upon any terms and conditions set by the Committee.

6.3           Notwithstanding the provisions of Section 6.2, Incentive Options shall be subject to the following additional restrictions:

(a)          Option Term. No Incentive Option shall be exercisable more than ten years after the date such Incentive Option is awarded.

(b)          Additional Limitations for 10% Shareholders. No Incentive Option granted to an Employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall (i) have an option price which is less than 110% of the Fair Market Value of the Common Shares on the date of award of the Incentive Option, or (ii) be exercisable more than five years after the date such Incentive Option is awarded.

(c)          Exercisability. The aggregate Fair Market Value (determined as of the time the Incentive Option is granted) of the shares with respect to which Incentive Options (granted under the Plan and any other plans of the Company, its parent corporation or subsidiary corporations, as defined in Section 424 of the Code) are exercisable for the first time by an Optionee in any calendar year shall not exceed $100,000. Any Stock Options in excess of such $100,000 limitation shall be treated as Non-Qualified Options.

(d)          Notice of Disqualifying Disposition. An Optionee’s right to exercise an Incentive Option shall be subject to the Optionee’s agreement to notify the Company of any “disqualifying disposition” (for purposes of Section 422 of the Code) of the shares acquired upon such exercise.

(e)          Non-transferability. Incentive Options shall not be transferable by the Optionee, other than by will or by the laws of descent and distribution. During the Optionee’s lifetime, all Incentive Options shall be exercisable only by such Optionee.

(f)          Last Grant Date. No Incentive Option shall be granted more than ten years after the earlier of the date of adoption or re-adoption of the Plan, as applicable, by the Board or approval of the Plan by the Company’s shareholders.

The Committee may, with the consent of the Optionee, amend an Incentive Option in a manner that would cause loss of Incentive Option status, provided the Stock Option as so amended satisfies the requirements of Section 6.2.

6.4           Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Stock Options in substitution for any options or other stock awards or stock-based awards granted by such entity or an affiliate thereof. Such substitute Stock Options may be granted on such terms, consistent with Section 15.7, as the Committee deems appropriate in the circumstances, notwithstanding any limitations on Stock Options contained in other provisions of this Section 6. If such substitute Stock Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a) and the requirements of Code Section 409A, may determine that such substitute Stock Options shall have an exercise price less than one hundred (100%) of the Fair Market Value of the Common Shares to which the Stock Options relate determined as of the dates of grant.

SECTION 7.          Stock Appreciation Rights

A Stock Appreciation Right shall entitle the holder thereof to receive, for each share as to which the award is granted, payment of an amount, in cash, Common Shares, or a combination thereof, as determined by the Committee, equal in value to the excess of the Fair Market Value of a share of Common Shares on the date of exercise over the Fair Market Value of a Common Share on the day such Stock Appreciation Right was granted. Any such award shall be in such form and shall have such terms and conditions as the Committee may determine. Unless otherwise provided by the Committee in the applicable award agreement, the term of each Stock Appreciation Right shall not exceed ten years. The applicable award agreement shall specify the number of Common Shares as to which the Stock Appreciation Right is granted, the Fair Market Value of the Common Shares on the day such Stock Appreciation Right was granted, the date or dates on which, or the conditions upon the satisfaction of which, the Stock Appreciation Right shall become exercisable, and such other terms and conditions as are determined by the Committee.

SECTION 8.          Restricted Stock

Subject to the following provisions, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

(a)          The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest. The grant and/or the vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company and/or its Subsidiaries, upon the attainment of specified performance objectives, or upon such other criteria as the Committee may determine.

(b)          Stock certificates or book entry shares representing the Restricted Stock awarded under the Plan shall be registered in the award holder’s name, but the Committee may direct that any such certificates, if applicable, be held by the Company on behalf of the award holder. Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the award holder until such share has vested in accordance with the terms of the Restricted Stock award. At the time Restricted Stock vests, such vested shares shall be delivered (via stock certificate or book entry) to the award holder (or his or her designated beneficiary in the event of death), free of such restriction.

(c)          The Committee may provide that the award holder shall have the right to vote and/or receive dividends on Restricted Stock. Unless the Committee provides otherwise, Common Shares received as a dividend on, or in connection with a stock split of, Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

(d)          Except as may be provided by the Committee, in the event of an award holder’s termination of employment or other Relationship before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited.

(e)          The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the award holder’s Restricted Stock. The Committee may not accelerate the payment of any RSU awards unless such acceleration is consistent with Section 15.7.

SECTION 9.          Restricted Stock Units (RSUs)

Subject to the following provisions, all awards of Restricted Stock Units shall be in such form and shall have such terms and conditions as the Committee may determine:

(a)          The Restricted Stock Unit award shall specify the number of Common Shares to be awarded and the duration of the period (the “Vesting Period”) during which, and the conditions under which, receipt of the underlying Common Shares will be deferred. The Committee may condition the grant or vesting of RSUs, or receipt of Common Shares or cash at the end of the Vesting Period, upon the completion of a specified period of service with the Company and/or its Subsidiaries, upon the attainment of specified performance objectives, or upon such other criteria as the Committee may determine.

(b)          Except as may be provided by the Committee, RSU awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Vesting Period.

(c)          At the expiration of the Vesting Period, as soon as administratively practical and in no event later than two and one-half months following the end of the Vesting Period, the award holder (or his or her designated beneficiary, if applicable) shall receive (i) certificates for the appropriate number of Common Shares designated by the RSU award, (ii) cash equal to the Fair Market Value of such Common Shares, or (iii) a combination of shares and cash, as the Committee may determine.

(d)          Except as may be provided by the Committee, in the event of an award holder’s termination of employment or other Relationship before the RSU award has vested, such award shall be forfeited.

(e)          The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Common Shares or cash under a Restricted Stock Unit award. The Committee may not accelerate the payment of any RSU awards unless such acceleration is consistent with Section 15.7.

SECTION 10.       Separation from Service

Unless otherwise specifically provided by the Committee in the award agreement or any amendment thereto, awards will terminate as provided in this Section.

(a)          All Unvested portions of awards held by the Participant on the date of the Participant’s death or Separation from Service, as the case may be, shall immediately be forfeited by such Participant as of such date; all vested portions of awards (other than vested portions of Stock Options) held by the Participant on the date of the Participant’s death or Separation from Service, as the case may be, shall be paid in accordance with the payout schedule applicable to vested awards; and all vested portions of Stock Options held by the Participant on the date of the Participant’s death or Separation from Service (for reasons other than Cause), as the case may be, shall remain exercisable for thirty (30) days following such Separation from Service (but not beyond the expiration of the term of the Stock Option) except as otherwise provided in accordance with the following provisions:

(b)          If the Participant’s Separation from Service (for reasons other than Cause) occurs by reason of Retirement or Disability, the Participant may exercise all outstanding Options with respect to Shares for which it could have been exercised on the effective date of the Participant’s Retirement within the period of three (3) months immediately succeeding the Participant’s Retirement (but not beyond the expiration of the term of the Stock Option), or if by reason of Disability, within twelve (12) months after such Disability (but not beyond the expiration of the term of the Stock Option).

(c)          In the event the Participant’s Separation from Service is due to death, the Participant’s beneficiary or estate, if no beneficiary, may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of his death, but only until the date which is twelve (12) months from the date of the Participant’s death (but not beyond the expiration of the term of the Stock Option);

(d)          Unless otherwise provided pursuant to any written agreement between an Employer and a Participant, if a Participant’s incurs a Separation from Service for Cause, all awards held by a Participant on the date of such Separation from Service for Cause, whether vested or Unvested, shall immediately be forfeited by such Participant as of such date.

SECTION 11.         Election to Defer

To the extent permitted by Section 409A of the Code, the Committee may permit an award recipient to elect to defer payment of an award other than a Stock Option for a specified period or until a specified event, upon such terms as are determined by the Committee. An award holder may elect to defer the distribution date of a Restricted Stock Unit award, or, if applicable, a Restricted Stock award, provided that such election is made and delivered to the Company in compliance with Section 409A of the Code, when applicable.

SECTION 12.         Non-Employee Director Awards

Subject to the limitations in Section 4.3, the Board shall have the discretion to determine the number and types of awards to be granted to Non-Employee Directors and the terms of such awards, including but not limited to exercisability, vesting, and the effect of such Non-Employee Director’s Separation from service.

SECTION 13.         Tax Withholding

13.1         Each award holder who is an Employee shall, no later than the date as of which an amount with respect to an award first becomes includible in such person’s gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements. The Company (and, where applicable, its Subsidiaries), shall, to the extent permitted by law, have the right to deduct the minimum amount of any required tax withholdings from any such taxes from any payment of any kind otherwise due to the award holder.

13.2         To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an Employee may elect to have the minimum amount of any required tax withholdings with respect to any awards hereunder, satisfied by (a) having the Company withhold Common Shares otherwise deliverable to such person with respect to the award; (b) delivering to the Company unrestricted Common Shares already owned by the Employee; (c) broker-assisted “cashless exercise;” (d) any other manner permitted by law; or (e) any combination of the foregoing Alternatively, the Committee may require that a portion of the Common Shares otherwise deliverable be applied to satisfy the withholding tax obligations with respect to the award.

SECTION 14.         Change in Control

In the event of a Change in Control, unless otherwise determined by the Committee at the time of grant or by amendment (with the award holder’s consent) of such grant or as otherwise provided under the terms of any applicable agreement between the Company and an award recipient under the Plan or as otherwise determined by the Board pursuant to Section 4.4:

(a)          with respect to any outstanding Full Value Awards under the Plan, restrictions and vesting conditions applicable to the Full Value Award that are based upon one or more performance factors shall lapse with respect to a pro-rata portion (based on the number of days from the beginning of the applicable performance period to and including the date of the Change in Control) of the number of shares subject to such Full Value Award that would have been earned by the award holder (i) with respect to market-based goals, determined as the greater of the target goal or the transaction price with respect to the Common Shares on the effective date of the Change in Control, and (ii) with respect to performance-based goals, determined as the greater of the target goal or as determined by actual performance in accordance with the underlying plan formula as of the date of the Change in Control; and

(b)          the Committee may, in its sole discretion, accelerate the payment date of all vested Restricted Stock Unit awards.

SECTION 15.         General Provisions

15.1         Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the Common Shares subject or related thereto upon any securities exchange or market or under any state or federal law, or (b) the consent or approval of any government regulatory body, or (c) an agreement by the recipient of an award with respect to the disposition of Common Shares, is necessary or desirable in order to satisfy any legal requirements, or (d) the issuance, sale or delivery of any Common Shares is or may in the circumstances be unlawful under the laws or regulations of any applicable jurisdiction, the right to exercise such Stock Option shall be suspended, such award shall not be granted and such shares will not be issued, sold or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee, and the Committee determines that the issuance, sale or delivery of the shares is lawful. The application of this Section shall not extend the term of any Stock Option or other award. The Company shall have no obligation to effect any registration or qualification of the Common Shares under federal or state laws or to compensate the award holder for any loss caused by the implementation of this Section 15.1.

15.2         The Committee may provide, at the time of grant or by amendment with the award holder’s consent, that an award and/or Common Shares acquired under the Plan shall be forfeited, including after exercise or vesting, if within a specified period of time the award holder engages in any of the following disqualifying conduct: (a) the award holder’s performance of service for a competitor of the Company and/or its Subsidiaries, including service as an employee, director or consultant, or the establishing by the award holder of a business which competes with the Company and/or its Subsidiaries; (b) the award holder’s solicitation of employees or customers of the Company and/or its Subsidiaries; (c) the award holder’s improper use or disclosure of confidential information of the Company and/or its Subsidiaries; or (d) material misconduct by the award holder in the performance of such award holder’s duties for the Company and/or its Subsidiaries, as determined by the Committee.

15.3         Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements.

15.4         Nothing in the Plan nor in any award hereunder shall confer upon any award holder any right to continuation of his or her employment by or other Relationship with the Company or its Subsidiaries, or interfere in any way with the rights of any such company to terminate such employment or other Relationship.

15.5         Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or Subsidiary and an award recipient, and no award recipient will, by participation in the Plan, acquire any right in any specific Company property, including any property the Company may set aside in connection with the Plan. To the extent that any award recipient acquires a right to receive payments from the Company or any Subsidiary pursuant to an award, such right shall not be greater than the right of an unsecured general creditor of the Company or its Subsidiaries.

15.6         Except to the extent preempted by United States federal law or as otherwise expressly provided herein, the Plan and all awards under the Plan shall be interpreted in accordance with and governed by the internal laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles or rules.

15.7         The Plan and all awards under the Plan shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance. To the extent that any terms of the Plan or an award would subject an Employee to gross income inclusion, interest or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy or to be exempt from, the Code Section 409A standards. If as of the date an Employee incurs a Separation from Service the Employee is a “key employee,” within the meaning of Code Section 416(i), without regard to paragraph 416(i)(5), and if the Company has stock that is publicly traded on an established securities market or otherwise, any payment of deferred compensation, within the meaning of Code Section 409A, otherwise payable because of employment termination will be suspended until, and will be paid to the Employee on, the first day of the seventh month following the month in which the Employee’s Separation from Service occurs.

15.8         Mitigation of Excise Taxes.

(a)          Except as otherwise provided in any award agreement or in any applicable change in control agreement between the Company and an award recipient under the Plan, if any payment or benefit resulting from an award under the Plan or otherwise, including accelerated vesting of any equity compensation (all such payments and/or benefits hereinafter, “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) provided to the recipient in full, or (y) provided to the recipient to such lesser extent which would result in no portion of such Payment being subject to the excise tax, further reduced by $5,000 (including such further reduction, the “Cutback Amount”), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by the recipient, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or a portion of such Payment may be subject to the excise tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Cutback Amount, reduction shall occur in the following order: (A) cash payments of accelerated awards under the Plan shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of performance-based equity awards shall be cancelled or reduced next and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with Full Value Awards reduced before any performance-based stock option or stock appreciation rights are reduced; and (C) accelerated vesting of time-based equity awards shall be cancelled or reduced last and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with Full Value Awards reduced before any time-based stock option or stock appreciation rights are reduced.

(b)          The Company shall appoint an independent public accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the award recipient within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or recipient).  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the recipient.

SECTION 16.         Compensation Recovery Policy

Notwithstanding any provision in the Plan or in any award agreement to the contrary, awards granted or paid under the Plan will be subject to recovery under any compensation recovery policy of the Company as may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

SECTION 17.         Amendments and Termination

17.1         The Plan shall terminate at the close of business on January 24, 2028. The Board may discontinue the Plan at any time prior to the date referenced in the prior sentence and may amend it from time to time. No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the award holder’s written consent. Amendments may be made without shareholder approval, except as required to satisfy applicable laws or regulations or the requirements of any stock exchange or market on which the Common Shares are listed or traded.

17.2         The Committee may amend the terms of any award prospectively or retroactively; provided, however, that no amendment shall impair the rights of the award holder without his or her written consent.

SECTION 18.         Effective Date of Plan

This Plan, as amended and restated, was approved and adopted by the Board on January 24, 2018, and is to be effective as of such date, contingent upon the approval thereof by the shareholders of the Company within (12) twelve months following the adoption by the Board.

ANNEX D

Envigo RMS Holding Corp. and Subsidiaries

Special Purpose Combined Statements of Direct Revenue and Direct Expenses for the period January 1, 2019 to June 2, 2019, and the year ended December 31, 2018

Envigo RMS Holding Corp. and Subsidiaries

Unaudited Special Purpose Combined Statements of Direct Revenue and Direct Expenses

Period January 1, 2019 to June 2, 2019 (unaudited) and for the year ended December 31, 2018 (unaudited)

(amounts in thousands)

	Period January 1, 2019 to June 2, 2019	Year Ended December 31, 2018
Direct revenue	$66,847	$157,782
Direct expenses:
Cost of sales	(47,393)	(115,198)
Selling, general and administrative expenses	(7,597)	(16,176)
Amortization of intangible assets	(743)	(1,826)
Total direct expenses	(55,733)	(133,200.0)
Direct revenue less direct expenses	$11,114	$24,582

The accompanying notes are an integral part of these special purpose combined financial statements.

NOTES TO SPECIAL PURPOSE COMBINED FINANCIAL STATEMENTS

1. Agreement and Plan of Merger, Description of Business and Basis of Presentation

Agreement and Plan of Merger

On September 21, 2021, Inotiv, Inc. ("Inotiv") entered into a definitive agreement and plan of merger (the “Merger Agreement”) pursuant to which it agreed, subject to certain closing conditions, to acquire Envigo RMS Holding Corp. (“Envigo”) by merger of Envigo with a newly formed, wholly owned subsidiary of ours (the “Envigo Acquisition”).

Under the terms and conditions of the Merger Agreement, the aggregate consideration to be paid to the holders of outstanding equity interests in Envigo in the merger will consist of cash consideration of $200.0 million, and 9,365,173 Inotiv common shares, which shares had an aggregate market value of approximately $285.0.0 million based on the volume weighted average sales price of such shares as traded on the NASDAQ Capital Market calculated for the 20-trading day period ending on September 20, 2021. The mix of cash and stock consideration is subject to adjustment as provided in the Merger Agreement. It is anticipated that, upon completion of the Envigo Acquisition, our current shareholders will own approximately 64% of our outstanding common shares and the former stockholders of Envigo will own, in the aggregate, approximately 36% of our outstanding common shares.

Description of Business

Envigo RMS Holding Corp. (the “Parent”) was formed on April 9, 2019 as a wholly owned subsidiary of Envigo Holdings, Inc. (“Holdings”) for the sole purpose of owning Holdings’ research models and services business (“RMS”) and certain other assets. On June 3, 2019, Holdings executed a group restructuring and spin-off whereby Holdings’ RMS operating subsidiaries were contributed to the Parent and Holdings sold the majority of its contract research services operating segment to Laboratory Corporation of America Holdings’ Covance Drug Development segment (“LabCorp”). Concurrent with this transaction, Envigo RMS LLC, a wholly owned subsidiary of Envigo RMS Holding Corp., acquired Covance Research Products, Inc. (later renamed Envigo Global Services Inc. or “EGSI”). These financial statements present the results of the business that was contributed to Parent and the combined businesses referred to as Envigo.

Envigo is primarily a products business that provides research-quality animals for laboratory tests, as well as standard and custom laboratory animal diets and bedding and other associated services for contract research organizations, biopharmaceutical companies, universities, governments and other research organizations. Envigo provides customers with laboratory animals used in basic research and product development and non-clinical testing of compounds to support the development and approval of new medicines. Envigo enables customers to develop a more flexible product development model and reduce their costs enhance their productivity, and increase speed to market. Envigo is one of the largest commercial providers of RMS products and services globally and has been supplying research models since 1931. With over 130 different strains, Envigo is a global leader in the production and sale of the most widely used rodent research model strains, and are able to offer the broadest range of species in the sector.

Basis of Presentation

The accompanying unaudited Statements of Direct Revenue and Direct Expenses for period January 1, 2019 to June 2, 2019, and for the year ended December 31, 2018 (collectively, the “Special Purpose Combined Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Prior to the June 3, 2019 transactions discussed above, Envigo and its subsidiaries did not exist on a stand-alone basis and no stand-alone financial statements of Envigo were prepared. The subsidiaries underneath Envigo were part of a larger organization which included comingled administrative activities, a complex intracompany and intercompany financing structure of loans that did not transfer to Envigo, and disparate IT systems. These factors made it impractical to prepare full stand-alone or carve out financial statements for Envigo for periods prior to June 3, 2019 in accordance with the Securities and Exchange Commission’s (“SEC”) Regulation S-X. Therefore, Inotiv requested and received on September 17, 2021 a substitution approval from the SEC to provide these Special Purpose Combined Financial Statements for the period January 1, 2019 to June 2, 2019 and the year ended December 31, 2018. These Special Purpose Combined Financial Statements have been prepared to reflect all costs directly associated with producing revenues and excludes costs not directly involved in the revenue producing activity, such as corporate overhead, impairments, restructuring and related costs, interest and income tax. Indirect costs such as administrative activities, including all administrative support functions, financing activities and certain IT activities, are not allocated. In addition, the historical direct revenue and direct expenses of those operations currently classified as discontinued operations are excluded from the direct revenue and direct expenses for all periods presented. Therefore, these Special Purpose Combined Financial Statements are not intended to be a complete presentation of the financial position, results of operations, or cash flows of Envigo in conformity with U.S. GAAP.

The Special Purpose Combined Financial Statements have been derived from the accounting records of Envigo using historical results of operations and only present the direct revenue and direct expenses of Envigo. Envigo tracks revenue and costs at an entity, site and/or cost center basis which allowed the identification of direct revenue and those direct expenses connect to the generation and collection of the direct revenue. This identification methodology was applied consistently for all periods presented. Revenue and cost of sales from transactions with entities Holdings sold to LabCorp on June 3, 2019 are treated as transactions with third-party customers for purposes of these Special Purpose Combined Financial Statements. The Special Purpose Combined Financial Statements are not indicative of future results due to the exclusion of various operating expenses that will be incurred by Inotiv to operate Envigo after the acquisition.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Special Purpose Combined Financial Statements in accordance with U.S. GAAP required management to make estimates and assumptions that may affect the reported amounts of the direct revenue, direct expenses and related disclosures during the periods being presented. Envigo management bases its estimates on historical experience and various other assumptions it believed to be reasonable. Actual results may differ from management's estimates.

Revenue recognition

For the year ended December 31, 2018, Envigo recognized revenue in accordance with ASC 605, Revenue Recognition (“ASC 605”). Under ASC 605, Envigo recognizes revenue in relation to its products, which include research models, research model diets, bedding and biomedical products, when title and risk have been transferred, which usually occurs at the time of delivery to the customer. Product sales are recorded net of discounts to customers. Shipping and handling costs and the sale of containers used to ship products as revenue. Service revenue which represents per diem charges for the boarding of customer-owned animals are recognized as services are provided.

Effective January 1, 2019, Envigo adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method for all contracts not completed as of the date of adoption. Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. There was not a material impact from the adoption of ASC 606. To determine revenue recognition for arrangements that are within the scope of ASC 606, Envigo performs the following five steps in determining arrangements in scope of ASC 606: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligation in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. Envigo only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Cost of sales

Envigo’s cost of sales includes operations directly and indirectly involved in providing animal models, diets and bedding and services to our customers. These costs include:

•	Labor Costs: site employees directly involved in the care and raising of animals, and providing of services. Operational management that oversees the running of individual sites. Internal facility and transportation employees.
•	Direct Materials – costs incurred in the purchase, raising and care of animals and other products.
•	Facility Costs – costs associated with the facilities that house the animals, which we raise and care for, to meet customer research models orders and where we manufacture for other product orders. These costs will include but are not limited to rent, utilities, maintenance, equipment depreciation, equipment rental.

•	Transportation – in-bound freight costs for delivery of purchased animals and other products and items needed for the care and well-being, and out-bound freight costs for delivery to customers and internal transfers between sites.
•	Boarding Costs – off-sight boarding costs for animals held at supplier’s facility awaiting final shipment to Envigo sites or to customers.
•	Other Operational Costs – veterinary care and associated costs, etc.

Selling, general and administrative expenses

Envigo’s selling, general and administrative expenses represent departmental costs connected to the revenue generation and collection process. The departments included in selling, general and administrative expenses include sales, customer service, accounting, cost/inventory accounting, business development, general human resources and certain information technology departments. The costs attributable to theses departments includes employee compensation and benefits, travel and entertainment, professional fees, office related costs, and certain IT related costs.

Depreciation

Envigo’s property, plant and equipment is depreciated on a straight-line basis over the estimated useful life of the asset. Depreciation expense is charged cost of sales and selling, general and administrative expense based on the location of the asset or the department to which the asset is assigned. Depreciation expense related to Envigo amounted to $1.8 million and $4.9 million for the period of January 1, 2019 to June 2, 2019 (unaudited), and for the year ended December 31, 2018 (unaudited), respectively.

Amortization

Envigo’s intangible assets were recorded in connection with various business combinations. Intangible assets were pushed down to the subsidiaries of Envigo. Identifiable intangible assets are amortized over the period of their expected benefit unless they were determined to have an indefinite life. Intangible assets subject to amortization are amortized on a straight-line basis over their estimated useful lives. Amortization expense amounted to $0.7 million and $1.8 million for the period of January 1, 2019 to June 2, 2019 (unaudited), and the year ended December 31, 2018 (unaudited), respectively.

3. Subsequent Events

Subsequent events are defined as those events or transactions that occur after the balance sheet date, but before the financial statements are issued or available to be issued.

On September 21, 2021, Inotiv entered into the Merger Agreement pursuant to which it agreed to acquire by merger of Envigo with a newly formed, wholly owned subsidiary of Inotiv. See Note 1 to these Special Purpose Combined Financial Statements for a more detailed discussion.

Envigo completed an evaluation of the impact of any subsequent events through September 24, 2021, the date at which these Special Purpose Combined Financial Statements were available to be issued.